As filed with the Securities and Exchange Commission on September 27, 2007
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

ORION ETHANOL, INC.
(Name of small business issuer in its charter)

Nevada	2860	87-0348444
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

307 South Main Street
Pratt, Kansas 67124
(620) 672-2814
(Address and telephone number of principal executive offices)

Joshua N. Barker Acting Chief Executive Officer Orion Ethanol, Inc. 307 South Main Street Pratt, Kansas 67124 (620) 672-2814	Louis A. Bevilacqua, Esq. Joseph R. Tiano, Esq. Thelen Reid Brown Raysman & Steiner LLP 701 8th Street, N.W. Washington, D.C. 20001 (202) 508-4000

(Names, addresses and telephone numbers of agents for service)

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement, as determined by market conditions and other factors.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)(3)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock $0.001 par value	9,887,816	$6.55	$64,765,194.80	$1,988.29
Common Stock issuable upon conversion of the 8% Convertible Senior Notes	16,573,326	$6.55	$108,555,285.30	$3,332.65
Common Stock issuable upon the exercise of warrants	6,215,000	$6.55	$40,708,250	$1,249,74
Total	32,676,142	$6.55	$214,028,730.10	$6,570.68

(1)     In accordance with Rule 416(a), the Registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.
(2)     Estimated pursuant to Rule 457(c) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices reported on the OTC Bulletin Board on September 20, 2007.
(3)     Represents shares of the Registrant’s common stock being registered for resale that have been issued to the selling stockholders named in this registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with |the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

Subject to completion, dated September 27, 2007

32,676,142 Shares of Common Stock

This prospectus relates to 32,676,142 shares of common stock of Orion Ethanol, Inc. that may be sold from time to time by the selling stockholders named in this prospectus, including 16,573,326 shares of common stock that are issuable upon the conversion of our 8% senior convertible notes and 6,215,000 shares of common stock that are issuable upon the exercise of warrants.

We will not receive any proceeds from the sales by the selling stockholders. To the extent that the selling stockholders exercise, for cash, all of the warrants covering the 6,215,000 shares of common stock registered for resale under this prospectus, we would receive approximately $6,215,000 in the aggregate from such exercises. We intend to use such proceeds for working capital, and other general corporate purposes.

Our common stock is quoted on the OTC Bulletin Board maintained by the National Association of Securities Dealers, Inc. under the symbol “OEHL.OB” The closing bid price for our common stock on September 20, 2007 was $6.55 per share, as reported on the OTC Bulletin Board.

Any participating broker-dealers and any selling stockholders who are affiliates of broker-dealers are “underwriters” within the meaning of the Securities Act of 1933, and any commissions or discounts given to any such broker-dealer or affiliate of a broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 7 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is _______, 2007.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1

RISK FACTORS	7

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	20

USE OF PROCEEDS	21

PRICE RANGE OF OUR COMMON STOCK	21

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION	22

CORPORATE STRUCTURE AND HISTORY	31

OUR BUSINESS	33

MANAGEMENT	45

EXECUTIVE COMPENSATION	49

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND CORPORATE GOVERNANCE	51

CHANGE IN ACCOUNTANTS	53

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	53

SELLING STOCKHOLDERS	55

PLAN OF DISTRIBUTION	58

DESCRIPTION OF CAPITAL STOCK	60

SHARES ELIGIBLE FOR FUTURE SALE	61

LEGAL MATTERS	62

EXPERTS	62

WHERE YOU CAN FIND MORE INFORMATION	63

You should only rely on the information contained in this prospectus. We have not, and the selling stockholders have not, authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is accurate only as of the date on the front cover, but the information may have changed since that date.

i

PROSPECTUS SUMMARY

The items in the following summary are described in more detail later in this prospectus. This summary provides an overview of selected information and does not contain all the information you should consider. Therefore, you should also read the more detailed information set out in this prospectus, including the financial statements, the notes thereto and matters set forth under “Risk Factors.”

Overview

We are a development stage company engaged in the business of building bio-refineries to produce ethanol and animal feed products. Ultimately, we expect to generate revenues from sales of ethanol and ethanol co-products. To date, we have not yet generated any revenues from our operations.

Our primary product, ethanol, is a fuel component utilized to enhance gasoline performance and reduce gasoline exhaust emissions. Typically, ethanol is blended with gasoline in a formulation consisting of 10% alcohol and 90% gasoline (known as E10). However, ethanol is increasingly being used in an E85 formulation (85% ethanol and 15% gasoline) for use in Flexible Fuel Vehicles or FFV’s, which are gaining in market acceptance. FFV’s operate on E85 or gasoline or a combination of the two, and are currently offered by automotive manufacturers such as General Motors, Ford and Daimler Chrysler. Ethanol results from the processing of corn into alcohol and is a renewable source of energy that is an eco-friendly alternative to methyl tertiary butyl ether, or MTBE, a petroleum-based additive. We intend to use a continuous dry milling process to produce fuel-grade ethanol as our main product and distillers’ grains and carbon dioxide as co-products.

Our majority owned subsidiary, Gateway Ethanol, is currently constructing a dry-grind ethanol plant near Pratt, Kansas with annual production capacity of 55 million gallons.  Construction of the Pratt facility is scheduled to be completed in the third quarter of 2007, at which point we expect that the Pratt Facility will have the capacity to process more than 18 million bushels of corn and grain sorghum annually. In addition, we have options to purchase an aggregate of approximately 100 acres in Enid, Oklahoma and Shattuck, Oklahoma, where we plan on constructing additional ethanol production facilities.

Once completed and operational, we expect each of our ethanol production facilities to have an initial nameplate design capacity to produce 55 million gallons per year of fuel-grade ethanol which we intend to distribute throughout the United States. We expect these facilities to be complete and in full production before the end of 2009.

Our Industry

In 2006, approximately 140 billion gallons of gasoline were used in the United States according to the U.S. Department of Energy’s Energy Information Administration, or the EIA. Refiners and marketers have historically blended ethanol with gasoline to increase octane and decrease tailpipe emissions. According to the RFA, a national trade association for the U.S. fuel ethanol industry, an estimated 4.9 billion gallons of ethanol were produced in the U.S. in 2006 accounting for approximately 3% of the U.S. gasoline fuel supply. According to the RFA, approximately 6.0 million vehicles out of the approximately 230 million total vehicles on the road in the U.S. in 2006 were FFVs capable of utilizing ethanol and other biofuels. Gasoline blended with up to 10% ethanol is approved for use under the warranties of all domestic major motor vehicle manufactures and all major manufacturers of power equipment, motorcycles, snowmobiles and outboard motors permit the use of ethanol blends in their products.

We believe that the demand for ethanol will grow as a result of the confluence of several favorable economic factors; the voluntary and involuntary replacement of MTBE; a shortage of domestic petroleum refining capacity; geopolitical concerns, including continued instability in the Middle East; and federal mandated renewable fuel usage. These factors, continued growth in the utilization of E85 and the growing public consensus that ethanol is the equivalent of and substitute for gasoline should contribute to the growth of the ethanol industry.

According to the RFA, a significant portion of ethanol production is concentrated in a few producers, but as a whole, production in the ethanol industry remains fragmented. According to the RFA outlook, the top five ethanol producers accounted for approximately 37% of the industry’s total estimated production capacity in 2006, with the remaining production being generated by more than 50 smaller producers and farmer-owned cooperatives, most with production capacity of 50 million gallons or less.

Our Competitive Strengths

Our competitive strengths are as follows:

•
Location. We believe that the location of each of our planned ethanol facilities, which were strategically situated, gives us a competitive advantage because of our access to efficient transportation, proximity to our end users and the availability of nearby raw material supplies, skilled labor and permitting considerations.

•
Strategic Relationships. Our strategic relationships with industry leaders, such WB Johnston Grain Company and Cargill, vertically integrate our business by focusing on the effective design, construction and operation of each facility, grain and co-product origination and marketing, risk management, and low cost production capabilities. This vertically-integrated value chain helps us to control a input and output prices, afford us a more stabilized operating performance than our competitors.

•
Low Cost Production. We believe that a critical element to long-term success in the ethanol industry is to be a low-cost producer. Each of our facilities will be located in areas which were strategically selected to keep our raw material and production costs are low.

•
Risk Management. We believe that we manage our total commodity risk with respect to corn and ethanol very effectively through a deliberate risk management strategy, including the use of futures, options, and cash contracts designed and executed with the intent to stabilize performance and preserve profitability.

•
Experienced Management. Our management team consists of seasoned energy investment and ethanol production professionals with significant knowledge in energy and agricultural related industries. We believe that this level of experience will provide a significant advantage in comparison with small-producing and/or farmer-owned grain processing facilities.

Growth Strategy

We are committed to growing our business by employing the following strategies:

Complete Construction of the Pratt facility by the Third Quarter of 2007. We anticipate the completion of the Pratt facility by the third quarter of 2007 and expect to produce ethanol, distillers grains, and CO2 at the Pratt facility. This facility will have the capacity to produce a minimum of 55 million gallons per year of fuel-grade ethanol. We expect to complete the expansion of our Pratt facility before the end of 2009. We expect this expansion, when completed, to allow the Pratt facility to produce a minimum of 110 million gallons per year of fuel grade ethanol.

•	Build Out Our Other Facilities. We expect that the Enid and Shattuck sites will each produce 110 million gallons per year when completed.

•
Add low-cost production capacity. We intend to capitalize on the growing U.S. demand for ethanol by expanding our production capacity rapidly over the next several years. We plan to would seek to build large-scale facilities, leverage proven facility design, incorporate technology improvements and continue to locate facilities with access to multiple transportation services. When the construction phase is complete, we plan to take advantage of our large production capacity and greater economies of scale to become more energy efficient and increase yield.

•
Explore alternative technologies and renewable fuels. We are studying the costs and feasibility of technologies that may increase the efficiency of our ethanol production facilities and reduce the use of carbon-based fuels. In addition, we are exploring the feasibility of using different and potentially abundant and cost-effective feedstocks, such as cellulosic plant biomass, to supplement corn as the basic raw material used in the production of ethanol.

•
Expand market demand for ethanol. We plan to create additional demand for ethanol by working with refiners and blenders to introduce ethanol into new markets and also plan to work directly with retail fuel stations to introduce E-85 fuel pumps in our region.

•
Use risk mitigation strategies. We seek to mitigate our exposure to commodity price fluctuations by purchasing forward a portion of our corn requirements on a fixed price basis and purchasing corn and natural gas futures contracts.

•
Pursue potential acquisition opportunities. We believe that opportunities for expansion of our business through industry acquisitions may arise as the ethanol industry matures. We will evaluate opportunities to acquire additional ethanol production, storage or distribution facilities and related infrastructure. In addition to operational production facilities, we may also seek to acquire potential facility sites under development and will also evaluate opportunities to acquire other companies in the renewable energy space.

Risk Factors

Our ability to successfully operate our business and achieve our goals and strategies is subject to numerous risks as discussed more fully in the section titled “Risk Factors,” including for example:

•	Dependence on Lurgi, our EPC contractor;

•	Latent conditions may delay or increase costs of construction;

•	Operational disruption of our Pratt facility would cause substantial losses;

•	Dependence on third-party grain handling services; and

•	Fluctuations in the price of oil, gas, corn or other commodities.

Any of the above risks could harm our business, financial position and results of operations. An investment in our common stock involves risks. You should read and consider the information set forth in “Risk Factors” and all other information set forth in this prospectus before investing in our common stock.

Corporate Information

We were incorporated on April 24, 2006, in the State of Nevada and are the holding company for our direct and indirect subsidiaries. We own all of the issued and outstanding membership interests of Orion Ethanol, LLC. Orion Ethanol, LLC owns 62% of Gateway Holdco LLC. Indeck Energy Services, Inc., Noble Americas Corp. and White Pines, LLC hold minority interests in Gateway Holdco of 23.7%, 9.5% and 4.8%, respectively. Gateway Holdco owns 100% of Gateway Ethanol. Orion Ethanol, LLC also owns 100% of Orion Development LLC.

The following chart reflects our organizational structure as of the date of this prospectus.

The address of our executive offices is 307 South Main Street, Pratt, Kansas 67124. Our telephone number is (620) 672-2814 and our fax number is (620) 672 - 3142. Our stock is traded on the OTC Bulletin Board under the symbol “OEHL.OB.” We maintain a website at www.orionethanol.com that contains information about our company, but that information is not part of this prospectus.

Conventions

In this prospectus, unless indicated otherwise, references to

•	“Orion,” “we,” “us,” or “our,” are references to the combined business of Orion Ethanol, Inc. and its subsidiaries.

•	“Orion Ethanol” are to Orion Ethanol, LLC, our wholly-owned subsidiary.

•	“Gateway Holdco” are to Gateway Holdco, LLC, our majority-owned subsidiary.

•	“Gateway Ethanol” are to Gateway Ethanol, LLC, Gateway Holdco’s wholly-owned subsidiary.

•	“Orion Development” are to Orion Development, LLC, our wholly-owned subsidiary.

The terms “Orion,” “we,” “us,” or “our” in each case do not include the selling stockholders.

The Offering

Common stock offered by selling stockholders	32,676,142 shares, including 16,573,326 shares underlying our 8% Convertible Senior Notes and 6,215,000 shares underlying warrants.

Common stock outstanding before the offering	32,660,927 shares (1)

Common stock outstanding after the offering	55,449,253 shares (2)

Use of Proceeds
We will not receive proceeds from the resale of shares by the selling stockholders. To the extent that the selling stockholders exercise, for cash, all of the warrants covering the 6,215,000 shares of common stock registered for resale under this prospectus, we would receive approximately $6,215,000 in the aggregate from such exercises. We intend to use such proceeds for working capital, and other general corporate purposes.

Plan of Distribution
We expect that the selling stockholders will sell the shares primarily through sales into the over-the-counter market made from time to time at prices that they consider appropriate. See "Plan of Distribution."

OTB Bulletin Board Symbol	“OEHL.OB”

(1)
Based on the number of shares outstanding as of the date of this prospectus, not including 16,573,326 shares issuable upon conversion of our 8% Convertible Senior Notes or 6,215,000 shares issuable upon exercise of warrants.

(2)	Assumes the issuance of all shares offered hereby that are issuable upon conversion of our 8% Convertible Senior Notes and issuable upon the exercise of warrants.

Summary Consolidated Financial Information

The following table provides summary consolidated financial statement data as of and for each of the fiscal years in the two -year period ended December 31, 2006 and for the six month period ended June 30, 2006 and 2007. The financial statement data as of and for each of the fiscal years in the two-year period ended December 31, 2006 have been derived from our audited consolidated financial statements. The financial data for the six month periods ended June 30, 2006 and 2007 are unaudited. The data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” our consolidated financial statements and the related notes included in this prospectus and the unaudited financial statements and related notes included in this prospectus.

	Year Ended December 31,		For the six months ended June 30,
	2006	2005	2007	2006

Revenues	$46	$-	$11	$-

Operating expenses	8,461	659	10,182	426

Operating loss	(8415)	(659)	(10,171)	(426)

Income taxes	-	-	-	-

Net loss	$(9,411)	$(659)	$(14,413)	$(262)

BALANCE SHEET DATA

Working capital	$2,482	$124	$(8,976)	$6,703

Current assets	9,594	124	7,034	7,094

Total assets	64,304	5,850	94,377	29,025

Current liabilities	7,112	-	16,010	391

Minority interest	8,142	-	9,447	8,425

Total liabilities	36,730	-	76,966	10,886

Shareholders' equity	$19,432	$5,850	$7,964	$9,714

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this prospectus, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business

Our operations heavily depend on our engineering consultant Lurgi Consulting.

We are dependent upon Lurgi to design, engineer and construct the Pratt facility and expect that we will engage Lurgi to design, engineer and construct our other proposed facilities. If Lurgi fails to satisfy its contractual obligations to us or otherwise fails to perform or does not perform to our specifications, then the commencement of our operations at our Pratt facility or our other proposed facilities could be delayed, which will materially adversely affect our financial condition.

In addition to depending on Lurgi for design, engineering and construction, we will also depend upon Lurgi’s experience and ability to train our management team in operating the facility upon completion. If the Pratt facility or any of our other proposed facilities is not built or does not operate when and as we expect, our business would be adversely affected, we might be required to seek additional capital, we might be required to discontinue development of the Pratt facility or our other proposed facilities and our financial condition would be materially adversely affected.

We may encounter defective material and workmanship or process engineering in connection with the construction of our proposed ethanol facilities, which could delay or otherwise negatively affect our operations and materially adversely affect our financial condition. If there are any defects in material or workmanship, or if the ethanol facilities fail to meet their performance criteria, substantial delay in the commencement of operation of the ethanol facilities may occur, which will negatively impact our cash flow and impair our ability to satisfy the current debt obligations for the Pratt facility.

Latent conditions may delay or increase our construction costs and harm our business.

We may encounter concealed or otherwise unknown conditions at our construction sites that may increase the cost of construction and delay our ability to commence operations as forecasted.

If we or Lurgi encounter concealed, unknown or unexpected conditions at our construction sites and if the conditions affect the cost of construction, then an adjustment in the contract price and performance time may be required. Any material increases in cost and time from what we have forecasted will materially affect our financial condition and may require us to seek additional capital, which may not be available on terms satisfactory to us or at all.

Other factors outside of our control could cause delays in our construction timetable, which will result in delays in our ability to generate revenues as planned and may materially affect our financial condition.

We have developed an ambitious timetable for completion of the financing, regulatory, design and engineering, and construction phases of our ethanol facilities. Our schedule depends upon how quickly we can obtain required debt and equity capital. Our timetable also depends upon how weather and seasonal factors would affect our construction projects generally. While we have no knowledge of any events or circumstances such as permitting delays, construction delays or other events that could hinder our schedule, delays often occur in connection with large-scale construction projects. Changes in interest rates or changes in political administrations at the federal, state or local level that result in policy changes towards ethanol, could also cause construction and operational delays. If it takes longer to complete the financing, obtain necessary permits or build the proposed ethanol facilities than we anticipate, we could be forced to seek additional sources of capital and our ability to sell increased amounts of ethanol products may be delayed, which would harm our business, and make it more difficult to service our debt obligations.

We will be dependent on our one ethanol production facility until our other facilities are operational, and any operational disruption would result in a reduction of our sales volumes and could cause substantial losses.

All of our initial revenues will be derived from the sale of ethanol and the related co-products that we produce at our Pratt facility until our other facilities are operational. Our operations may be subject to significant interruption if the Pratt facility experiences a major accident or is damaged by severe weather or other natural disasters. In addition, our operations may be subject to labor disruptions and unscheduled downtime, or other operational hazards inherent in our industry, such as equipment failures, fires, explosions, abnormal pressures, blowouts, pipeline ruptures, transportation accidents and natural disasters. Some of these operational hazards may cause personal injury or loss of life, severe damage to or destruction of property and equipment or environmental damage, and may result in suspension of operations. Our insurance may not be adequate to fully cover the potential operational hazards described above or that we will be able to renew this insurance on commercially reasonable terms or at all.

If third parties who provide grain handling services to us do not perform as anticipated, our operations will be damaged.

We will depend on third parties for all of our grain handling services for both our feedstock supply and the marketing of our distillers grain products - including grain purchases, grain hedging and grain transportation. Although we have signed agreements for the Pratt facility, we have not yet executed a formal agreement for any of the other proposed ethanol production facilities. If our grain handlers are not able to complete the grain handling services or if they default on their obligations under their agreements with us to provide us grain handling services, we would be materially adversely affected.

Our expansion strategy is a key to our success and we may not be able to implement our expansion strategy as planned or at all.

We have initiated the development of eight state-of-the-art ethanol production facilities, located on four sites throughout Kansas and Oklahoma that will produce ethanol, distillers grains and carbon dioxide (CO2). We obtained air quality permits for our facilities in Enid, Oklahoma and Shattuck, Oklahoma on October 18, 2006.

We will require additional financing to implement our expansion strategy but we may not have access to the funding required for the expansion of our business or such funding may not be available to us on acceptable terms. We may finance the expansion of our business with additional indebtedness or by issuing additional equity securities. We could face financial risks associated with incurring additional indebtedness, such as reducing our liquidity and access to financial markets and increasing the amount of cash flow required to service such indebtedness, or associated with issuing additional stock, such as dilution of ownership and earnings.

We must also obtain numerous regulatory approvals and permits in order to construct and operate additional or expanded facilities. These requirements may not be satisfied in a timely manner or at all. In addition, federal and state governmental requirements may substantially increase our costs, which could have a material adverse effect on our results of operations and financial position. Our expansion plans may also result in other unanticipated adverse consequences, such as the diversion of management’s attention from our existing operations.

Our construction costs may also increase to levels that would make a new facility too expensive to complete or unprofitable to operate. We have not entered into any construction contracts or other arrangements with respect to the construction of our proposed facilities, other than our Pratt facility, that might limit our exposure to higher costs in developing and completing the facilities. Contractors, engineering firms, construction firms and equipment suppliers also receive requests and orders from other ethanol companies and, therefore, we may not be able to secure their services or products on a timely basis or on acceptable financial terms. We may suffer significant delays or cost overruns as a result of a variety of factors, such as shortages of workers or materials, transportations constraints, adverse weather, unforeseen difficulties or labor issues, any of which could prevent us from commencing operations as expected at our facilities.

Accordingly, we may not be able to implement our expansion strategy as planned or at all.

Our business depends on commodity prices, which are subject to significant volatility and uncertainty, so our financial results could fluctuate substantially from period to period.

Our results from operations will be substantially dependent on commodity prices, especially prices for corn, natural gas, ethanol and unleaded gasoline. As a result of the volatility of the prices for these items, our results may fluctuate substantially and we may experience periods of declining prices for our products and increasing costs for our raw materials, which could result in operating losses. Although we may attempt to offset a portion of the effects of fluctuations in prices by entering into forward contracts to supply ethanol or purchase corn, natural gas or other items or by engaging in transactions involving exchange-traded futures contracts, the amount and duration of these hedging and other risk mitigation activities may vary substantially over time and these activities also involve substantial risks.

We have no operating history and our business may not be as successful as we envision.

We currently have no operating ethanol facilities.

As we are not presently in the ethanol production business, unlike our competitors, we are not benefiting from sales of ethanol at the current price levels. Our inability to capture profits based on the current price levels may provide our competitors, who are presently producing ethanol, with greater relative advantages resulting from greater capital resources available to these competitors.

In addition, our prospects must be considered in light of the risks and uncertainties encountered by an early-stage company and in rapidly evolving markets, such as the ethanol market, where supply and demand may change significantly in a short amount of time.

Some of these risks relate to our potential inability to:

•	effectively manage our business and operations;

•	recruit and retain key personnel;

•	successfully maintain our low-cost structure as we expand the scale of our business;

•	manage rapid growth in personnel and operations;

•	develop new products that complement our existing business; and

•	successfully address the other risks described throughout this prospectus.

If we cannot successfully address these risks, our business and our results of operations and financial position would suffer.

Potential future acquisitions could be difficult to find and integrate, divert the attention of key personnel, disrupt our business, dilute shareholder value and adversely affect our financial results.

As part of our business strategy, we may consider acquisitions of building sites, production facilities, storage or distribution facilities and selected infrastructure, however we may not find suitable acquisition opportunities.

Acquisitions involve numerous risks, any of which could harm our business, including:

•
difficulties in integrating the operations, technologies, products, existing contracts, accounting processes and personnel of the target and realizing the anticipated synergies of the combined businesses;

•	difficulties in supporting and transitioning customers, if any, of the target company or assets;

•	diversion of financial and management resources from existing operations;

•
the price we pay or other resources that we devote may exceed the value we realize, or the value we could have realized if we had allocated the purchase price or other resources to another opportunity;

•	risks of entering new markets or areas in which we have limited or no experience or are outside our core competencies;

•	potential loss of key employees, customers and strategic alliances from either our current business or the business of the target;

•	assumption of unanticipated problems or latent liabilities, such as problems with the quality of the products of the target; and

•	inability to generate sufficient revenue to offset acquisition costs.

Acquisitions also frequently result in the recording of goodwill and other intangible assets which are subject to potential impairments in the future that could harm our financial results. In addition, if we finance acquisitions by issuing convertible debt or equity securities, our existing shareholders may be diluted, which could affect the market price of our common stock. As a result, if we fail to properly evaluate acquisitions or investments, we may not achieve the anticipated benefits of any such acquisitions, and we may incur costs in excess of what we anticipate. The failure to successfully evaluate and execute acquisitions or investments or otherwise adequately address these risks could materially harm our business and financial results.

Our operating results may suffer if Cargill or Noble do not perform their obligations under existing arrangements with us.

Cargill is a significant supplier of raw materials to us. If Cargill does not perform under our existing arrangements, we may be forced to buy grain at undesirable or uneconomic rates, or we may not have access to grain at all. Additionally, we may have difficulty selling our distillers grains if Cargill does not perform. These conditions may cause our operating results to suffer.

Our operating results may suffer if Noble does not perform its obligations under the existing marketing agreements we have with Noble. If Noble does not perform under our marketing agreement, we may be forced to sell our ethanol at undesirable or uneconomic rates, or we may not be able to sell our ethanol at all. These conditions would cause our operating results to suffer.

We intend to self-contract construction work in the future, though we have no prior experience with construction contracting and we could make mistakes that increase our cost of construction or result in construction delays and related negative impact on our financial condition .

Following completion of the construction of the Pratt Facility, we intend to self-contract all future construction work for our facilities. As we have never self-contracted construction work in the past, we may be unsuccessful in these endeavors, or such endeavors may prove to be cost-ineffective compared with hiring an outside contractor for its construction work, which may cause our operating results to suffer.

Risks Relating to Our Industry

Our business is highly sensitive to corn prices and we generally cannot pass on increases in corn prices to our customers, so increases in corn prices will negatively affect our profit margins.

The principal raw materials we will use to produce ethanol and co-products, including dry and wet distillers grains, are corn and sorghum. As a result, changes in the price of corn or sorghum can significantly affect our business. In general, rising corn prices produce lower profit margins. Because ethanol competes with non-corn-based fuels, we may not be able to pass along increased corn costs to our customers. At certain levels, corn prices may make ethanol uneconomical to use in fuel markets.

The price of corn is influenced by weather conditions and other factors affecting crop yields, farmer planting decisions and general economic, market and regulatory factors. These factors include government policies and subsidies with respect to agriculture and international trade, and global and local demand and supply. The significance and relative effect of these factors on the price of corn is difficult to predict. Any event that tends to negatively affect the supply of corn, such as adverse weather or crop disease, could increase corn prices and potentially harm our business. In addition, we may also have difficulty, from time to time, in physically sourcing corn on economical terms due to supply shortages. Such a shortage could require us to suspend operations until corn is available at economical terms, which would have a material adverse effect on our business, results of operations and financial position. The price we will have pay for corn at a facility could increase if an additional ethanol production facility is built in the same general vicinity as any of our proposed facilities.

The spread between ethanol and corn prices can vary significantly and we do not expect the spread to remain at recent high levels.

Our gross margin will depend principally on the spread between ethanol and corn prices. During the five-year period from 2002 to 2006, ethanol prices (based on average U.S. ethanol rack prices from Bloomberg, L.P., or Bloomberg) have ranged from a low of $0.94 per gallon to a high of $2.76 per gallon, averaging $1.50 per gallon during this period. During 2006 this spread fluctuated widely and fluctuations are likely to continue to occur. Any reduction in the spread between ethanol and corn prices, whether as a result of an increase in corn prices or a reduction in ethanol prices, would hurt our results of operations and financial position.

The market for natural gas is subject to market conditions that create uncertainty in the price and availability of the natural gas that we will use in our manufacturing process and this uncertainty makes it difficult for us to make accurate financial projections and may result in volatility in our financial results.

We will rely upon third parties for our supply of natural gas, which is consumed in the manufacture of ethanol. The prices for and availability of natural gas are subject to volatile market conditions. These market conditions often are affected by factors beyond our control such as higher prices resulting from colder than average weather conditions and overall economic conditions. Significant disruptions in the supply of natural gas could impair our ability to manufacture ethanol for our customers. Furthermore, increases in natural gas prices or changes in our natural gas costs relative to natural gas costs paid by competitors may adversely affect our results of operations and financial position. The price fluctuations in natural gas prices over the five-year period from December 31, 2001 through December 31, 2006, based on the NYMEX daily futures data, has ranged from a low of $2.04 per MMBTU in 2002 to a high of $14.78 per MMBTU in 2006, averaging $6.47 per MMBTU during this period. At December 31, 2006, the NYMEX price of natural gas was $6.29 per MMBTU.

Fluctuations in the selling price and production cost of gasoline may reduce our profit margins.

Ethanol is marketed both as a fuel additive to reduce vehicle emissions from gasoline and as an octane enhancer to improve the octane rating of gasoline with which it is blended. As a result, ethanol prices are influenced by the supply and demand for gasoline and our results of operations and financial position may be materially adversely affected if gasoline demand or price decreases. In addition, some of our sales contracts will provide for pricing on an indexed basis, so that the price we will receive for products sold under these arrangements will be adjusted as gasoline prices change and any reductions could hurt our operating results.

Our business is subject to seasonal fluctuations that could result in fluctuations in our operating results.

Our operating results will be influenced by seasonal fluctuations in the price of our primary operating inputs, corn and natural gas, and the price of our primary product, ethanol. The spot price of corn tends to rise during the spring planting season in May and June and tends to decrease during the fall harvest in October and November. The price for natural gas, however, tends to move opposite that of corn and tends to be lower in the spring and summer and higher in the fall and winter. In addition, our ethanol prices are substantially correlated with the price of unleaded gasoline especially in connection with our indexed, gas-plus sales contracts. The price of unleaded gasoline tends to rise during each of the summer and winter. It is uncertain how these seasonal fluctuations will affect our results over time.

We engage in hedging transactions and other risk mitigation strategies that could harm our financial results.

In an attempt to partially offset the effects of volatility of ethanol prices and corn and natural gas costs, we will enter into contracts to supply a portion of our ethanol production or purchase a portion of our corn or natural gas requirements on a forward basis and also engage in other hedging transactions involving exchange-traded futures contracts for corn, natural gas and unleaded gasoline from time to time. The price of unleaded gasoline will also affect the price we receive for our ethanol under indexed contracts. The financial statement impact of these activities is dependent upon, among other things, the prices involved and our ability to sell sufficient products to use all of the corn and natural gas for which we have futures contracts. Hedging arrangements also expose us to the risk of financial loss in situations where the other party to the hedging contract defaults on its contract or, in the case of exchange-traded contracts, where there is a change in the expected differential between the underlying price in the hedging agreement and the actual prices paid or received by us. Hedging activities can themselves result in losses when a position is purchased in a declining market or a position is sold in a rising market. A hedge position is often settled in the same time frame as the physical commodity is either purchased (corn and natural gas) or sold (ethanol). Hedging losses may be offset by a decreased cash price for corn and natural gas and an increased cash price for ethanol. We may also vary the amount of hedging or other risk mitigation strategies we may undertake, and we may choose not to engage in hedging transactions at all. As a result, our results of operations and financial position may be adversely affected by increases in the price of corn or natural gas or decreases in the price of ethanol or unleaded gasoline.

Growth in the sale and distribution of ethanol is dependent on the changes to and expansion of related infrastructure which may not occur on a timely basis, if at all, and our operations could be adversely affected by infrastructure disruptions.

Substantial development of infrastructure will be required by persons and entities outside our control for our operations, and the ethanol industry generally, to grow. Areas requiring expansion include, but are not limited to:

•	additional rail capacity;

•	additional storage facilities for ethanol;

•	increases in truck fleets capable of transporting ethanol within localized markets;

•	expansion of refining and blending facilities to handle ethanol; and

•	growth in service stations equipped to handle ethanol fuels.

Substantial investments required for these infrastructure changes and expansions may not be made or they may not be made on a timely basis. Any delay or failure in making the changes to or expansion of infrastructure could hurt the demand or prices for our products, impede our delivery of products, impose additional costs on us or otherwise have a material adverse effect on our results of operations or financial position.

New plants under construction or decreases in the demand for ethanol may result in excess production capacity in our industry, which would negatively affect our results of operations.

According to the RFA, a trade association for the U.S. fuel ethanol industry, domestic ethanol production capacity has increased from 1.9 billion gallons per year or BGY as of January 2001 to an estimated 4.9 BGY at present. The RFA estimates that ethanol plants with approximately 6.0 BGY of additional production capacity are currently under construction, with expected completion in 2009. The ethanol industry in the U.S. now consists of about 110 biorefineries located in about 19 states with an additional 73 plants under construction across the country. Excess capacity in the ethanol industry would have an adverse effect on our results of operations, cash flows and financial position. In a manufacturing industry with excess capacity, producers have an incentive to manufacture additional products for so long as the price exceeds the marginal cost of production (i.e., the cost of producing only the next unit, without regard for interest, overhead or fixed costs). This incentive can result in the reduction of the market price of ethanol to a level that is inadequate to generate sufficient cash flow to cover costs.

Excess capacity may also result from decreases in the demand for ethanol, which could result from a number of factors, including regulatory developments and reduced U.S. gasoline consumption. Reduced gasoline consumption could occur as a result of increased prices for gasoline or crude oil, which could cause businesses and consumers to reduce driving or acquire vehicles with more favorable gasoline mileage. There is some evidence that this has occurred in the recent past as U.S. gasoline prices have increased.

There is significant competition in the ethanol industry and we may not be able to compete effectively.

In the U.S., we compete with other corn processors, ethanol producers and refiners, including Archer Daniels Midland Company, Cargill, Inc., Verasun Energy, Corp., Aventine Renewable Energy, Inc., and Abengoa Bioenergy Corp. According to the RFA, the top ten producers accounted for 46.5% of the ethanol production capacity in the U.S. A number of our competitors are divisions of substantially larger enterprises and have substantially greater financial resources than we do. Smaller competitors also pose a threat. Farmer-owned cooperatives and independent firms consisting of groups of individual farmers and investors have been able to compete successfully in the ethanol industry. These smaller competitors operate smaller facilities which do not affect the local price of corn grown in the proximity to the facility as much as larger facilities like ours do. In addition, many of the farmer-owned cooperatives are often required to commit to selling to the cooperative a certain amount of corn as a requirement of ownership. A significant portion of production capacity in our industry consists of smaller-sized facilities owned by the farmer-owned cooperative. According to the RFA, most new ethanol plants under development across the country are individually owned. In addition, institutional investors and high net worth individuals could heavily invest in ethanol production facilities and oversupply the demand for ethanol, resulting in lower ethanol price levels that might adversely affect our results of operations and financial position.

We also face increasing competition from international suppliers. Although there is a $0.54 per gallon tariff (which is scheduled to expire in 2007) on foreign produced ethanol that is approximately equal to the blenders’ credit, ethanol imports equivalent to up to 7% of total domestic production in any given year from various countries were exempted from this tariff under the Caribbean Basin Initiative to spur economic development in Central America and the Caribbean. Currently, international suppliers produce ethanol primarily from sugar cane and have cost structures that may be substantially lower than ours.

Any increase in domestic or foreign competition could cause us to reduce our prices and take other steps to compete effectively, which could adversely affect our results of operations and financial position.

The U.S. ethanol industry is highly dependent upon a myriad of federal and state legislation and regulation and any changes in legislation or regulation could materially and adversely affect our results of operations and financial position.

Historically, small ethanol producers (30 million gallons or less) were allowed a 10-cents per gallon income tax credit on up to 15 million gallons of production annually. Under the Energy Policy Act of 2005, the size limitation on the production capacity for small ethanol producers increased from 30 million to 60 million gallons. The credit, or the blenders’ credit, can be taken on the first 15 million gallons of production or a maximum credit of $1.5 million per year per producer. The elimination or significant reduction in the blenders’ credit could negatively affect our results of operations and financial position. The cost of production of ethanol is made significantly more competitive with regular gasoline by federal tax incentives. Before January 1, 2005, the federal excise tax incentive program allowed gasoline distributors who blended ethanol with gasoline to receive a federal excise tax rate reduction for each blended gallon they sold. If the fuel was blended with 10% ethanol, the refiner/marketer paid $0.052 per gallon less tax, which equated to an incentive of $0.52 per gallon of ethanol. The $0.52 per gallon incentive for ethanol was reduced to $0.51 per gallon in 2005 and is scheduled to expire (unless extended) in 2010. The blenders’ credits may not be renewed in 2010 or may be renewed on different terms. In addition, the blenders’ credits, as well as other federal and state programs benefiting ethanol (such as tariffs), generally are subject to U.S. government obligations under international trade agreements, including those under the World Trade Organization Agreement on Subsidies and Countervailing Measures, and might be the subject of challenges thereunder, in whole or in part. The elimination or significant reduction in the blenders’ credit or other programs benefiting ethanol may hurt our results of operations and financial position.

Ethanol can be imported into the U.S. duty-free from some countries, which may undermine the ethanol industry in the U.S.

Imported ethanol is generally subject to a $0.54 per gallon tariff that was designed to offset the $0.51 per gallon ethanol incentive available under the federal excise tax incentive program for refineries that blend ethanol into their fuel. A special exemption from the tariff exists for ethanol imported from 24 countries in Central America and the Caribbean Islands, which is limited to a total of 7% of U.S. production per year. Imports from the exempted countries may increase as a result of new plants under development. Since production costs for ethanol in these countries are estimated to be significantly less than what they are in the U.S., the duty-free import of ethanol through the countries exempted from the tariff may negatively affect the demand for domestic ethanol and the price at which we sell our ethanol. Any changes in the tariff or exemption from the tariff could harm our results of operations and financial position. In addition, the North America Free Trade Agreement, or NAFTA, which entered into force on January 1, 1994, allows Canada and Mexico to export ethanol to the United States duty-free or at a reduced rate. Canada is exempt from duty under the current NAFTA guidelines, while Mexico’s duty rate is $0.10 per gallon.

The effect of the Renewable Fuels Standard in the Energy Policy Act is uncertain and any changes in these standards that reduce the mandated use of ethanol could damage our results of operations.

The use of fuel oxygenates, including ethanol, was mandated through regulation, and much of the forecasted growth in demand for ethanol was expected to result from additional mandated use of oxygenates. Most of this growth was projected to occur in the next few years as the remaining markets switch from MTBE to ethanol. A Renewable Fuels Standard, or RFS, under the Energy Policy Act of 2005, eliminated the mandated use of oxygenates and established minimum nationwide levels of renewable fuels (ethanol, biodiesel or any other liquid fuel produced from biomass or biogas) to be included in gasoline. Because biodiesel and other renewable fuels in addition to ethanol are counted toward the minimum usage requirements of the RFS, the elimination of the oxygenate requirement for reformulated gasoline may result in a decline in ethanol consumption, which in turn could adversely effect our results of operations and financial condition. The legislation also included provisions for trading of credits for use of renewable fuels and authorized potential reductions in the RFS minimum by action of a governmental administrator. In addition, the rules for implementation of the RFS and the energy bill are still under development.

The Energy Policy Act did not ban the use of MTBE nor did it include an MTBE liability protection for providers of MTBE based fuel products. This lack of liability protection may spur a decline in the production and use of MTBE as a fuel additive and may result in a corresponding increase in demand for ethanol as a replacement fuel additive. Refineries may also use other possible replacement additives, such as iso-octane, iso-octene or alkylate. Accordingly, the actual demand for ethanol may increase at a lower rate than production for estimated demand, resulting in excess production capacity in our industry, which would hurt our results of operations, financial position and cash flows.

Waivers of the RFS minimum levels of renewable fuels included in gasoline could have a material adverse affect on our results of operations.

Under the Energy Policy Act, the U.S. Department of Energy, in consultation with the Secretary of Agriculture and the Secretary of Energy, may waive the renewable fuels mandate with respect to one or more states if the Administrator of the U.S. Environmental Protection Agency, or EPA, determines that implementing the requirements would severely harm the economy or the environment of a state, a region or the U.S., or that there is inadequate supply to meet the requirement. Any waiver of the RFS with respect to one or more states would reduce demand for ethanol and could harm our results of operations and financial condition.

Environmental, health and safety laws, regulations and liabilities could jeopardize our business.

We are subject to various federal, state and local environmental laws and regulations, including those relating to the discharge of materials into the air, water and ground, the generation, storage, handling, use, transportation and disposal of hazardous materials, and the health and safety of our employees. In addition, some of these laws and regulations require our facilities to operate under permits that are subject to renewal or modification. These laws, regulations and permits can often require expensive pollution control equipment or operational changes to limit actual or potential impacts to the environment. A violation of these laws and regulations or permit conditions can result in substantial fines, natural resource damages, criminal sanctions, permit revocations and/or facility shutdowns. In addition, we have made, and expect to make, significant capital expenditures on an ongoing basis to comply with increasingly stringent environmental laws, regulations and permits.

We may be liable for the investigation and cleanup of environmental contamination at each of the properties that we own or operate and at offsite locations where hazardous substances are disposed. If these substances have been or are disposed of or released at sites that undergo investigation and/or remediation by regulatory agencies, we may be responsible under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, or CERCLA, or other environmental laws for all or part of the costs of investigation and/or remediation, and for damages to natural resources. We may also be subject to related claims by private parties alleging property damage and personal injury due to exposure to hazardous or other materials at or from those properties. Some of these matters may require us to expend significant amounts for investigation, cleanup or other costs.

In addition, new laws, new interpretations of existing laws, increased governmental enforcement of environmental laws or other developments could require us to make additional significant expenditures. Continued government and public emphasis on environmental issues can be expected to result in increased future investments for environmental controls at our production facilities. Present and future environmental laws and regulations (and interpretations thereof) applicable to our operations, more vigorous enforcement policies and discovery of currently unknown conditions may require substantial expenditures that could damage our business.

The hazards and risks associated with producing and transporting our products (such as fires, natural disasters, explosions, and abnormal pressures and blowouts) may also result in personal injury claims or damage to property and third parties. As protection against operating hazards, we maintain insurance coverage against some, but not all, potential losses. However, we could sustain losses for uninsurable or uninsured risks, or in amounts in excess of existing insurance coverage. Events that result in significant personal injury or damage to our property or third parties or other losses that are not fully covered by insurance could have a material adverse effect on our results of operations and financial position.

Financial Risks

Our level of indebtedness could impair our ability to react to changes in our business, and the ability to use debt to fund future capital needs could be limited.

As of June 30, 2007, our total long-term debt was $60,956. Based on current cost estimates, we believe that we will need approximately $750 million to pay for the ethanol facilities, excepting the Pratt facility, including initial working capital needs. We intend to seek debt financing of approximately $490 million for the costs of construction and initial operation of the ethanol facilities, but could require more depending on how much equity capital is raised. Our substantial indebtedness could:

•
require us to dedicate a substantial portion of our cash flow from operations to payments with respect to our indebtedness, thereby reducing the availability of our cash flow for working capital, capital expenditures and other general corporate expenditures;

•	increase our vulnerability to adverse general economic or industry conditions;

•	limit our flexibility in planning for, or reacting to, competition or changes in our business or industry;

•	limit our ability to borrow additional funds;

•	restrict us from building new facilities, making strategic acquisitions, introducing new products or services or exploiting business opportunities; and

•	place us at a competitive disadvantage relative to competitors that have less debt or greater financial resources.

Our ability to make payments on and refinance our indebtedness will depend on our ability to generate cash from our future operations. Our ability to generate cash from future operations is subject, in large part, to general economic, competitive, legislative and regulatory factors and other factors that are beyond our control.

If we cannot service or refinance our indebtedness, we may have to take actions such as selling assets, seeking additional equity or reducing or delaying capital expenditures, strategic acquisitions, investments or alliances. We may not be able to take these actions, if necessary, on commercially reasonable terms or at all. In addition, our secured lenders could foreclose on and sell our assets if we default on our indebtedness.

Moreover, we have the ability under our debt instruments to incur substantial additional indebtedness, and any additional indebtedness we incur could exacerbate the risks described above.

We will require additional capital and we may not be able to obtain it on acceptable terms or at all.

We will require additional cash resources in order to pay for the construction of our proposed ethanol facilities. We may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities could result in dilution to our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financing covenants that would restrict our operations. Our ability to obtain additional capital on acceptable terms is subject to a variety of uncertainties, including:

•	investors’ perception of, and demand for, securities of ethanol manufacturing companies;

•	conditions of the U.S. and other capital markets in which we may seek to raise funds;

•	our future results of operations, financial condition and future cash flows; and

•	economic, political and other conditions.

Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to the Offering and the Market for our Securities Generally

The number of shares being registered for sale is significant in relation to our trading volume and may adversely affect your ability to sell your shares.

All of the shares registered for sale on behalf of the selling stockholders are “restricted securities” as that term is defined in Rule 144 under the Securities Act. We have filed this registration statement to register these restricted shares for sale into the public market by the selling stockholders. These restricted securities, if sold in the market all at once or at about the same time, could depress the market price during the period the registration statement remains effective and also could affect our ability to raise equity capital.

The market price of our common stock is volatile and may be low at a time when you want to sell your holdings.

The market price of our common stock is volatile, and this volatility may continue. For instance, between January 1, 2006 and July 20, 2007, the close price of our common stock, as reported on the markets on which our securities have traded, ranged between $5.20 and $32.00. Numerous factors, many of which are beyond our control, may cause the market price of our common stock to fluctuate significantly. These factors include:

•	changing conditions in the ethanol and fuel markets;

•	the volume and timing of the receipt of orders for ethanol from major customers;

•	competitive pricing pressures;

•	our ability to produce, sell and deliver ethanol on a cost-effective and timely basis;

•	the introduction and announcement of one or more new alternatives to ethanol by our competitors;

•	changes in market valuations of similar companies;

•	stock market price and volume fluctuations generally;

•	regulatory development or increased enforcement;

•	fluctuations in our quarterly or annual operating results;

•	additions or departures of key personnel;

•	our inability to obtain construction, acquisition, capital equipment and/or working capital financing;

•	future sales of our common stock or other securities;

•	expiration of lock-up agreements;

•	the operating and stock performance of comparable companies;

•	general economic conditions and trends;

•	major catastrophic events; and

•	changes in accounting standards, policies, guidance, interpretation or principles.

Securities class action litigation is often instituted against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs to us and divert our management’s attention and resources.

Moreover, securities markets may from time to time experience significant price and volume fluctuations for reasons unrelated to operating performance of particular companies. For example, in late February 2007 the securities markets in the United States and other jurisdictions experienced the largest decline in share prices since September 2001. These market fluctuations may adversely affect the price of our common stock and other interests in our company at a time when you want to sell your interest in us.

Future sales of our common stock by our major stockholders could depress our stock price.

Certain of our executive officers and directors and certain of our stockholders have agreed not to sell shares of our common stock until the registration statement of which this prospectus is a part is declared effective. Shares of common stock subject to these lock-up agreements will become eligible for sale in the public market upon expiration of these lock-up agreements, subject to limitations imposed by Rule 144 under the Securities Act of 1933. 17,285 of our shares are eligible to be transferred under the provisions of Rule 144 of the Securities Act immediately. An additional 31,272,740 shares, including some shares that are subject to lock-up agreements, will become eligible to be transferred under the provisions of Rule 144 from and after August 29, 2007, subject to the expiration of the lock up agreement. If the holders of these shares were to attempt to sell a substantial amount of their holdings at once, the market price of our common stock could decline. Moreover, the perceived risk of this potential dilution could cause stockholders to attempt to sell their shares and investors to short the stock, a practice in which an investor sells shares that he or she does not own at prevailing market prices, hoping to purchase shares later at a lower price to cover the sale. As each of these events would cause the number of shares of our common stock being offered for sale to increase, our common stock’s market price would likely further decline. All of these events could combine to make it very difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

We do not intend to pay dividends on shares of our common stock for the foreseeable future.

We have never declared or paid any cash dividends on shares of our common stock. We intend to retain any future earnings to fund the operation and expansion of our business and, therefore, we do not anticipate paying cash dividends on shares of our common stock in the foreseeable future.

Although publicly traded, the trading market in our common stock has been substantially less liquid than the average trading market for a stock quoted on the Nasdaq Global Market and this low trading volume may adversely affect the price of our common stock.

Our common stock trades on the Over-the-Counter Bulletin Board. The trading market in our common stock has been substantially less liquid than the average trading market for companies quoted on the Nasdaq Global Market. For example, only 400 shares in total traded during the three month period ended June 30, 2007. Although we believe that this offering will improve the liquidity for our common stock to some extent, there is no assurance that the offering will increase the volume of trading in our common stock. Limited trading volume will subject our shares of common stock to greater price volatility and may make it difficult for you to sell your shares of common stock at a price that is attractive to you.

Certain provisions of our Articles of Incorporation may make it more difficult for a third party to effect a change- of-control.

Our Articles of Incorporation authorizes the Board of Directors to issue up to 10,000,000 shares of preferred stock. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors without further action by the stockholders. These terms may include voting rights including the right to vote as a series on particular matters, preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of any preferred stock could diminish the rights of holders of our common stock, and therefore could reduce the value of such common stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of the Board of Directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change-in-control, which in turn could prevent our stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of our common stock.

Certain of our existing stockholders have substantial influence over our company, and their interests may not be aligned with the interests of our other stockholders.

Our officers and directors collectively own in excess of 50% of our outstanding voting securities. As a result, they have significant influence over our business, including decisions regarding mergers, consolidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions. This concentration of ownership may also have the effect of discouraging, delaying or preventing a future change of control, which could deprive our stockholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our shares.

We are subject to penny stock regulations and restrictions, which may make it more difficult for you to trade in our securities.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. Although, our stock has traded in excess of $5.00 per share, we believe that the trading price of our stock does not necessarily bear any relation to the value of our stock at the current time since the volume of trading is extremely low. We believe that the current value of our common stock is less than $5.00 per share and that trading in our stock may be effected at prices below $5.00 per share. As a “penny stock”, our common stock may become subject to Rule 15g-9 under the Exchange Act of 1934, or the “Penny Stock Rule”. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

There can be no assurance that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the factors described in the section captioned “Risk Factors” above.

In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements include, among other things, statements relating to:

•	Future increased demand for ethanol;

•	Projections regarding the completion of construction at our Pratt facility and our other proposed facilities; and

•	Our capital needs and ability to raise capital to satisfy those needs.

Also, forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we reference in this prospectus, or that we filed as exhibits to the registration statement of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders. The selling stockholders will receive all of the net proceeds from the sales of common stock offered by them under this prospectus. To the extent that the selling stockholders exercise, for cash, all of the warrants covering the 6,215,000 shares of common stock registered for resale under this prospectus, we would receive approximately $6,215,000 in the aggregate from such exercises. We intend to use such proceeds for working capital, and other general corporate purposes.

PRICE RANGE OF OUR COMMON STOCK

Our common stock is eligible for quotation on the OTC Bulletin Board and trades under the symbol “OEHL.OB”.

As of July 23, 2007, there were approximately 103 stockholders of record of our common stock.

The following table sets forth, for the periods indicated, the high and low bid prices of our common stock. These prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

	Closing Bid Prices(1)
	High		Low
Year Ended December 31, 2007
1st Quarter		$8.00		$5.20
2nd Quarter		20.00		5.20
3rd Quarter (as of September 20, 2007)		20.00		6.55

Year Ended December 31, 2006
1st Quarter	$	N/A	$	N/A
2nd Quarter		N/A		N/A
3rd Quarter		30.25		30.25
4th Quarter		8.00		8.00

Year Ended December 31, 2005
1st Quarter	$	N/A	$	N/A
2nd Quarter		N/A		N/A
3rd Quarter		N/A		N/A
4th Quarter		N/A		N/A
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(1) The above tables set forth the range of high and low closing bid prices per share of our common stock as reported by www.yahoo.com for the periods indicated. The closing bid price of our common stock on September 20, 2007 was $6.55 per share.

(2) There is no price information available for the periods identified by “N/A”.

DIVIDEND POLICY

We have never declared dividends or paid cash dividends. Our board of directors will make any future decisions regarding dividends. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the near future.

Our board of directors has complete discretion on whether to pay dividends, subject to the approval of our shareholders. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Overview

We are a start-up company in the development stage pursuant to Financial Accounting Standards Board Statement No. 7, “Accounting and Reporting by Development Stage Enterprises.” We are in the business of building bio-refineries to produce ethanol and animal feed products in Pratt, Kansas, Enid, Oklahoma, and Shattuck, Oklahoma. We do not expect to operate at a profit before our first ethanol plant is completely constructed and operational.

Our majority owned subsidiary, Gateway Ethanol, is currently constructing a 55 million gallon per year dry-mill ethanol plant near Pratt, Kansas. We indirectly own 62% of Gateway Ethanol with Indeck Energy, Noble Americas Corp. and White Pines, LLC holding minority interests of 23.8%, 9.5% and 4.7% respectively. We have entered into an EPC agreement with Lurgi for the design and construction of the Pratt facility. Construction of the Pratt facility is scheduled to be completed in the third quarter of 2007, at which point we expect that the Pratt facility will have the capacity to process more than 18 million bushels of corn and grain sorghum annually.

In addition, we have entered into agreements to acquire an aggregate of approximately 100 acres of land at two locations (Enid, Oklahoma and Shattuck, Oklahoma) where we plan on constructing other prospective ethanol production facilities. We are currently studying the feasibility of expanding the Pratt facility to a 110 million plus gallon capacity. We expect to complete the feasibility study in the second half of 2007 and may institute an expansion of the Pratt facility prior to the construction of other sites in development.

We have not generated any revenues from our operations to date. We expect that once construction on the Pratt facility is completed, we will begin to generate revenues from the sale of ethanol, and ethanol by products such as distiller’s grains and CO2.

Principal Factors Affecting Our Financial Performance

We believe that the most significant factors affecting our financial performance are:

•
We will need a significant amount of capital to execute on our business plan. The execution of our business plan is contingent upon our ability to obtain the requisite capital to design, construct and commence operation of the ethanol production facilities. In order to build the proposed ethanol production facilities, we estimate that the total construction costs for prospective ethanol production facilities will be approximately $220 million assuming average project costs of $130 million for the initial 55 million gallons of production capacity at each new facility and an additional $90 million to expand each facility to 110 million gallons of capacity. We will need to raise approximately $530 million within the next twelve months in order to meet these objectives. There are no existing commitments for this capital and the viability of this business plan is based largely on our ability to obtain such commitments over the next few months.

•
The economic assumptions relating to construction costs may prove incorrect. The assumptions used in our business plan have not been tested as the production of ethanol has not commenced. As a result, our business plan depends on agreements that are not yet operational and on proposals that have not yet been finalized or implemented. When finalized, these agreements and proposals may contain terms or conditions that vary significantly from assumptions made or may not prove to be profitable or may otherwise not perform in accordance with such assumptions. Also, we face uncertainty as to the actual construction cost for our proposed ethanol production facilities. Although the contract with Lurgi to construct the Pratt facility is based on a lump sum, guaranteed maximum price arrangement, construction cost overruns may occur due to (1) change orders approved by us or (2) delays in the construction of our proposed ethanol production facilities caused by numerous factors, including, but not limited to events of force majeure.

•
Delays in the commencement of our operations may result in higher than anticipated costs and expenses and lower than anticipated revenues. Our financial condition may be adversely impacted by delays in the completion of our ethanol production facilities. An ambitious timetable for completion of the financing, regulatory, design and engineering, and construction phases of our ethanol production facilities has been developed. This timetable depends upon the following factors: (1) how quickly we can obtain debt and equity capital required for the financing and construction of the ethanol production facilities; (2) weather and seasonal factors that generally affect construction projects; and (3) construction delays or other events beyond our control. If it takes longer to complete the financing, obtain necessary permits, build the proposed ethanol production facilities or to achieve commercial operations at the facilities than anticipated, our costs of capital could increase and we could be forced to seek additional sources of capital. Consequently, we could lose the additional revenues related to the ethanol products to be produced at the facilities, each of which could harm our business and make it more difficult to service debt obligations.

•
Once we commence operations, other factors will impact our financial condition and results of operations. These factors include: (1) the demand for ethanol in the U.S., (2) the cost of the raw materials that we will use to produce ethanol and ethanol by-products, (3) regulatory actions affecting the ethanol industry, (4) our ability to successfully hedge against changes in ethanol prices and the prices of the raw materials that we use to produce ethanol and ethanol by products.

Plan of Operation

At June 30, 2007, our total assets were approximately $94 million. Total liabilities as of June 30, 2007 totaled approximately $77 million. We had working capital deficit of approximately $8.9 million at June 30, 2007.

Management expects that our present working capital will not meet our foreseeable working capital needs (excluding the capital that we need for our planned expansion) for the next 12 months from the date of this prospectus without raising additional funds or selling existing assets. Our current average monthly projected working capital requirements is approximately $6.0 million per month (including approximately $125,000 per month for payroll and payroll-related fringe benefits, $5.8 million per month for costs associated with the construction of our Pratt facility and $125,000 per month in administrative costs).

Over the next twelve months from the date of this prospectus, we intend to continue construction on the Pratt facility, which construction efforts will entail the acquisition of equipment and materials required to complete the construction of the facility. We expect to spend approximately $14.0 million in connection with the construction of the Pratt facility over the next twelve months. We average approximately $6.0 million per month in expenses for the construction of the Pratt facility.

Upon completion of the Pratt facility, which is we intend to begin the commercial operations in October of 2007, we will commence production and sale of ethanol and ethanol by-products. We currently have the financial resources necessary to complete construction of the Pratt facility and to commence operations at the Pratt facility.

We also intend to enter into contracts for the construction of three additional ethanol production facilities at sites located in Enid, Oklahoma and Shattuck, Oklahoma. Current cash on hand is not adequate to cover the related administrative costs without raising additional funding or selling existing assets. Additional funding will also be required to provide for the construction of the ethanol production facilities and to provide working capital for general corporate or other purposes associated with the construction and operation of the proposed facilities.

We expect to hire additional employees as construction progresses on the Pratt facility as we will need a fully trained staff to operate this facility. Over the next twelve months, we expect to hire approximately an additional 35 employees. The job functions of these employees include management, administration, and operations. We anticipate having to do the same with other facilities if and when they are built.

Results of Operations

Six Month Period Ended June 30, 2007

We generated management fee income of $11,000 during the six month period ended June 30, 2007. Our total operating expenses for the six month period ended June 30, 2007 were approximately $10.2 million consisting of:

•	Labor, contract labor and payroll taxes of $8,671,000.
•	Legal, accounting and consulting fees of $693,000.
•	Non-cash consulting expenses of $500,000.
•	Severance payments of $500,000.
•	Other expenses of $336,000.

We earned $166,000 of interest income during the six month period ended June 30, 2007. As a result of interest expense of $3,930,000 on our senior convertible notes and $7,880,000 in stock-based compensation, our net loss for the six month period ended June 30, 2007 was $14.4 million compared to a net loss of $262,000 for the comparable period in 2006.

Six Month Period Ended June 30, 2006

We generated management fee income of $10,000 during the six month period ended June 30, 2006. Our total operating expenses for the six month period ended June 30, 2006 were approximately $436,000 consisting of:

•	Labor, contract labor and payroll taxes of $75,000.
•	Legal, accounting and consulting fees of $320,000.
•	Non-cash consulting expenses of $0.
•	Severance payments of $0.
•	Other expenses of $41,000.

We earned $89,000 of interest income during the six month period ended June 30, 2006. Our net loss for the six month period ended June 30, 2006 was $262,000.

Fiscal Year 2006

We had management fee income of $46,000 during the fiscal years ended December 31, 2006.

Our total operating expenses for fiscal year 2006 were approximately $8.5 million consisting of:

•	Labor, contract labor and payroll taxes of $475,000
•	Legal, accounting and consulting fees of $1.5 million
•	Non-cash consulting expenses of $5.6 million
•	Severance payments of $511,000
•	Other expenses of $389,000

We earned $196,000 of interest income in fiscal 2006.

Our net loss for the year was approximately $9.4 million in fiscal year 2006.

Fiscal Year 2005

We had no revenues in 2005.

Our total operating expenses for fiscal year 2005 were $659,000 consisting of:

•	Labor, contract labor and payroll taxes of $245,000
•	Legal, accounting and consulting fees of $323,000
•	Other expenses of $91,000

We did not earn any interest income in fiscal 2005.

Our net loss was approximately $659,000 in fiscal year 2005.

Liquidity and Capital Resources

Cash Flows

As of June 30, 2007, we had cash and cash equivalents of $3,404,000. The following table provides detailed information about our net cash flow for all financial statements periods presented in this prospectus.

Cash Flow
(All amounts are in thousands of U.S. dollars)

	Year Ended December 31,		Six Months Ended June 30,
	2006	2005	2007	2006
Net cash provided by (used in) operating activities	3,109	(1,208)	(2,977)	(537)
Net cash used in investing activities	(45,983)	(1,474)	(32,929)	(20,181)
Net cash provided by (used in) financing activities	52,230	(100)	29,830	21,538
Net increase (decrease) in cash and cash equivalents	9,356	(2,782)	(6,076)	820

Operating Activities:

Net cash used for operating activities was $2,977 for the six-month period ended June 30, 2007, which is an increase of $2,440,000 from the $537,000 net cash used for operating activities for the same period in 2006. The increase of net cash used in operating activities was mainly due to an increase in pre-production and personnel expenses associated with preparing the plant for operations.

Net cash provided by operating activities was $3,109,000 for the year ended December 31, 2006 which is an increase of $4,317,000 from the $1,208,000 net cash used in operating activities for the same period in 2005. The increase is a function of growth in accounts payable and non-cash consulting expenses.

Investing Activities:

Our main uses of cash for investing activities are construction of the Pratt facility.

Net cash used for investing activities in the six-month period ended June 30, 2007 was $32,929,000, which is an increase of $12,748,000 from net cash used for investing activities of $20,181,000 in the same period of 2006. Such increase of net cash used for investing activities was mainly attributable to growth in construction activities at the Pratt facility.

Net cash used for investing activities in the year ended December 31, 2006 was $45,983,000, which is an increase of $44,509,000 from net cash used for investing activities of $1,474,000 in the same period of 2005. The increase was due to growth in construction activities at the Pratt facility.

Financing Activities:

Net cash provided by financing activities in the six-month period ended June 30, 2007 totaled $29,830,000 as compared to $21,538,000 used for financing activities in the same period of 2006. The increase of the cash provided by financing activities was mainly attributable to an increase in draws on our construction loan.

Our debt to equity ratio (total debt /total equity) was 7.22:1 as of June 30, 2007.

Net cash provided by financing activities in the year ended December 31, 2006 totaled $52,230,000 as compared to $100,000 used in financing activities in the same period of 2005. The increase is attributable to proceeds from equity financing of $13,285,000 and long-term debt of $38,383,000, net of issuance costs of $2,671,000.

Our debt to equity ratio was 1.52:1 as of December 31, 2006.

On November 3, 2006, we completed a private placement of $12,430,000 principal amount of our 8% senior convertible notes to 19 accredited investors who are among the selling stockholders listed in this registration statement. As a result of this private placement we raised $12,430,000 in gross proceeds, which left us with $11,428,000 in net proceeds after the deduction of offering expenses in the amount of $1,002,000.

We believe that our currently available working capital, after receiving the aggregate proceeds of our capital raising activities and the credit facilities referred to above, should be adequate to sustain our operations at our current levels through at least the next twelve months at our Pratt, Kansas facility. In order to pursue our expansion strategy and to support existing corporate overhead, the Company will need to raise additional funds and/or sell the steel it purchased for its Enid and Shattuck sites with a total value of $3.2 million. Should the Company be successful in selling this steel at it’s cost, the Company will have adequate resources to operate at current levels for at least the next twelve months.

Obligations under Credit Facilities

On March 30, 2006, we entered into a credit agreement with Dougherty Funding, LLC, a senior lender, which provides for advances up to $54,300,000 towards the construction of the Pratt facility. The interest rate is variable at prime plus 1.75%. Interest is payable monthly during construction and principal and interest payments are required upon completion of construction sufficient to fully repay the debt in 10 years. The loan matures on March 31, 2011. Our debt obligations under the Dougherty Agreement are secured by substantially all of our assets. The Dougherty Agreement also contains covenants that restrict certain activities such as incurring additional debt. In the event of default, such as failure to make required payments or a failure to comply with covenants after any applicable grace period, Dougherty Funding would be entitled to, among other remedies, declare all amounts outstanding under the facility immediately due and payable, and to enforce its security interest and mortgage on our assets. There was $38,383,000 outstanding under this credit agreement as of June 30, 2007.

On March 30, 2006, we also entered into a Tax Increment Secured Promissory Note with Dougherty Funding, LLC to provide funding for the Pratt facility. Dougherty agreed to advance Gateway Ethanol $11,340,000 against future revenues from a Property Tax Increment Rebate Agreement between Gateway Ethanol and Pratt County, Kansas, dated February 1, 2006. The initial interest rate of 8.75%, is to be adjusted on the third, sixth and ninth anniversaries of the note to a rate per annum equal to the three-year U.S. Treasury Note constant maturity index plus 4.25%. The note matures on February 1, 2017. Interest is payable monthly in arrears beginning April 1, 2006 through February 1, 2007 and annually thereafter in arrears on February 1 of each year, commencing on February 1, 2008, and the principal of the Note shall be payable on each February 1 commencing February 1, 2008. There was $11,446,000 outstanding on this note as of June 30, 2007.

On March 30, 2006, we also entered into a subordinated promissory note with Lurgi for advances up to $7,000,000 plus capitalized interest for construction costs. The interest rate is 12% per annum and the note matures on March 30, 2011. There was $7,585,000 outstanding under this note as of March 31, 2007.

We have a debt service reserve letter of credit of $3,250,000 and a revolving line of credit for up to $7,500,000 for working capital needs through Noble Americas. Interest accrues on the line of credit at a rate of LIBOR plus 4.00%. No amounts were drawn on this line of credit as of June 30, 2007.

The following table summarizes, as of June 30, 2007, the maturities of our various debt arrangements related to the construction of the Pratt facility.

Lender	Purpose of Facility	Amount of Facility	Current Balance	Maturity
Dougherty Funding, LLC	Senior Debt Revolving Facility	$54,300,000	$38,383,000	3/31/2011
Dougherty Funding, LLC	Promissory Note	$11,340,000	$11,446,000	2/1/2017
Lurgi, Inc., Inc.	Subordinated Debt Revolving Facility	$7,000,000	$7,585,000	3/30/2011
Noble Americas Corp.	Debt Reserve LOC	$3,250,000	$0	4/5/2009
Noble Americas Corp.	Working Capital LOC	$7,500,000	$0	3/30/2011
Total		$83,390,000	$57,414,000

Convertible Notes

On November 3, 2006, we entered into several subscription agreements and related transaction documents with 19 accredited investors (as defined in Section 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended). These subscription agreements and other transaction documents were then amended on August 15, 2007.

Pursuant to the subscription agreements, on November 3, 2006, the investors acquired, in the aggregate, $12,430,000 in principal amount of convertible senior notes. The notes were acquired at face value. Except for Gary C. Evans, one of our Directors and our then Chief Executive Officer, who acquired $1,000,000 in principal amount of such notes, the investors do not have any material relationship with the Company or the Company's affiliates other than this transaction. The notes are unsecured and bear interest at a rate of 8% per annum. Accrued and unpaid interest is payable quarterly. On April 1, 2007, the per annum interest rate increases by 1% per annum to 9% and then by an additional 1% on each quarterly interest payment date thereafter until the earlier of maturity or conversion. The notes mature on October 31, 2008. The notes automatically convert upon the closing of an equity financing that results in $100 million of gross cash proceeds to the Company, including the gross proceeds from the conversion of the notes. If there is such a qualified financing, then the principal amount of the notes would be convertible into the same securities that were issued in the qualified financing utilizing the same valuation as was used in the qualified financing. However if any warrants are issued in the qualified financing, then the holders of the notes would be entitled to twice as many warrants as the investors in the qualified financing.

Also, in accordance with a voluntary conversion feature, at any time after May 1, 2007, at the option of the individual note holders (unless a majority of the note holders agree otherwise), the outstanding balance of the notes may be converted into the Company's common stock at a conversion price of $1.00. This conversion price was then reduced on August 15, 2007 to $0.75 as described in more detail below.

The intrinsic value of the conversion option is limited to the amount of proceeds from the notes, or $12,430,000, and is assigned to paid-in capital and treated as a discount on the note payable. The discount on the note will be amortized to interest expense over the term of the note. As of June 30, 2007, the unamortized discount was $8,321,000.

In conjunction with entering into the subscription agreements, we also entered into a registration rights agreement with the investors. Pursuant to the registration rights agreement we were required to file a registration statement with the SEC covering the resale of the shares underlying the convertible notes on or before April 2, 2007. The registration rights agreement, in pertinent part, also required us to use reasonable best efforts to cause that registration statement to be declared effective as soon as possible, but in any event not later than the effectiveness deadline specified in the registration rights agreement. To date, we have not filed the required registration statement with the SEC. Accordingly, pursuant to the terms of the registration rights agreement, we became obligated to pay to the investors, subject to a cap of 12.5%, cash, as liquidated damages, equal to 1.5% of the aggregate purchase price paid by investors relating to the notes as of April 2, 2007, and every thirtieth (30th) day thereafter until the required registration statement is declared effective by the SEC. The failure to file the registration statement as required by the registration statement also resulted in an event of default under the notes. However, it did not result in acceleration of the notes as the investors did not deliver a notice of acceleration.

On August 15, 2007, we entered into a Security Holder Consent and First Amendatory Agreement or the Amendatory Agreement with the holders of a majority in principal amount of the notes. This Amendatory Agreement amended the various subscription agreements, the registration rights agreement and the terms of the notes.

Pursuant to the Amendatory Agreement, the investors agreed to waive all liquidated damages that they are entitled to as a result of our failure to timely file the required registration statement. However, if we fail to file the required registration statement by September 30, 2007, then new liquidated damages will begin to accrue at the same rate and subject to the same cap as described above. In consideration for this waiver, we agreed to reduce the conversion rate applicable to the voluntary conversion of the notes from $1.00 to 0.75. We also granted to each of the investors warrants that expire on December 31, 2010 to purchase at an exercise price of $1.00 a number of shares of our common stock equal to the quotient of (i) one half of the principal amount of an investor’s note, divided by (ii) $1.00.

We agreed under the terms of the Amendatory Agreement to pay all accrued, but unpaid, interest on the notes to the investors through August 15, 2007. Interest continues to accrue under the notes thereafter, but is not payable until the required registration statement becomes effective. At that time, interest will cease to accrue, and the investors will have the option to receive all accrued, but unpaid, interest in cash, but, if they so choose, then their conversion price would be reset at $1.00 per share. Alternatively, the investors could choose to forgo all accrued and unpaid interest in which case their conversion price would remain at $0.75. Also, under the terms of the Amendatory Agreement, once we appoint a new chief executive officer that is not a current or former director, officer or 10% or greater shareholder of ours, or any such person’s affiliate, the applicable interest rate is automatically lowered to a fixed rate of 8%.

Under the terms of the Amendatory Agreement, we were also granted a call option that allows us to call the notes if the following milestones are achieved: (1) the required registration statement is declared effective for at least 30 days and remains effective at the time of the call, (2) our Pratt facility is producing at least 75% of its 55 million gallon per year nameplate capacity; (3) our stock is listed on any one of AMEX, NASDAQ, or NYSE, and (4) the median volume of trading in our stock is at least 10,000 shares per day during the 30 business days prior to the call of the notes.

Pursuant to the Amendatory Agreement, our officers and directors agreed to lock up 90 percent of the common stock held by them until the required registration statement becomes effective and thereafter at any time when such registration statement is no longer effective. The investors also agreed to eliminate their right of first refusal that would otherwise have been applicable to future equity offerings by us.

Obligations Under Material Contracts

Below is a summary of our payment obligations under material contracts other than our credit facilities, which are described above.

•
On or about August 14, 2006, we entered into a Financial Advisory Agreement with Global Hunter Securities, an entity affiliated with Mr. Evans, Orion’s director and former Chief Executive Officer, pursuant to which Global Hunter Securities would be entitled to transaction-based commissions in connection with certain of our securities offerings and debt financings.

•
On May 18, 2006, we entered into a Financial Advisory Agreement with Halter Financial Group. Under this agreement, Halter Financial Group agreed to provide certain financial advisory and consulting services to us in exchange for shares of our stock and a $450,000 cash payment due upon the consummation of the next qualified equity financing transaction that we undertake.

•
On March 30, 2006, our subsidiary, Gateway Ethanol, and Power to Go, L.L.C., a company that markets generators as well as fuel-storage solutions for businesses entered into a Sublease Agreement in which Power to Go agreed to construct a Substation and sublease the Substation site and the Substation to Gateway Ethanol. In consideration for this sublease, Gateway agreed to the following terms:

o
During the period beginning with the first day of the month following six months after the completion of the Substation and until the Pratt facility has reached final completion, Gateway must pay rent to Power to Go at the rate of $6,000 per month.

o	After the Pratt facility reaches final completion, sublease rental payments in the amount of $23,300 per month shall begin and continue thereafter until the sublease is terminated.

o
Gateway has the right to terminate the Sublease Agreement under the following conditions through the purchase of the Substation at its fair market value as determined pursuant to the Sublease Agreement:

•
On March 30, 2006, Gateway Ethanol and Power to Go entered into a Ground Lease to remain in effect until the termination of the Sublease Agreement. Gateway Ethanol has agreed to lease the real property on which the Substation is to be built to Power to Go for no cash consideration in connection with the Sublease Agreement.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates and judgments that affect the amounts reported in the financial statements, including the notes thereto, and related disclosures of commitments and contingencies, if any. We consider our critical accounting policies to be those that require the more significant judgments and estimates in the preparation of financial statements, including the following:

Property and equipment — Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided principally on the straight-line method over the estimated useful lives of the assets which is currently 3-5 years. Land improvements and construction in progress will be depreciated upon the commencement of operations at the property, which is expected to occur in mid-2007. The money withheld on work performed for land improvements and construction in progress is included in these accounts and offset by a current liability for accrued retainage.

Impairment of long-lived asset –After assets have been placed into service, we will periodically review the carrying value of our property and equipment to determine if events and circumstances exist indicating that the assets might be impaired. If facts or circumstances support the possibility of impairment, we will prepare projections of undiscounted cash flows, without interest charges, to determine if the amounts estimated to be generated by those assets are less than the carrying amounts of those assets. If impairment is indicated, an adjustment is made to the carrying amount based on the difference between the sum of the expected future discounted net cash flows and the carrying amount of the asset.

Intangible assets – Our intangible assets consist of costs related to water rights. The water rights are considered to have infinite lives at this time and for that reason will have no corresponding amortization. We will evaluate the remaining useful life each year to determine whether events and circumstances continue to support an indefinite useful life.

Off Balance Sheet Arrangements

We do not have any off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity or capital expenditures or capital resources that is material to an investor in our securities.

Seasonality

Our operating results will be influenced by seasonal fluctuations in the price of our primary operating inputs, corn and natural gas, and the price of our primary product, ethanol. The spot price of corn tends to rise during the spring planting season in May and June and tends to decrease during the fall harvest in October and November. The price for natural gas, however, tends to move opposite that of corn and tends to be lower in the spring and summer and higher in the fall and winter. In addition, our ethanol prices are substantially correlated with the price of unleaded gasoline especially in connection with our indexed, gas-plus sales contracts. The price of unleaded gasoline tends to rise during each of the summer and winter. It is uncertain how these seasonal fluctuations will affect our results over time.

Inflation

Inflation does not materially affect our business or the results of our operations.

Recent Accounting Pronouncements

We have not adopted any new accounting policies that would have a material impact on our financial condition, changes in financial conditions or results of operations.

In September 2006, the FASB issued Statement of Financial Accounting Standards or SFAS No. 157, “Fair Value Measurements.” This statement establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.

The provisions of SFAS No. 157 should be applied prospectively as of the beginning of the fiscal year in which SFAS No. 157 is initially applied, except in limited circumstances. We expect to adopt SFAS No. 157 beginning January 1, 2008. We are currently evaluating the impact that this interpretation may have on our consolidated financial statements.

In September 2006, the SEC released Staff Accounting Bulletin No. 108, or SAB No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year’s misstatement. The SEC staff believes that registrants should quantify errors using both a balance sheet and an income statement approach and evaluate whether either approach results in quantifying a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. The provisions of SAB No. 108 are effective for us beginning in the first quarter of 2007. We do not expect any impact to our consolidated financial statements up adoption of SAB No. 108.

In June 2006, FASB Interpretation No. 48 or FIN No. 48, “Accounting for Uncertainty in Income Taxes”, an interpretation of FASB Statement 109 Accounting for Income Taxes, was issued. FIN No. 48 describes accounting for uncertainty in income taxes, and includes a recognition threshold and measurement attribute for recognizing the effect of a tax position taken or expected to be taken in a tax return. FIN No. 48 is effective for fiscal years beginning after December 15, 2006. We adopted FIN No. 48 on January 1, 2007, but we do not expect Fin No. 48 to have a material effect on our financial condition, results of operations, or cash flows.

In December 2004, SFAS No. 123 “Accounting for Stock-Based Compensation” was revised (SFAS No. 123R). SFAS No. 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions and requires that companies record compensation expense for employee stock option awards. SFAS No. 123R is effective for annual periods beginning after June 15, 2005. The adoption of SFAS No. 123R had no effect on our consolidated financial statements.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments - an amendment of FASB Statements No. 133 and 140”. SFAS No. 155 amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. This statement also resolves issues addressed in Statement No. 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.” SFAS No. 155 permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation and clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133. SFAS No. 140 is amended to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 is effective for all financial instruments acquired or issued during fiscal years beginning after September 15, 2006. We do not expect this statement to have a material impact on our consolidated financial statements.

CORPORATE STRUCTURE AND HISTORY

Our Corporate Structure

We own all of the issued and outstanding membership interests of Orion Ethanol. Orion Ethanol owns 62% of Gateway Holdco. Indeck Energy Services, Inc. and Noble Americas Corp. hold minority interests in Gateway Holdco of 23.7% and 9.5%, respectively. Gateway Holdco owns 100% of Gateway Ethanol. Orion Ethanol also owns 100% of Orion Development.

The following chart reflects our organizational structure as of the date of this prospectus.

Our Corporate History

We were originally incorporated in the State of Utah on February 1, 1979 under the name Faro Mining and Milling corporation. We were originally formed for the purpose of developing mining properties. In 1986, management determined that it was too costly to continue to retain its mining leases and our mining business was thereafter abandoned. On November 20, 1986, we changed our name to T.W.A.R., Inc. and, thereafter, on June 7, 1995, we changed our name to LenTech Imaging, Inc.

On June 21, 2006, Jeff Jenson, our then principal shareholder, entered into a Stock Purchase Agreement with Halter Financial Investments, L.P., a Texas limited partnership, or Halter Financial pursuant to which Mr. Jenson sold 11,000 post-reverse split shares of our common stock to Halter Financial for a purchase price of $650,000. As a result of that transaction and the stock purchase transaction referenced below, Halter Financial became the holder of approximately 98% of our issued and outstanding common capital stock.

As a result of Halter Financial’s acquisition of our stock we became obligated to redomicile in Nevada, increase our authorized capital shares and change our name. In summary, we completed the following actions in connection with Halter Financial’s acquisition of our stock:

•	We completed a reverse split of our issued and outstanding common stock on a 1,000 to 1 ratio, with no shareholder being reversed to less than a round lot of 100 shares.

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We changed our domicile from the State of Utah to the State of Nevada on April 24, 2006, which action resulted in our name being changed to RTO Holdings, Inc. and the Articles of Incorporation of the Nevada corporation becoming our governing charter document.

We had no active operations since we ceased our mining business in 1986 until August 28, 2006, when we completed a reverse acquisition transaction with Orion Ethanol.

Our Reverse Acquisition of Orion Ethanol

On August 28, 2006, we entered into a securities exchange agreement with Orion Ethanol and its members, pursuant to which we acquired all of the issued and outstanding membership units of Orion Ethanol in exchange for a total of 31,272,740 shares of our common stock, constituting 95.75% of our issued and outstanding common stock.

Orion Ethanol was formed on April 12, 2006 as a holding company for membership interests in Gateway Holdco and Orion Development. In August 2006, prior to, and in contemplation of, the consummation of the transactions contemplated by the securities exchange agreement, the former members of Gateway Holdco and the former members of Orion Development exchanged their units in Gateway Holdco and Orion Development, respectively, for units of Orion Ethanol. Orion Ethanol then became the parent of Gateway Holdco (Orion Ethanol owns 62% of Gateway Holdco with Indeck Energy Services, Inc. and Noble Americas Corp. holding minority interests of 23.7% and 9.5% respectively) and Orion Development (Orion Ethanol owns 100% of Orion Development).

For accounting purposes, the share exchange transaction was treated as a reverse acquisition with Orion Ethanol as the acquiror and Orion Ethanol, Inc. as the acquired party.

OUR BUSINESS

Our Business

We are a start-up company in the development stage and we have not yet generated any revenues from our operations. We are presently building bio-refineries and ultimately expect to produce and sell ethanol and animal feed products.

Ethanol is a fuel component utilized to enhance gasoline performance and reduce gasoline exhaust emissions. It is derived primarily from the processing of corn into alcohol. Because it is derived from corn, a readily available agricultural commodity, ethanol is a renewable source of energy that is an eco-friendly alternative to methyl tertiary butyl ether, or MTBE, a petroleum-based additive.

Typically, ethanol is blended with gasoline in a formulation consisting of 10% alcohol and 90% gasoline (known as E10). However, ethanol is increasingly being used in an E85 formulation (85% ethanol and 15% gasoline) for use in Flexible Fuel Vehicles or FFV. FFV’s can run on E85 or gasoline or any combination of the two, and are currently offered by automotive manufacturers such as General Motors, Ford and Daimler Chrysler.

We intend to use a continuous dry milling process to produce fuel-grade ethanol as our main product and distillers’ grains and carbon dioxide as co-products. Corn and grain sorghum will be our primary raw materials.

Once completed and operational, we expect each of our ethanol production facilities to have an initial nameplate design capacity to produce 55 million gallons per year of fuel-grade ethanol which we intend to distribute throughout the United States.

Our majority owned subsidiary, Gateway Ethanol, is currently constructing a 55 million gallon per year dry-grind ethanol plant near Pratt, Kansas.  Construction of the Pratt facility is scheduled to be completed in the third quarter of 2007, at which point we expect that the Pratt Facility will have the capacity to process more than 18 million bushels of corn and grain sorghum annually. In addition, we have options to purchase an aggregate of approximately 100 acres in Enid, Oklahoma and Shattuck, Oklahoma, where we plan on constructing additional ethanol production facilities.

We believe there is sufficient infrastructure such as water rights, rail, natural gas, electricity and other infrastructure to meet our anticipated ethanol production needs at the referenced locations. Air quality permits for our planned facilities in Enid, Oklahoma and Shattuck, Oklahoma were signed on October 18, 2006.

Our Industry

Ethanol and its uses

Ethanol or ethyl alcohol is commercially produced principally through the fermentation of grain: in the United States it is principally produced by processing corn. Ethanol is a blend component in the U.S. gasoline fuel market. In 2006, approximately 140 billion gallons of gasoline were used in the US according to the U.S. Department of Energy’s Energy Information Administration or the EIA. Refiners and marketers have historically blended ethanol with gasoline to increase octane and decrease tailpipe emissions. According to RFA, a national trade association for the US fuel ethanol industry, an estimated 4.9 billion gallons of ethanol were produced in the U.S. in 2006 accounting for approximately 3% of the U.S. gasoline fuel supply. In 30% of the U.S. gasoline fuel supply, the blend of ethanol is 5.7% to 10.0% of the volume. According to the RFA, approximately 6.0 million vehicles out of the approximately 230 million total vehicles on the road in the U.S. in 2006 were FFVs capable of utilizing ethanol and other biofuels. Gasoline blended with up to 10% ethanol is approved for use under the warranties of all domestic major motor vehicle manufactures and all major manufacturers of power equipment, motorcycles, snowmobiles and outboard motors permit the use of ethanol blends in their products.

Ethanol is primarily used for the following purposes:

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Octane enhancer. Adding ethanol, which has an average octane rating of 113, to regular unleaded gasoline, which has an octane rating of 87, and premium unleaded, which has an octane rating of 91, enables production of greater quantities of suboctane fuel with an octane rating of less than 87. Ethanol is commonly added to finished regular grade gasoline at the wholesale terminal as a means of increasing the octane level of gasoline to reach mid-grade and premium standards.

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Clean air additive. Ethanol acts as a clean air additive and when added to gasoline reduces tailpipe emissions resulting in improved air quality. Ethanol contains 35% oxygen which is twice that of MTBE, an alternate oxygenate to ethanol which is being phased out because of environmental and health concerns. As an oxygenate, ethanol causes more complete combustion of the fuel and engine cylinder resulting in reduced tailpipe emissions by as much as 30%, including a 12% reduction in volatile organic compound emissions when blended at a 10% level. Use of ethanol also displaces some gasoline components such as benzene, which may be carcinogenic. Ethanol is non-toxic, water soluble and biodegradable.

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Fuel extender. In addition to its performance and environmental benefits, ethanol is used to extend fuel supplies. By adding ethanol to suboctane gasoline, the refiner or blender is able to increase the octane reading of sub-octane fuel so that it conforms to gasoline standards by also expanding the total volume of fuel to be sold. As a result, the refiner benefits from increased fuel production from a given barrel of oil thereby expanding its ability to meet consumer demand, especially during times when the refinery capacity and octane sources are limited. Due to ever increasing need for automotive fuel and U.S. dependence on foreign oil and refined products, the U.S. has a critical need to find domestic sources of fuel. Current ethanol production efficiencies enable 7 bushels of grain to replace the gasoline refined from 1 barrel of crude oil. Unlike oil, however, the grain used for ethanol is replaced year after year, while a barrel of oil, once consumed, is gone forever. Much of the ethanol blending throughout the U.S. today is done simply for the purpose of extending the volume of fuel sold at the gas pump.

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Gasoline alternative. E85 is a gasoline alternative consisting of 85% ethanol and 15% gasoline which can be used in FFVs, specially designed to use E85 as a fuel. The number of service stations that sell E85 is increasing. The RFA, in its Ethanol Industry Outlook for 2007, citing the National Ethanol Vehicle Coalition, stated that there are 1,120 service stations in the U.S. that sell E85. In the U.S. auto makers are receiving incentives under the federal fuel economy standards for producing FFVs. E85 is generally priced lower per gallon than gasoline because most FFVs experience some reduction in mileage when running on E85. According to the RFA, GM, DaimlerChrysler and Ford have pledged to increase production of FFVs to half of all new vehicles by 2012, about 4 million new FFVs a year. Expanded use of E85 could significantly increase the demand for ethanol over that created by the more common 10% blending.

Growth Factors for the Ethanol Industry

We believe that the demand for ethanol will grow as a result of (1) the confluence of several favorable economic factors; (2) the voluntary and involuntary replacement of MTBE; (3) a shortage of domestic petroleum refining capacity; (4) geopolitical concerns including continued instability in the Middle East; and (5) federally mandated renewable fuel usage. Each of these factors is discussed in turn below. These factors, together with continued growth in the utilization of E85 when combined with the growing public consensus that ethanol is the equivalent of gasoline and its logical replacement in many circumstances should contribute to the growth of the ethanol industry.

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Favorable production economics relative to gasoline. Our management believes that the current cost of producing a gallon of ethanol is significantly lower than the refining cost of producing a gallon of gasoline from crude oil. This fact alone should enable ethanol to grow, not only as a strategic blend component, but also as an alternative to gasoline, especially in the form of E85.

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Replacement of MTBE. Ethanol and MTBE have been the two primary additives used to meet the Clean Air Act’s oxygenate requirements. MTBE is produced and blended with gasoline at the refinery and transported through a pipeline and, therefore, it was initially the preferred oxygenate blending ingredient used to make most reformulated gasoline. Before 2003, ethanol’s use as a fuel extender and octane enhancer was predominantly in the Midwest. As a result of health and environmental concerns, 25 states representing most of the MTBE consumed in the U.S., including California, New York and Connecticut, have banned or significantly limited the use of MTBE. Product liability concerns regarding MTBE have hastened the phase-out of MTBE nationwide, creating additional demand for ethanol outside of the Midwest. As MTBE is replaced, ethanol is the most viable substitute for MTBE because of its production economics, octane rating and clean burning characteristics and because there is presently no other alternative product currently commercially available.

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Shortage of domestic petroleum refining capacity. EIA information shows the number of operable U.S. petroleum refineries has decreased from 319 in 1980 to 148 in 2005. Also according to the EIA, even though domestic refining capacity has decreased approximately 5% from 1980 to 2005, domestic demand has increased 21% over the same period. The EIA expects growth in refining capacity to average 1.3% per year until 2025, while demand for refined petroleum products will grow at 1.5% per year over the same period. Ethanol when blended with gasoline after the refining process, directly increases domestic fuel capacity. Domestic fuel refining shortages should result in greater demand for ethanol.

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Geopolitical concerns. Crude oil imports represented 65% of the U.S. crude oil supply in 2006 and are estimated to rise to 71% by 2025 according to the EIA. Political unrest, and attacks on oil production infrastructure in the oil exporting nations, particularly in the Middle East, have periodically disrupted the flow of oil. Terrorist attacks have added a “risk premium” to world oil prices. Developing nations such as China and India have significantly increased their demand for oil. As a result, world oil prices averaged between $60 - $70 a barrel during 2006. Ethanol, as a domestic, renewable source of energy, reduces the U.S.’s dependence on foreign oil and eliminates the need to import, on annual basis, an estimated 170 million barrels of oil according to the RFA.

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Renewable Fuels Standard. The Energy Policy Act was passed in August 2005, establishing the Renewable Fuels Standard or RFS, which eliminated the mandated use of oxygenates but mandated annual use of 7.5 billion gallons of renewable fuels in the U.S. fuel supply by 2012. The RFS requires motor fuels sold in the U.S. to contain in the aggregate the following minimum volumes of renewable fuels in future years:

Year	Renewable Fuel Usage (in billions of gallons)
2006	4.0
2007	4.7
2008	5.4
2008	6.1
2010	6.8
2011	7.4
2012	7.5

This mandate may result in an increase in the demand for ethanol, as a form of renewable fuel. Implementation rules for the RFS and the Energy Policy Act are still under development and some or all of the RFS may be waived. Even though the RFS should provide an impetus to increased use of ethanol, for the reasons discussed above, We believe actual use of ethanol as a renewable fuel will surpass the mandated requirements, especially in the early years of RFS implementation. Other additional legislation that may affect the demand for ethanol, including the federal tax incentives, is discussed below under “Regulation.”

Supply of Ethanol

According to the RFA, a significant portion of ethanol production is concentrated in a few producers, but as a whole, production in the ethanol industry remains fragmented. The RFA outlook indicates that while domestic ethanol production increased from 1.3 billion gallons in 1997 to an estimated 4.9 billion gallons in 2006, the top five ethanol producers accounted for approximately 37% of the industry’s total estimated production capacity, with the remaining production being generated by more than 50 smaller producers and farmer-owned cooperatives, most with production capacity of 50 million gallons or less. Because most ethanol facilities can be constructed in approximately 14 to 18 months capacity additions can be forecasted for up to 18 months in the future. The RFA estimates that 73 new ethanol facilities and eight other expanding facilities with the capacity for an additional 6.0 billion gallons per year are under construction and are scheduled to be completed by 2009.

The ethanol industry continues to explore production technologies involving alternative feedstocks, such as biomass, but corn- and sorghum-based production technologies remain the most practical and provide the lowest operating risks. Most U.S. ethanol is produced from corn grown in the upper Midwest in Illinois, Iowa, Minnesota, Nebraska and South Dakota, but corn is grown in significant quantities elsewhere. The production process employs natural gas or, in some cases, coal to power the facility and dry distillers grains. Proximity to sufficient corn or sorghum and natural gas supply, therefore, is a key for ethanol producers.

Ethanol is usually produced by a dry-milling or wet-milling process. The processes have numerous technical differences, but the primary operating trade-off of the wet-milling process is a higher co-product yield in exchange for a lower ethanol yield. A substantial majority of new ethanol production facilities being constructed in the past five years are dry-mill because of increased efficiencies and lower capital costs. Older dry-mill ethanol facilities were generally designed and built to produce between 5 and 50 million gallons per year, with newer dry-mill facilities, however, producing over 100 million gallons per year. The larger facilities enjoy economies of scale in both construction and operating costs per gallon. Wet-mill facilities have capacities of 200 to 300 million gallons per year but according to the RFA, 82% of ethanol production capacity is generated from dry-mill facilities, with only 18% from wet-mill facilities.

More than half of U.S. ethanol production is consumed in the east and west coast markets, primarily as a result of the stricter air quality requirements in large parts of those markets. Ethanol is primarily transported from the Midwest to the coasts by rail. Adequate access to rail transportation is another key consideration for locating ethanol production facilities. Good rail access plus a producer’s ability to form grain and ethanol unit trains, consisting entirely of cars from one facility, allows for reduced transportation costs and faster delivery times. Movement of ethanol by pipeline is restricted due to the tendency of ethanol to absorb water and other impurities found in the pipelines, logistical limitations of existing pipelines and limited volumes of ethanol that need to be transported. Barges and trucks are also used in the transportation of ethanol.

Our Competitive Strengths

We believe that we have the following competitive strengths:

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Location. We believe that the location of each of our planned ethanol facilities offers a competitive advantage for the sale of ethanol and ethanol co-products. The locations of each of our planned ethanol facilities were strategically chosen based on a number of important factors including, without limitation, the facilities’ access to efficient transportation and proximity to our end users. These considerations include the availability of our raw material supplies, natural gas, water supply, electric service, skilled labor, air quality, water rights and permitting considerations.

The ethanol industry has historically concentrated itself in the corn-producing regions of the upper Midwest, with 74% of existing plant capacity currently operating in Illinois, Iowa, Nebraska, Minnesota and South Dakota. Many of these plants have followed a supply side model by locating in corn-producing areas near low cost feedstock sources. Our facilities, on the other hand, will be located in an area that will allow us to more easily supply ethanol and ethanol co-products to the emerging ethanol markets in Texas, Oklahoma, Arkansas, and Kansas. Our location allows us to take advantage of the expanding demand for ethanol and distillers grains in this area and the desire of grain processors to identify more efficient ways to develop these products and deliver them to end users in this area.

Our location will also provide us with access to supplies of locally grown corn and sorghum, which represents the lowest-cost grain available. We will also have the capability of receiving unit trains of grain when locally grown grain is not available and using unit trains to ship finished ethanol and distillers grains products.

We are located in the heart of the U.S. cattle feeding industry, providing an advantageous market for distillers’ grains and we are also well situated to sell our CO2 to oil and gas producers who can utilize this co-product to enhance oil production.

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Strategic Relationships. We have established a series of strategic relationships with industry leaders, such Lurgi, WB Johnston Grain Company and Cargill, which we believe will provide a competitive advantage. Such relationships will focus on the effective design, construction and operation of each facility, grain and co-product origination and marketing, risk management, and low cost production capabilities. Furthermore, the value chain will help control a certain amount of the input and output prices, leading to stabilized operating performance. We believe that this is a significant difference from many of the existing grain processing facilities, which typically operate independently from their suppliers and customers.

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Low Cost Production. We believe that a critical element to long-term success in the ethanol industry is to be a low-cost producer. Although the location of each facility has specific opportunities, we believe that based on the following factors, we are well-positioned to produce and market ethanol and the by-products at a lower cost than most other ethanol producers:

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Feedstock - The region where each of our facilities will be located is surrounded by sorghum - a grain that typically trades at about a 9% discount to corn. We expect to use as much sorghum as possible since this will be the lowest cost grain available to us. As a backstop, purchasing power and unit train capability will provide access to low cost grain anywhere in the nation when necessary.

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Purchasing Power - We have maintained purchasing flexibility for our raw materials. Unlike some facilities, especially those operating under the farmer co-op business model, which do not have the flexibility of accessing grain outside their immediate area as they are locked into purchase contracts with the local farmers/owners, we can source raw materials at the most favorable pricing available.

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Marketing of Distillers Grains - This element provides two opportunities to reduce costs. First, according to BBI International Consulting, the region is home to approximately 30,000,000 head of cattle within 450 miles of the Pratt facility and over 2,000,000 within 100 miles. We will have the option of not drying our distillers grains (thereby saving on energy costs) and selling into this market on a wet basis. Second, selling into the local market will also save on transportation costs. We will evaluate the relative prices of dry and wet distillers grains and optimize production to maximize the revenue stream from this co-product at each location.

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Risk Management. The input prices of corn and the output prices of ethanol are the commodities most exposed to risk. While commodity price volatility cannot be completely controlled and that price certainty cannot be predicted, we believe that total commodity risk with respect to corn and ethanol can be managed effectively. We intend to manage the risk of volatile commodity prices through a deliberate risk management strategy including the use of futures, options, and cash contracts designed and executed with the intent to stabilize performance and preserve profitability. When operational, we intend to employ risk management strategies and hedging tactics commonly utilized in the commodity industry to stabilize the balance between the cost of feedstock and the price of primary end products—ethanol and distillers grains. Proper hedging techniques for both the inputs and outputs can minimize risks due to lack of control of disparate commodity markets (grain feedstock versus ethanol, which is tied to the pricing of gasoline), while enhancing the profit opportunities of value added distillers grains. Our strategy is to utilize the expertise of various strategic investors, and other professional relationships, to help analyze market situations on a day-by-day basis. We believe that the industry has shown that a properly managed team of experienced professionals can substantially mitigate the risk of fluctuating corn and ethanol prices.

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Experienced Management. Our management team consists of seasoned ethanol production professionals with significant knowledge in energy and agricultural related industries. We believe that this level of experience will provide a significant advantage in comparison with small-producing and/or farmer-owned grain processing facilities.

Our Growth Strategy

Our mission is to become a large regional ethanol producer, with access to low-cost feedstock and an ethanol distribution network into the emerging ethanol market of the southern third of the United States. Below are the key elements of our strategy to achieve our mission.

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Complete Construction of the Pratt facility by the Third Quarter of 2007. We anticipate that we will complete the construction of the Pratt facility by the third quarter of 2007 and we expect to produce ethanol, distillers grains, and CO2 at the Pratt facility upon the completion of construction. Once the Pratt facility is online, we plan to utilize as much locally grown grain as possible. Additionally, we will have the capability to receive and load unit trains of grain and load and dispatch unit trains of ethanol. We expect the Pratt facility to have the capacity to produce a minimum of 55 million gallons per year of fuel-grade ethanol.

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Complete expansion of the Pratt facility in 2009. We expect to complete the expansion of our Pratt facility before the end of 2009. We expect this expansion, when completed, to allow the Pratt facility to produce a minimum of 110 million gallons per year of fuel grade ethanol.

•	Complete construction of the Enid, Oklahoma and Shattuck, Oklahoma Facilities. We expect that the Enid and Shattuck sites will each produce 110 million gallons per year when completed.

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Add low-cost production capacity. We intend to capitalize on the growing U.S. demand for ethanol by expanding our production capacity rapidly over the next several years. In pursuing our expansion strategy, we would seek to build large-scale facilities, leverage proven facility design, incorporate technology improvements and continue to locate facilities with access to multiple transportation services. Using similar facility designs should enable us to lower our costs relating to spare parts and to take advantage of operational experience at our other facilities. We expect to ultimately operate at four sites with an aggregate production capacity of 440 million gallons per year. In addition to the facilities described above, we are considering additional opportunities for growing our production capacity through the acquisition of existing capacity. When the construction phase is complete, we hope to take advantage of our large production capacity and greater economies of scale to become more energy efficient and increase yield. We will also continue to use our on-site grain storage facilities to purchase corn and sorghum during peak supply periods to reduce feedstock costs. We intend to reduce our per-unit transportation costs by using unit trains to ship finished ethanol and distillers grains products. We also intend to supply the large regional cattle feeding market with wet distillers grains when possible, which will reduce consumption of natural gas. We will have the capacity to dry 100% of our distillers grains at each location, which will provide flexibility in the marketing of the distillers’ grain products.

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Explore alternative technologies and renewable fuels. We are studying the costs and feasibility of technologies that may increase the efficiency of our ethanol production facilities and reduce the use of carbon-based fuels. In addition, we are exploring the feasibility of using different and potentially abundant and cost-effective feedstocks, such as cellulosic plant biomass, to supplement corn as the basic raw material used in the production of ethanol.

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Expand market demand for ethanol. We plan to create additional demand for ethanol by working with refiners and blenders to introduce ethanol into new markets and also plan to work directly with retail fuel stations to introduce E-85 fuel pumps in our region.

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Use risk mitigation strategies. We will seek to mitigate our exposure to commodity price fluctuations by purchasing forward a portion of our corn requirements on a fixed price basis and purchasing corn and natural gas futures contracts. To mitigate ethanol price risk, we will sell a portion of our production forward under fixed price and indexed contracts. The indexed contracts are typically referenced to a futures contract such as unleaded gasoline on the NYMEX or denatured ethanol on the CBOT, and we may hedge a portion of the price risk associated with index contracts by selling exchange-traded unleaded gasoline or ethanol contracts. We believe that out strategy of managing exposure to commodity price fluctuations somewhat reduce the volatility of our results of operations.

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Pursue potential acquisition opportunities. We believe that opportunities for expansion of our business through industry acquisitions may arise as the ethanol industry matures. We will evaluate opportunities to acquire additional ethanol production, storage or distribution facilities and related infrastructure. In addition to operational production facilities, we may also seek to acquire potential facility sites under development and will also evaluate opportunities to acquire other companies in the renewable energy space.

Ethanol Production Process

The modern ethanol industry biologically ferments plant starches and sugars into ethanol. Although the actual yield and process of ethanol production varies by the feedstock used, the general production process is similar throughout the industry.

In the dry milling process, corn or other high-starch grains are first ground into meal and then mixed with water and enzymes to form a mash. The mash is then passed through cookers, where the starch is liquefied. After cooling, more enzymes are added to convert the starch into fermentable sugars. Yeast is then added, and the sugars are fermented to ethanol and carbon dioxide. The fermented mash is called “beer,” and contains approximately 10% alcohol. The “beer” is pumped into a distillation system where the alcohol is removed from the mash. The alcohol is then passed through a dehydration system where the remaining water is removed. At this stage, the ethanol is essentially 200 proof, and is called anhydrous ethanol. The resulting anhydrous ethanol is then blended with about 5% denaturant, which is usually gasoline, and is then ready for shipment to market.

Source: Renewable Fuels Association

Ethanol Co-Products

We expect to produce and sell the following three ethanol co-products.

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Dried distillers grain with solubles. A co-product of dry-mill ethanol production, DDGS is a high-protein and high-energy animal feed that is sold primarily as an ingredient in beef and dairy cattle rations. DDGS consists of the concentrated nutrients (protein, fat, fiber, vitamins and minerals) remaining after starch in corn is converted to ethanol. Over 85% of DDGS is fed to dairy cattle because it contains high “by-pass protein,” which results in more milk production. It is also used in poultry, swine and other livestock feed. We anticipate that our facilities will utilize the latest DDGS production technology and produce high quality, or “golden,” DDGS, which commands a premium over products from older plants. Golden DDGS has higher availability of nutrients and is more easily digested than other products.

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Wet distillers grains with solubles. WDGS is similar to DDGS except that the final drying stage of DDGS is bypassed and the product is sold as a wet feed containing 35% to 50% dry matter, as compared to DDGS, which contains about 90% dry matter. WDGS is an excellent livestock feed with better nutritional characteristics than DDGS because it has not been exposed to the heat of drying. The sale of WDGS is usually more profitable because the plant saves the cost of natural gas for drying. The product is sold locally because of the higher cost of transporting the product to distant markets and its reduced shelf life. We plan to sell approximately half of our distillers grains as WDGS.

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Carbon Dioxide. Carbon dioxide, or CO2, is produced in large quantities during the fermentation stage of ethanol production. After scrubbing the CO2 for any residual alcohol, the CO2 is either vented, or captured and sold into beverage or other industrial markets. We believe that the CO2 market in Oklahoma and Kansas is significantly different than the CO2 market surrounding the greatest concentration of ethanol production facilities (i.e., the corn belt). Currently, CO2 is being used by Oklahoma and Kansas energy companies in secondary and tertiary oil recovery operations. We are exploring opportunities to market the CO2 we will produce to these energy companies.

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Corn oil. Corn oil can be produced as a co-product of ethanol production by installing equipment to separate the oil from the distillers grains during the production process. Corn oil can be sold as an animal feed and commands higher prices than DDGS. It can also be used to produce biodiesel, a clean burning alternative fuel that can be used in diesel engines with petroleum diesel to lower emissions and improve lubricity. We are exploring the available corn oil extraction technologies, and we may incorporate these technologies into this process if it determines it is economically feasible to do so.

Overview of Raw Material Supply, Pricing and Hedging

General

We will seek to mitigate our exposure to commodity price fluctuations by purchasing forward a portion of our corn requirements on a fixed price basis and by purchasing corn and natural gas futures contracts. To mitigate ethanol price risk, we will sell a portion of our production forward under fixed price and indexed contracts. The indexed contracts are typically referenced to a futures contract such as unleaded gasoline on the NYMEX or denatured ethanol on the CBOT, and we may hedge a portion of the price risk associated with index contracts by selling exchange-traded unleaded gasoline or ethanol futures contracts. We believe our strategy of managing exposure to commodity price fluctuations will reduce somewhat the volatility of our results.

Corn Procurement and Hedging Srategy

We intend to purchase corn through spot cash, fixed-price forward and delayed pricing contracts, and utilize hedging positions in the corn futures market to manage the risk of excessive corn price fluctuations for a portion of our corn requirements. We plan to buy futures positions on the CBOT to hedge a portion of our exposure to corn price risk. In addition, we anticipate that our facilities will have significant corn storage capacity. To help protect against potential supply disruptions, we will maintain inventories of corn at each of our facilities. This corn inventory should range generally from 10 days to 30 days of supply, depending on the time of year, the current market price for corn and other factors.

Natural gas procurement and hedging strategy

We will be subject to market risk with respect to our supply of natural gas that is consumed in the ethanol production process and has historically been subject to volatile market conditions. Natural gas prices and availability are affected by weather conditions and overall economic conditions. Accordingly, we will hedge a portion of our exposure to natural gas price risk from time to time by using fixed price or indexed exchange-traded futures contracts.

Our Major Customers

Ethanol Marketing

We have an agreement with Noble Americas Corp. for the marketing, billing, receipt of payment and other administrative services for all of the ethanol that we produce at the Pratt facility. Under the terms of the agreement, we will sell our ethanol to Noble for the price at which Noble resells the ethanol, less costs of distribution and a market rate sales commission. We may enter into ethanol marketing agreements for each of our proposed ethanol production facilities but we are also considering developing our own marketing expertise with the addition of individuals with current ethanol marketing experience.

Distillers Grains Marketing

Our majority-owned subsidiary, Gateway Ethanol entered into a Distillers Grains Marketing Agreement with Cargill, whereby it agreed to sell to Cargill 100% of its production of distillers grains in all forms produced at the Pratt facility. Under this agreement, we will sell all of distillers grains to Cargill for the price at which Cargill resells the distillers grains, less costs of distribution and a market rate sales commission.

We may enter into distillers grain marketing agreements for each of our proposed ethanol production facilities but are also considering developing our own marketing expertise with the addition of individuals with current grain marketing experience.

Our Major Suppliers

The major raw materials that are used by us to produce our products are corn and sorghum. With respect to the Pratt facility, we have long term contracts with Cargill relating to the supply of these raw materials.

Our subsidiary, Gateway Ethanol, has entered into a master agreement, dated March 30, 2006, with Cargill, under which Cargill agreed to provide certain goods and services to Gateway Ethanol in connection with the Pratt facility. Pursuant to the master agreement the parties entered into a corn supply agreement and a corn futures advisory agreement. These agreements generally have an initial term of ten years commencing either six months prior to, or on the date of, completion of construction of the Pratt facility and our placement into commercial operation.

Under the terms of the corn supply agreement, Gateway Ethanol is required to purchase corn and sorghum exclusively from Cargill for the purpose of ethanol production at the Pratt facility and Cargill is required to supply all of Gateway Ethanol’s needs for corn and sorghum. Under the terms of the corn futures advisory agreement, Gateway Ethanol retained Cargill to provide advice pursuant to the Cargill direct protein and grain risk management program. These services include the provision of advice regarding transactions in futures and futures options.

We may enter into similar grain origination agreements for other ethanol production facilities that we construct in the future.

Our Competition

According to the RFA, the ethanol market today is fragmented, with over 110 different producers of ethanol. The average producer currently generates approximately 60 million gallons per year of ethanol. The majority of these producers are farmer-led cooperatives generally consisting of single plants formed as limited liability companies.

According to the RFA, the largest ethanol producer in the United States is Archer-Daniels-Midland Company with wet and dry mill plants in the Midwest and a total production capacity of about 1.2 billion gallons per year, or about 30% of total United States ethanol production. The RFA indicates that there are approximately 110 ethanol plants currently operating with a combined annual production capacity of approximately 4.9 billion gallons. In addition, 73 ethanol plants and 8 expansions were under construction with a combined annual capacity of approximately 6.0 billion gallons by 2009.

Regulation

We are subject to extensive federal, state and local laws rules, and regulations relating to the protection of the environment. These laws will impact our business by imposing:

•	restrictions on our proposed business;

•	the need to obtain and comply with permits and authorizations;

•
liability for exceeding applicable permit limits or legal requirements, in certain cases for the remediation of contaminated soil and groundwater at our facilities, contiguous and adjacent properties and other properties owned and/or operated by third parties; and

•	specifications for the ethanol we plan to produce.

In addition, we are subject to some regulations that are beneficial to our proposed ethanol production business. The fuel ethanol industry is highly dependent upon environmental and tax regulations that favor the use of ethanol in motor fuel blends in the United States. Some of these regulations are briefly described below.

Energy Policy Act

The Energy Policy Act, passed in 2005, established minimum annual volumes of renewable fuels to be used by petroleum refiners in fuel supply. The annual requirement grows from its current level to 7.5 billion gallons per year by 2012. Also, this legislation did not provide liability protection to refiners who use MTBE as a fuel additive. Because of environmental concerns surrounding MTBE, we believe this will accelerate replacement of MTBE blending with ethanol blending. Also, the Energy Policy Act removed the oxygenate requirements that were put in place by the Clean Air Act. Finally, the Energy Policy Act includes anti-backsliding provisions that require refiners to maintain emissions quality standards in the fuels that they produce, thus providing a potential source of additional demand for ethanol.

Current legislation provides that some or all of the renewable fuel standard may be waived. The U.S. Department of Energy, in consultation with the Secretary of Agriculture and the Secretary of Energy, may waive the renewable fuels mandate with respect to one or more states if the Administrator of the U.S. EPA determines that implementing the requirements would severely harm the economy or the environment of a state, a region or the U.S., or that there is inadequate supply to meet the requirement.

The Federal Blenders’ Credit

First implemented in 1979, the federal excise tax incentive program allows gasoline distributors who blend ethanol with gasoline to receive a federal excise tax rate reduction of $0.51 per gallon of ethanol. The incentive program is scheduled to expire in 2010 (unless extended).

The Federal Clean Air Act

The use of ethanol as an oxygenate is driven, in part, by environmental regulations. The Federal Clean Air Act requires the use of oxygenated gasoline during winter months in areas with unhealthy levels of carbon monoxide.

State Legislation Banning or Significantly Limiting the Use of MTBE

In recent years, due to environmental concerns, 25 states have banned, or significantly limited, the use of MTBE, including California, Connecticut and New York. Ethanol has served as a replacement for much of the discontinued MTBE volumes and is expected to continue to replace future MTBE volumes that are removed from the fuel supply.

Federal Tariff on Imported Ethanol

In 1980, Congress imposed a tariff on foreign produced ethanol, made from cheaper sugar cane, to encourage the development of a domestic, corn-derived ethanol supply. This tariff was designed to prevent the federal tax incentive from benefiting non-U.S. producers of ethanol. The tariff is $0.54 per gallon and is scheduled to expire in January 2009.

Ethanol imports from 24 countries in Central America and the Caribbean Islands are exempted from the tariff under the Caribbean Basin Initiative, which provides that specified nations may export an aggregate of 7.0% of U.S. ethanol production per year into the U.S., with additional exemptions from ethanol produced from feedstock in the Caribbean region over the 7.0% limit. As a result of new plants under development, we believe imports from the Caribbean region will continue, subject to the limited nature of the exemption.

NAFTA also allows Canada and Mexico to export ethanol to the United States duty-free or at a reduced rate. Canada is exempt from duty under the current NAFTA guidelines, while Mexico’s duty rate is $0.10 per gallon. In addition, there is a flat 2.5% ad valorem tariff on all imported ethanol.

Environmental Matters

We are subject to various federal, state and local environmental laws and regulations, including those relating to the discharge of materials into the air, water and ground; the generation, storage, handling, use, transportation and disposal of hazardous materials; and the health and safety of our employees. These laws, regulations and permits also can require expensive pollution control equipment or operational changes to limit actual or potential impacts to the environment. A violation of these laws and regulations or permit conditions can result in substantial fines, natural resource damage, criminal sanctions, permit revocations and/or facility shutdowns. We do not anticipate a material adverse effect on our business or financial condition as a result of efforts to comply with these requirements.

There is a risk of liability for the investigation and cleanup of environmental contamination at each of the properties that we will own or operate and at off-site locations where we will arrange for the disposal of hazardous substances. If these substances have been or are disposed of or released at sites that undergo investigation and/or remediation by regulatory agencies, we may be responsible under the Comprehensive Environmental Recovery Claims Liability Act or other environmental laws for all or part of the costs of investigation and/or remediation and for damage to natural resources. We may also be subject to related claims by private parties alleging property damage and personal injury due to exposure to hazardous or other materials at or from these properties. Some of these matters may require us to expend significant amounts for investigation and/or cleanup or other costs.

In addition, new laws, new interpretations of existing laws, increased governmental enforcement of environmental laws or other developments could require us to make additional significant expenditures. Continued government and public emphasis on environmental issues can be expected to result in increased future investments for environmental controls at our ongoing operations. Present and future environmental laws and regulations (and related interpretations) applicable to our operations, more vigorous enforcement policies and discovery of currently unknown conditions may require substantial capital and other expenditures. Our air emissions are subject to the federal Clean Air Act, the federal Clean Air Act Amendments of 1990 and similar state and local laws and associated regulations. The U.S. EPA has promulgated National Emissions Standards for Hazardous Air Pollutants, or NESHAP, under the federal Clean Air Act that could apply to facilities that are owned or operated by us if the emissions of hazardous air pollutants exceed certain thresholds. Our newly constructed or expanded facilities would be required to comply with both standards upon startup if they exceed the hazardous air pollutant threshold. In addition to costs for achieving and maintaining compliance with these laws, more stringent standards may also limit our operating flexibility. Because other domestic ethanol manufacturers will have similar restrictions, however, we believe that compliance with more stringent air emission control or other environmental laws and regulations is not likely to materially affect our competitive position.

Insurance

The hazards and risks associated with producing and transporting our products, such as fires, natural disasters, explosions, abnormal pressures, blowouts and pipeline ruptures, may result in personal injury claims or damage to property and third parties. As protection against operating hazards, we maintain insurance coverage against some, but not all, potential losses. Our coverage includes physical damage to assets, employer’s liability, comprehensive general liability, automobile liability and workers’ compensation. We believe that our insurance is adequate and customary for our industry, but losses could occur for uninsurable or uninsured risks or in amounts in excess of existing insurance coverage. There are no currently pending material claims for damages or liability to third parties relating to the hazards or risks of our business.

Employees

As of June 30, 2007, we employed 25 full-time employees. The following table sets forth the number of our full-time employees by function as of June 30, 2007.

As of June 30, 2007
Functions

Company Management	7
Plant Management	6
Plant Operations	10
Administrative	2
TOTAL	25

We anticipate that prior to December 31, 2007, following the commencement of commercial operations at the Pratt facility, we will hire an additional 21 full-time employees, all of which will be involved in plant operations.

We use consultants with specific skills to assist with various business functions including evaluation, finance, due diligence, acquisition initiatives, corporate governance, business development, research and development and government relations.

Description of Property

Our principal executive office is located at 307 South Main Street, Pratt, Kansas 67124. We occupy these premises on a month-to-month basis. Our monthly payment under our current arrangement is $500.

We are in the process of constructing the Pratt facility with is located in Pratt, Kansas. We own the land and improvements at the Pratt facility, subject to existing mortgages. Once complete the Pratt facility is expected to employ approximately 37 skilled workers on a full-time basis and to have the capacity to process approximately 18 million bushels of corn and sorghum per year and to produce approximately 55 million gallons per year of ethanol and 160,000 tons of dry distillers grains per year. Construction of the Pratt facility is scheduled to be completed in the third quarter of 2007.

In addition, we have options to purchase an aggregate of approximately 100 acres in Enid, Oklahoma and Shattuck, Oklahoma, where we plan on constructing additional ethanol production facilities. Proposed facilities at these locations are in the development stage, and we are currently evaluating design-build alternatives for the construction of our other proposed ethanol production facilities. Air quality permits for our planned facilities in Enid, Oklahoma and Shattuck, Oklahoma were signed on October 18, 2006.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse affect on our business, financial condition or operating results.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the name and position of each of our current executive officers and directors.

Name	Age	Business Experience	Director/Officer Since
Patrick N. Barker	62
DR. PATRICK BARKER was, from August 28, 2006 until October 23, 2006, our president and chief executive officer. On October 23, 2006, Dr. Barker relinquished his posts as our president and chief executive officer. Dr. Barker, however, remained with our company as our chairman. Dr. Barker was the chairman of Orion Ethanol and its operating subsidiaries since their inception in August 2005 and has been involved in the development of our projects since January 2003. Dr. Barker was the chief of surgery at Pratt Regional Medical Center in Pratt, Kansas from July 1975 through February 1, 2007. Dr. Barker was a director of Western Savings Association, 1977 to 1982; and director of Columbia Savings Association, 1982 to 1994; director of Western Financial Corporation, a savings and loan institution, in 1997. While with the savings and loan industry, Dr. Barker gained extensive experience with mergers and acquisitions of publicly traded entities.

			2006
Joshua N. Barker	32
JOSHUA N. BARKER is our acting president and acting chief executive officer. Mr. Barker has held that position since August 15, 2007. From August 28, 2006, the date on which we consummated the reverse acquisition transaction with Orion Ethanol, until August 15, 2007, Mr. Barker was our executive vice president - risk management. Mr. Barker was a vice president of Orion Ethanol and its operating subsidiaries since their inception in August 2005. From March 2003 through August 2005, Mr. Barker was the president of Midwest Research & Trading, LLC, an investment advisory business founded by Mr. Barker. From August 2001 through March 2003, Mr. Barker worked as an associate at Stull and Wood, LLC, a law firm in Pratt, Kansas. Mr. Barker received a Juris Doctor degree from the University of Kansas School of Law in 2000 and received a B.A. from University of Kansas.

			2006
Timothy C. Barker	28
TIMOTHY C. BARKER. Mr. Barker is our executive vice president - development. Mr. Barker has held that position since August 28, 2006, the date on which we consummated the reverse acquisition transaction with Orion Ethanol. Mr. Barker was a vice president of Orion Ethanol and its operating subsidiaries since their inception in August 2005. Mr. Barker is also currently the president of Fresh-n-lite, LLC, a restaurant holding company, and he has held that position since October 2003. Prior to becoming the president of Fresh-n-lite, LLC, Mr. Barker attended Washburn University School of Law where he received a Juris Doctor degree and prior to that Mr. Barker received his B.A. from Oklahoma Christian University in 2001.

			2006

Name	Age	Business Experience	Director/Officer Since
Frank H. Moore	54
FRANK H. MOORE has been our vice president - plant operations since October 23, 2006. Prior to that, Mr. Moore served as vice president of Parallel Products, one of the country’s largest processors of liquid wastes, where he started as their national operations manager in May 2000, with responsibilities for four plants in the US and Canada. From 1994 until 2000, Mr. Moore served as general manager of a fuel ethanol partnership for Farmland Industries, working out of South Dakota. Prior to that time Mr. Moore served as senior vice president for Kentucky Agricultural Energy Corp., a Chevron alternative fuels investment. Mr. Moore has been a member of the Board of the Renewable Fuels Association, the trade association for the renewable fuels industry located in Washington, DC, where he served on its executive committee as Treasurer. Mr. Moore has also served as an ethanol industry lobbyist, and has sat on several U.S. Senatorial advisory committees. He received his Bachelor’s Degree from Western Kentucky University in Biology and Biophysics.

			2006
Jerry Nash	46	JERRY NASH has been a director and the executive vice president - distribution of our company since October 23, 2006. Mr. Nash has been a shareholder and director of Orion Ethanol since its inception. Prior to that, Mr. Nash served as President and CEO of Nash Oil & Gas, Inc., since 1993. Mr. Nash is not a director of any other public company.	2006
Wallace Stanberry	82	WALLACE A. STANBERRY has been an independent director of our company since October 23, 2006. Mr. Stanberry has been President of Transpetco Transport Company, a CO2 transportation and logistics since 1969. Mr. Stanberry graduated from Louisiana State University with a degree in Petroleum Engineering. Mr. Stanberry is not a director of any other public company.	2006
J. Porter Loomis	43
J. PORTER LOOMIS has been an independent director of our company since October 23, 2006. Mr. Loomis is the chief executive officer of The Peoples Bank of Pratt, Kansas and has held such position since 1999. Prior to that, Mr. Loomis was an associate with the Prudential Corporate Finance Group in Newark, New Jersey. His responsibilities included the analysis, documentation, and structuring of private debt placements, leveraged buyout transactions, and cashout of leveraged buyout holdings. Mr. Loomis graduated from Carleton College, Northfield, Minnesota, with a BA degree in Economics in 1985 and received an MBA in finance and accounting from Cornell University, Ithaca, New York, in 1987. Mr. Loomis is not a director of any other public company.

			2006

Name	Age	Business Experience	Director/Officer Since
Gary C. Evans	50
GARY C. EVANS is a member of our board of directors and our former Chief Executive Officer and President. He became our Chief Executive Officer, President and a director October 23, 2006 and he resigned as our Chief Executive Officer and President on July 18, 2007. Mr. Evans is also currently the chairman and chief executive officer and founder of GreenHunter Energy, a reporting renewable energy company. He has held such position since the inception of GreenHunter Energy in 2006. Mr. Evans is also currently a principal of Global Hunter Holdings, L.P., the parent of Global Hunter Securities, LLC. He has acted as a principal of Global Hunter Holdings since 2005. From 1985 to June 2005, Mr. Evans was the chairman, president and chief executive officer of Magnum Hunter Resources, Inc., a New York Stock Exchange listed company, until its $2.2 billion sale to Cimarex Energy Company in June 2005. Mr. Evans is also currently the lead director of Novavax, Inc., a NASDAQ listed pharmaceutical company.

			2006
J.L. “Butch” Meibergen	50	J.L. “BUTCH” MEIBERGEN II has been an independent director of our company since October 23, 2006. Mr. Meibergen is the president of Johnston Grain and Johnston Enterprises (Holding Company) and has held such position since 1991. Prior to that, Mr. Meibergen was, starting from 1979, a grain merchandiser for Johnston Grain. Mr. Meibergen graduated from Oklahoma State University in 1979 with a BS degree in Agricultural Economics. Mr. Meibergen is not a director of any other public company.	2006

Family Relationships

Dr. Patrick Barker is the father of Joshua Barker and Timothy Barker.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in “Certain Relationships and Related Transactions and Corporate Governance,” none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Code of Ethics

We have adopted a Code of Ethics applicable to all our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the Code of Ethics was filed on August 28, 2006 as Exhibit 14.1 to a Current Report on Form 8-K. Our Code of Ethics may also be viewed on our website, www.orionethanol.com.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

EXECUTIVE COMPENSATION

Summary Compensation Table - 2006

The following table sets forth information concerning all compensation awarded to, earned by or paid to Dr. Patrick Barker, our former Acting Chief Executive Officer, Gary Evans, who served as our Chief Executive Officer prior to Dr. Barker, Timothy P. Halter, who served as our Chief Executive Officer during fiscal year 2006 prior to Patrick N. Barker, and Richard Jarboe, our former Chief Operating Officer. No other executive officer received total compensation in excess of $100,000 for 2006.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)

Gary C. Evans - Director and Former CEO	2006	0	0	0	0

Patrick N. Barker – Chairman and Former Acting CEO	2006	0	0	0	0

Timothy Halter – Former CEO/CFO	2006	0	0	0	0

Richard Jarboe – Former COO	2006	146,250	0	500,000	646,250

Mr. Halter was our Chief Executive Officer from June 21, 2006 through August 28, 2006, the closing date of the reverse acquisition of Orion Ethanol, our subsidiary. On August 28, 2006, Dr. Barker became our Chief Executive Officer. Dr. Barker relinquished his position on October 23, 2006, but remained as the Chairman of the Board of Directors and has, since January 1, 2007, also acted as our Executive Chairman for which he is paid $200,000 per year by us. During his tenure as Chief Executive Officer, Dr. Barker’s compensation was set at $200,000 per year.

After Dr. Barker’s resignation on October 23, 2006, Gary C. Evans became our Chief Executive Officer and a member of our Board of Directors. Mr. Evans resigned on July 18, 2007 from his position as our Chief Executive Officer and President. Mr. Evans acted as our Chief Executive Officer pursuant to a verbal agreement. His compensation as our Chief Executive Officer was paid entirely in restricted stock pursuant to the terms of a restricted stock agreement between Mr. Evans and us that became effective on May 30, 2007. Pursuant to the restricted stock agreement, we agreed to issue to Mr. Evans 3,500,000 shares of our common stock in exchange for past services as our Chief Executive Officer. The restricted stock agreement gives us an irrevocable option for a period of ninety (90) days following October 24, 2009, or such longer period as may be agreed to by us and Mr. Evans, to redeem from Mr. Evans, at no cost to us, up to but not exceeding the number of shares of stock that have not vested in accordance with the vesting provisions of the restricted stock agreement. Prior to his resignation as our Chief Executive Officer and President on July 18, 2007 a total of 700,000 shares of stock vested. No additional shares will vest under the restricted stock agreement.

Except for the stock award granted to Mr. Evans in 2006, none of Dr. Barker nor Mr. Evans nor Mr. Halter received any compensation for their services as Chief Executive Officer (or in any other capacity) during the fiscal year ending in 2006.

Effective August 15, 2006, we entered into a three-year employment agreement with Mr. Jarboe. Mr. Jarboe’s employment agreement provided for a base salary of at least $250,000 per year and the payment of an annual incentive bonus pursuant to a program to be established for our executive officers. In addition, during his period of employment, Mr. Jarboe was entitled to (i) participate in and be covered under all the welfare benefit plans or programs maintained by the Company for the benefit of senior officers pursuant to the terms of such plans and (ii) all pension, retirement, savings and other employee benefit plans and programs maintained by the Company. However, in the event that Mr. Jarboe’s employment is terminated by the Company “without cause”, by Mr. Jarboe for “good reason”, or by Mr. Jarboe within twelve months of the effective date of a change of control (each as defined in his employment agreement), the employment agreement provided that Mr. Jarboe was entitled to receive: (i) within 75 days of the date of termination (as defined in employment agreement), a lump sum payment of (A) his then applicable base salary (as defined in his employment agreement) and accrued vacation pay through the date of termination and (B) an amount equal to his base salary multiplied by two (2.0); (ii) a pro rated portion of any annual bonus that he would otherwise have received had he remained employed through the calendar year for which the bonus is calculated; and (iii) 12 months of Company-provided health and dental insurance for Mr. Jarboe and his dependents or the economic equivalentof such benefits. If Mr. Jarboe’s employment was terminated by the Company for “cause” or by Mr. Jarboe without “good reason” (each as defined in his employment agreement), Mr. Jarboe was to receive: (i) his base salary and his accrued vacation pay (to the extent required by law or the Company’s vacation policy) through the date of termination, as soon as practicable following the date of termination (ii) reimbursement, pursuant to Company policy, for reasonable business expenses incurred, but not paid prior to the date of termination, unless the termination resulted from a misappropriation of Company funds; and (iii) any rights, compensation and/or benefits that may be due him following termination to which Mr. Jarboe was otherwise entitled. For any period of disability (as defined in the employment agreement), Mr. Jarboe was to receive, during the period of the disability, his full base salary. However, in the event that Mr. Jarboe’s employment was terminated due to (i) disability, the Company will (A) pay Mr. Jarboe his base salary through the date of termination and (B) provide Mr. Jarboe with any disability and/or other benefits and compensation to which he was entitled, or (ii) death, the Company will pay Mr. Jarboe’s beneficiary (A) his base salary and his accrued vacation pay through the date of termination, (B) reimbursement for reasonable business expenses incurred but not paid prior to the date of termination, and (C) any amounts due under any Company plans through the date of termination. If any benefit or payment to Mr. Jarboe is an excess parachute payment that is subject to the excise tax imposed by Section 4999, the employment agreement provides that the Company may limit the total change in control benefits at the excise tax threshold if (i) such benefits would be subject to the excise tax imposed by Code section 4999 and (ii) the Company determines that the executive would receive a net-after tax benefit by capping the benefits.  The employment agreement also includes customary non-disclosure, non-solicitation and non-compete covenants.

Effective December 1, 2006, Mr. Jarboe resigned from his position as Chief Operating Officer. In connection with his resignation, we and Mr. Jarboe entered into a separation agreement and release, which became effective March 10, 2007. In lieu of severance payments and any other rights that Mr. Jarboe had under the employment agreement, the separation agreement provided that we will pay a lump sum amount to Mr. Jarboe of $500,000, less any applicable withholdings, as severance benefits for termination of Mr. Jarboe’s employment. In addition, we are required under the separation agreement to maintain the medical, hospitalization, and dental programs in which Mr. Jarboe (and his spouse and/or his dependents, as applicable) participated immediately prior to Mr. Jarboe’s termination from the date of his termination until December 31, 2007, in each case at the level in effect and upon substantially the same terms and conditions (including, without limitation, contributions required by Mr. Jarboe for such benefits) as existed immediately prior to Mr. Jarboe’s termination. If Mr. Jarboe so elects, we will also continue to provide Mr. Jarboe and his spouse and dependents with COBRA coverage, at Mr. Jarboe’s expense, up to the maximum time period allowed by COBRA after December 31, 2007. Pursuant to the separation agreement, we provided Mr. Jarboe with an affidavit attesting that no bonuses for officers and directors for 2006 were paid or were contemplated as of the date of the affidavit. In consideration of the foregoing, the separation agreement provided that Mr. Jarboe waived all claims under his employment agreement or otherwise against us. Mr. Jarboe signed the separation agreement on March 2, 2007 and it became effective on March 10, 2007. The severance payment to Mr. Jarboe is reflected in the “All Other Compensation Column” in the Summary Compensation Table.

With the exception of Mr. Jarboe, we did not have change-in-control agreements with any of our above-named executive officers during 2006 and we were not obligated to pay severance or other enhanced benefits to the above named executive officers upon termination of their employment. Presently, we do not provide the above named executive offices with the opportunity to defer compensation or to contribute to company-sponsored pension or retirement plans.

Outstanding Equity Awards at Fiscal Year-End.

We did not award any stock options or other equity incentive plan awards to any above named executive officer during fiscal 2006 and there are no stock options or other equity incentive plan awards outstanding as of the end of fiscal 2006.

Director Compensation.

For fiscal 2006, we did not pay any compensation to any of our directors, including the independent directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND CORPORATE GOVERNANCE

On May 18, 2006, we entered into an exclusive Financial Advisory Agreement with Halter Financial, which remains in effect following our reverse acquisition of Orion Ethanol. Halter Financial is controlled by Mr. Halter, our former Chief Executive Officer and a current stockholder of ours. Under this agreement, Halter Financial agreed to provide certain financial advisory and consulting services related to our efforts to go public through an alternative public offering and to advise us in our efforts to complete an equity financing transaction. In return for these services, Halter retained its interest in us following the reverse acquisition transaction and, subject to certain conditions, will be entitled to receive $450,000 in cash upon the consummation of the next qualified equity financing transaction that we undertake.

On or about August 14, 2006, we entered into a Financial Advisory Agreement with Global Hunter Securities, an entity affiliated with Gary Evans, our director and former Chief Executive Officer and President, pursuant to which Global Hunter Securities would be entitled to transaction-based commissions in connection with certain of our securities offerings and debt financings.

On September 1, 2006, certain of our shareholders and officers advanced to us a total of $1,000,000 evidenced by promissory notes for the purpose of placing deposits on long lead items needed for our projects in Enid, Oklahoma and Shattuck, Oklahoma. These promissory notes had a two-year term, payable on August 31, 2008, and carried an interest rate of 11.0% per annum calculated on a 360 day year. On November 10, 2006, we repaid in full the $1,000,000 principal amount of notes, plus interest to the date of repayment.

On May 30, 2007, we entered into an Agreement and Plan of Merger with GreenHunter Energy, Inc., an alternative energy company located in Dallas, Texas. Gary C. Evans, our director and former Chief Executive Officer and President, is also the president, director and majority shareholder of GreenHunter. On July 12, 2007, we mutually agreed with GreenHunter to terminate the Merger Agreement.

On November 3, 2006, we completed a private placement of $12,430,000 principal amount of our 8% senior convertible notes to 19 accredited investors. As a result of this private placement we raised $12.43 million in gross proceeds. Our director and former Chief Executive Officer and President, Gary C. Evans, acquired $1 million in principal amount of these convertible notes in the private placement. On August 15, 2007, we entered into a Security Holder Consent and First Amendatory Agreement with the holders of a majority in principal amount of the notes. This Amendatory Agreement amended the various subscription agreements, the registration rights agreement and the terms of the notes.

Pursuant to the Amendatory Agreement, the investors agreed to waive all liquidated damages that they are entitled to as a result of our failure to timely file the required registration statement. However, if we fail to file the required registration statement by September 30, 2007, then new liquidated damages will begin to accrue at an initial rate of 9% per annum, an increasing by 1% every quarter until maturity or conversion of the notes, though at no time shall the interest rate exceed 12.5%. In consideration for this waiver, we agreed to reduce the conversion rate applicable to the voluntary conversion of the notes from $1.00 to 0.75. We also granted to each of the investors warrants that expire on December 31, 2010 to purchase at an exercise price of $1.00 a number of shares of our common stock equal to the quotient of (i) one half of the principal amount of an investor’s note, divided by (ii) $1.00.

We agreed under the terms of the Amendatory Agreement to pay all accrued, but unpaid, interest on the notes to the investors through August 15, 2007. Interest continues to accrue under the notes thereafter, but is not payable until the required registration statement becomes effective. At that time, interest will cease to accrue, and the investors will have the option to receive all accrued, but unpaid, interest in cash, but, if they so choose, then their conversion price would be reset at $1.00 per share. Alternatively, the investors could choose to forgo all accrued and unpaid interest in which case their conversion price would remain at $0.75. Also, under the terms of the Amendatory Agreement, once we appoint a new chief executive officer that is not a current or former director, officer or 10% or greater shareholder of ours, or any such person’s affiliate, the applicable interest rate is automatically lowered to a fixed rate of 8%.

Under the terms of the Amendatory Agreement, we were also granted a call option that allows us to call the notes if the following milestones are achieved: (1) the required registration statement is declared effective for at least 30 days and remains effective at the time of the call, (2) our Pratt facility is producing at least 75% of its 55 million gallon per year nameplate capacity; (3) our stock is listed on any one of AMEX, NASDAQ, or NYSE, and (4) the median volume of trading in our stock is at least 10,000 shares per day during the 30 business days prior to the call of the notes.

Pursuant to the Amendatory Agreement, our officers and directors agreed to lock up 90 percent of the common stock held by them until the required registration statement becomes effective and thereafter at any time when such registration statement is no longer effective. The investors also agreed to eliminate their right of first refusal that would otherwise have been applicable to future equity offerings by us.

Promoters and Certain Control Persons

We did not have any promoters at any time during the past five fiscal years.

Corporate Governance.

Upon consideration of the criteria and requirements regarding director independence set forth in rules promulgated by The NASDAQ Stock Market, our Board of Directors has determined that three of our six (6) directors are “independent directors” as such term is defined in NASDAQ listing requirements. Specifically, the Board has determined that Messrs. Stanberry, Loomis, and Meibergen meet such criteria and requirements. These three directors also constitute our audit committee and our compensation committee. We do not have a nominating and governance committee. The independent directors meet in a separate executive session immediately following each regular meeting of the Board of Directors or, if such a meeting is not possible, then within a reasonable period of time thereafter.

CHANGE IN ACCOUNTANTS

On August 28, 2006, our board of directors retained Hein & Associates LLP, as our Independent Registered Public Accounting Firm. At such time, our board of directors approved the dismissal of Mantyla McReynolds as our independent auditor.

No accountant’s report issued by Mantyla McReynolds on the financial statements for either of the past two years contained an adverse opinion or a disclaimer of opinion or was qualified or modified as to uncertainty, audit scope or accounting principles, except for a going concern opinion expressing substantial doubt about our ability to continue as a going concern.

During the fiscal year ended December 31, 2005 and from January 1, 2006 to August 28, 2006, there were no disagreements with Mantyla McReynolds on any matter of accounting principles or practices, financial disclosure, or auditing scope or procedure. From August 28, 2006 to December 31, 2006, there were no disagreements with Hein & Associates on any matter of accounting principles or practices, financial disclosure, or auditing scope or procedure. There were no reportable events, as described in Item 304(a)(1)(v) of Regulation S-B, during our two most recent fiscal years ended December 31, 2006 and 2005.

We furnished a copy of foregoing disclosure to Mantyla McReynolds and requested Mantyla McReynolds to furnish a letter addressed to the Securities and Exchange Commission, or SEC, stating whether it agrees with the statements made by us herein in response to Item 304(a) of Regulation S-B and, if not, stating the respect in which it does not agree. A copy of the letter was filed by as Exhibit 16.1 to our Current Report on Form 8-K filed on August 29, 2006.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of August 24, 2007 (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group.

Unless otherwise specified, the address of each of the persons set forth below is in care of Orion Ethanol, Inc., 307 S. Main, Pratt, KS 67124.

Security	Name & Address of Beneficial Owner	Office, If Any	Amount & Nature of Beneficial Ownership(1)	Percent of Class(2)
Common Stock	Patrick N. Barker(3)	Executive Chairman	12,715,593	37.8%

Common Stock	Greengroup, LLC (3)	None	11,175,802	34.2%

Common Stock	Joshua N. Barker	Acting President and Acting Chief Financial Officer	988,103	3.0%

Common Stock	Timothy C. Barker	Executive Vice President – Development	988,103	3.0%

Common Stock	Frank H. Moore	Vice President – Plant Operations	450,000	*

Common Stock	J. Porter Loomis	Director	1,034,539	3.2%

Common Stock	Wallace A. Stanberry	Director	24,039	*

Common Stock	J.L. “Butch” Meibergen II	Director	24,039	*

Common Stock	Jerry Nash	Executive Vice President – Distribution, Director	8,149,637	24.4%

Common Stock	Gary C. Evans	Director	2,033,333	6.0%

Common Stock	All officers and directors as a group (9) persons named above	N/A	26,407,386	69.6%

* Less than 1%

1 Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of our common stock.

2 A total of 37,956,860 shares of our Common Stock are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1). For each Beneficial Owner above, any options exercisable within 60 days have been included in the denominator.

3 Consists of 11,175,802 shares held directly by Greengroup, LLC. Patrick N. Barker controls Greengroup LLC through the provisions of Greengroup, LLC’s operating agreement and Patrick Barker, Ann C. Barker, Brendon Barker, Joshua Barker, Timothy Barker and certain trusts for the benefit of the grandchildren of Patrick and Ann Barker own 19.25%, 19.25%, 20%, 20%, 20% and 1.5% of Greengroup, LLC, respectively.

SELLING STOCKHOLDERS

This prospectus relates to the resale by the selling stockholders named below from time to time of up to a total of 32,676,142 shares of our common stock that were issued to selling stockholders pursuant to transactions exempt from registration under the Securities Act of 1933.

The following table sets forth certain information regarding the selling stockholders and the shares offered by them in this prospectus. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a selling stockholder and the percentage of ownership of that selling stockholder, shares of common stock underlying shares of convertible preferred stock, options or warrants held by that selling stockholder that are convertible or exercisable, as the case may be, within 60 days of the date of this prospectus are included. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other selling stockholder. Each selling stockholder’s percentage of ownership in the following table is based upon 55,449,253 (including the shares underlying our 8% convertible senior notes on an as-converted basis and the shares underlying warrants on an as-exercised basis) shares of common stock outstanding as of September 20, 2007.

Two of the selling stockholders are employees or suppliers of ours or our affiliates. Except these two selling stockholders and except as specifically set forth in the footnotes to the table, none of the selling stockholders has held a position as an officer or director of the company, nor has any selling stockholder had any material relationship of any kind with us or any of our affiliates. All information with respect to share ownership has been furnished by the selling stockholders. The shares being offered are being registered to permit public secondary trading of the shares and each selling stockholder may offer all or part of the shares owned for resale from time to time. In addition, none of the selling stockholders has any family relationships with our officers, directors or controlling stockholders. Furthermore, no selling stockholder is a registered broker-dealer or an affiliate of a registered broker-dealer.

The term “selling stockholders” also includes any transferees, pledges, donees, or other successors in interest to the selling stockholders named in the table below. To our knowledge, subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person’s name. We will file a supplement to this prospectus (or a post-effective amendment hereto, if necessary) to name successors to any named selling stockholders who are able to use this prospectus to resell the securities registered hereby.

Name and Address	Beneficial Before the Offering (1)	Shares of Common Stock Included in Prospectus	Beneficial Ownership After the Offering (2)	Percentage of Common Stock Owned After Offering (2)
West Coast Opportunity Fund, LLC (3)	9,166,666	9,166,666	0	0
E.I.G. LLC (4)	2,071,666	2,071,666	0	0
HB Partners L.L.C. (5)	2,139,819	2,139,819	0	0
Jerry Rafferty	1,406,486	1,406,486	0	0
WP Investments LLC (6)	1,406,486	1,406,486	0	0
Halter Financial Investments (7)	1,346,000	1,346,000	0	0
Gary C. Evans (8)	1,833,333	1,833,333	0	0
H. Richard Jarboe	1,039,095	1,039,095	0	0
Iwanta Oil, LLC (9)	1,375,000	1,375,000	0	0
R.E. Trust (10)	1,375,000	1,375,000	0	0
Chet Morrison (11)	916,666	916,666	0	0
DOC Investments, LLC (12)	916,666	916,666	0	0
DOC Investments No. 2, LLC (13)	916,666	916,666	0	0
Crossroads Cattle, Inc. (14)	519,528	519,528	0	0
Southwest Ethanol, LLC (15)	401,923	401,923	0	0
Scott G. Sleyster	400,000	400,000	0	0
Dona Cramer	367,851	367,851	0	0
Don & Jean Zimmer TTEE FBO The Zimmer Living Trust DTD 1/11/2007	367,851	367,851	0	0
Cargill Biofuels Investments, LLC (16)	359,888	359,888	0	0
Gateway Investments LLC (17)	359,888	359,888	0	0
Joseph L. Meibergen and Suzanne L. Meibergen JTWROS (18)	458,333	458,333	0	0
Hugh C. Uhalt (19)	458,333	458,333	0	0
Wayne C. Ducote (20)	458,333	458,333	0	0
David L. Ducote (21)	458,333	458,333	0	0
Paxton White (22)	458,333	458,333	0	0
Evans White (23)	458,333	458,333	0	0
Kim D. Krehbiel	168,778	168,778	0	0
Edwin B. Young (24)	183,333	183,333	0	0
David S. Krueger (25)	183,333	183,333	0	0
David and Stephanie Kenkel	183,333	183,333	0	0
Joel A. Dondis (26)	183,333	183,333	0	0
Rick Abrams and Mary Abrams JT WROS	84,389	84,389	0	0
H. Thad Henry TTEE H. Thad Henry Trust	84,389	84,389	0	0
Jeff A. Taylor & Sandra E. Taylor JT WROS	84,389	84,389	0	0
Steven Keith Mills TTEE Steven Keith Mills LIV REV TR DTD 07/17/2006	44,389	44,389	0	0
Willa Beth Mills TTEE Willa Beth Mills LIV REV TR DTD 07/17/2006	40,000	40,000	0	0
TOTAL	32,676,142	32,676,142	0	0

(1) Includes 16,573,326 shares of our common stock issuable upon the conversion of our 8% senior convertible notes and 6,215,000 shares of our common stock issuable upon the exercise of warrants.

(2) Assumes that all of the warrants and all of the 8% senior convertible notes have been exercised and sold.

(3) Includes 6,666,666 shares of common stock issuable upon the conversion of our 8% senior convertible notes and 2,500,000 shares of our common stock issuable upon the exercise of warrants. The investment manager of West Coast Opportunity Fund, LLC (“WCOF”) is West Coast Asset Management (“WCAM”). WCAM has the authority to do any and all acts on behalf of WCOF, including voting any shares held by WCOF. Paul Orfalea, Lance Helfert and Atticus Lowe constitute the Investment Committee of the WCOF. Messrs. Orfalea, Helfert and Lowe disclaim beneficial ownership of the shares.

(4) Includes 1,506,666 shares of common stock issuable upon the conversion of our 8% senior convertible notes and 565,000 shares of our common stock issuable upon the exercise of warrants. Jerry Rafferty, managing member of E.I.G. LLC (“EIG”), has voting and investment power over our securities held by EIG.

(5) Includes 533,333 shares of our common stock issuable upon the conversion of our 8% senior convertible notes and 200,000 shares of our common stock issuable upon the exercise of warrants. Joseph O. Hodges and Timothy W. Boyse have voting and investment power over our securities held by HB Partners, LLC.

(6) Dale Withers has voting and investment power over our securities held by WP Investments LLC.

(7) Halter Financial Investments, L.P. (“HFI”) is a Texas limited partnership in which Timothy P. Halter, David Brigante, Marat Rosenberg and George Diamond (or their affiliated entities) are limited partners. All of them have voting power and investment power over the securities owned by HFI and may be deemed to be the beneficial owner of the shares

(8) Includes 1,333,333 shares of common stock issuable upon the conversion of our 8% senior convertible notes and 500,000 shares of our common stock issuable upon the exercise of warrants.

(9) Includes 1,000,000 shares of common stock issuable upon the conversion of our 8% senior convertible notes and 375,000 shares of our common stock issuable upon the exercise of warrants. Michael White, managing member of Iwanta Oil, LLC (“Iwanta”), has voting and investment power over our securities held by Iwanta.

(10) Includes 1,000,000 shares of common stock issuable upon the conversion of our 8% senior convertible notes and 375,000 shares of our common stock issuable upon the exercise of warrants.

(11) Includes 666,666 shares of common stock issuable upon the conversion of our 8% senior convertible notes and 250,000 shares of our common stock issuable upon the exercise of warrants.

(12) Includes 666,666 shares of common stock issuable upon the conversion of our 8% senior convertible notes and 250,000 shares of our common stock issuable upon the exercise of warrants. Daniel O. Conwill IV is the Manager of Doc Investments, LLC and has voting power and investment power over securities held by Doc Investments, LLC. Daniel O. Conwill IV is the president of Global Hunter Securities, a registered broker-dealer. Doc Investments, LLC made the representations that it purchased our securities in the ordinary course of business and at the time of purchase of the securities to be resold, it had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(13) Includes 666,666 shares of common stock issuable upon the conversion of our 8% senior convertible notes and 250,000 shares of our common stock issuable upon the exercise of warrants. Daniel O. Conwill IV is the Manager of Doc Investments No. 2, LLC and has voting power and investment power over securities held by Doc Investments No. 2, LLC. Daniel O. Conwill IV is the president of Global Hunter Securities, a registered broker-dealer. Doc Investments No. 2, LLC made the representations that it purchased our securities in the ordinary course of business and at the time of purchase of the securities to be resold, it had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(14) Carol J. Stull has voting and investment power over our securities held by Crossroads Cattle, Inc.

(15) Gordon Stull, Patrick Barker and Richard Jarboe have voting and investment power over our securities held by Southwest Ethanol, LLC.

(16) Dennis C. Inman and Brian E. Silvey, both Directors of Cargill Biofuels Investments, LLC (“Cargill”), have voting and investment power over our securities held by Cargill. Both Mr. Inman and Mr. Silvey disclaim beneficial ownership of such securities.

(17) Joseph O. Hodges, Michael L. Hodges, Timothy W. Boyse, Dale D. Withers and Jerry Rafferty have voting and investment power over our securities held by Gateway Investments, LLC.

(18) Includes 333,333 shares of common stock issuable upon the conversion of our 8% senior convertible notes and 125,000 shares of our common stock issuable upon the exercise of warrants.

(19) Includes 333,333 shares of common stock issuable upon the conversion of our 8% senior convertible notes and 125,000 shares of our common stock issuable upon the exercise of warrants.

(20) Includes 333,333 shares of common stock issuable upon the conversion of our 8% senior convertible notes and 125,000 shares of our common stock issuable upon the exercise of warrants.

(21) Includes 333,333 shares of common stock issuable upon the conversion of our 8% senior convertible notes and 125,000 shares of our common stock issuable upon the exercise of warrants.

(22) Includes 333,333 shares of common stock issuable upon the conversion of our 8% senior convertible notes and 125,000 shares of our common stock issuable upon the exercise of warrants.

(23) Includes 333,333 shares of common stock issuable upon the conversion of our 8% senior convertible notes and 125,000 shares of our common stock issuable upon the exercise of warrants.

(24) Includes 133,333 shares of common stock issuable upon the conversion of our 8% senior convertible notes and 50,000 shares of our common stock issuable upon the exercise of warrants.

(25) Includes 133,333 shares of common stock issuable upon the conversion of our 8% senior convertible notes and 50,000 shares of our common stock issuable upon the exercise of warrants.

(26) Includes 133,333 shares of common stock issuable upon the conversion of our 8% senior convertible notes and 50,000 shares of our common stock issuable upon the exercise of warrants.

We will not receive any of the proceeds from the sale of any shares by the selling stockholders. We have agreed to bear expenses incurred by the selling stockholders that relate to the registration of the shares being offered and sold by the selling stockholders, including the SEC registration fees and legal, accounting, printing and other expenses of this offering.

PLAN OF DISTRIBUTION

The selling stockholders, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other means permitted by applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchase of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. We know of no existing arrangements between any of the selling stockholders and any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares, nor can we presently estimate the amount, if any, of such compensation. See “Selling Stockholders” for description of any material relationship that a stockholder has with us and the description of such relationship.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to pay certain fees and expenses incurred by us incident to the registration of the shares. Such fees and expenses are estimated to be $75,000. We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

DESCRIPTION OF CAPITAL STOCK

Common Stock

We are authorized to issue up to 100,000,000 shares of common stock, par value $0.001 per share, of which 32,661,025 shares are currently issued and outstanding.

Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters coming before our stockholders for a vote. Our bylaws provide that the persons receiving the greatest number of votes shall be the directors. Stockholders do not have preemptive rights to purchase shares in any future issuance of our common stock. Upon our liquidation, dissolution or winding up, and after payment of creditors and preferred stockholders, if any, our assets will be divided pro-rata on a share-for-share basis among the holders of the shares of our common stock.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors.

All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

Preferred Stock

We are authorized to issue up to 10,000,000 shares of preferred stock, par value $0.001 per share, of which no shares are currently issued and outstanding. Our board is expressly authorized to provide for the issuance of all or any shares of preferred stock in one or more series, and to fix for each such series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolutions adopted by our board. In addition, our board may provide for the issuance of such series, as may be permitted, by filing a certificate pursuant to the applicable provisions of the Nevada Revised Statutes or NRS, including without limitation the authority to provide that any such series may be (1) subject to redemption at such time or times and at such price or prices; (2) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, or on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; or (3) entitled to such rights upon the dissolution of, or upon any distribution of our assets, all as may be stated in such resolution or resolutions of our board of directors.

Warrants

We issued warrants to persons who were formerly members of Gateway Holdco, the former parent of our subsidiary Gateway Ethanol. These warrants are for the purchase of a number of shares of our common stock equal to the quotient of twenty percent of such member’s original investment in Gateway Holdco divided by the price to be paid by investors for a share of our common stock in the next equity financing round in which we receive at least $20 million in gross proceeds. These warrants will be exercisable at an exercise price per share that is equal to 125% of the price paid by such investors in such equity financing round.

We also granted to each of the investors with whom we executed the Amendatory Agreement warrants that expire on December 31, 2010 to purchase at an exercise price of $1.00 a number of shares of our common stock equal to the quotient of (i) one half of the principal amount of an investor’s note, divided by (ii) $1.00.

Transfer Agent and Registrar

Our stock transfer agent is Securities Transfer Corporation located at 2591 Dallas Parkway Ste 102, Frisco, Texas 75034. Their phone number is (469) 633-0101.

SHARES ELIGIBLE FOR FUTURE SALE

As of September 20, 2007, we had outstanding 32,660,927 shares of common stock.

Shares Covered by this Prospectus

All of the 32,676,142 shares being registered in this offering may be sold without restriction under the Securities Act of 1933, so long as the registration statement of which this prospectus is a part is, and remains, effective.

Rule 144

The resale of shares that are held by our affiliates and the resale of shares that are held by non-affiliates for a period of less than two years are governed by the following requirements of Rule 144 of the Securities Act.

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares of our common stock for at least one year, including any person who may be deemed to be an “affiliate” (as the term “affiliate” is defined under the Securities Act of 1933), would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

• 1% of the number of shares of common stock then outstanding, which as of September 20, 2007 would equal 326,609 shares; or

• the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

However, since our shares are quoted on the NASD's Electronic Bulletin Board, which is not an "automated quotation system," our stockholders cannon rely on the market-based volume limitation described in the second bullet above. If, in the future, our securities are listed on an exchange or quoted on NASDAQ, then our stockholders would be able to rely on the market-based volume limitation. Unless and until our stock is so listed or quoted, our stockholders can only rely on the percentage based volume limitation described in the first bullet above.

Sales under Rule 144 are also governed by other requirements regarding the manner of sale, notice filing and the availability of current public information about us. Under Rule 144, however, a person who is not, and for the three months prior to the sale of such shares has not been, an affiliate of the issuer is free to sell shares that are “restricted securities” which have been held for at least two years without regard to the limitations contained in Rule 144. The selling stockholders will not be governed by the foregoing restrictions when selling their shares pursuant to this prospectus.

Other than the 17,285 shares of our outstanding common stock that are eligible for resale under Rule 144(k) below, we believe that as of September 20, 2007, 31,272,740 of our shares are eligible for resale under Rule 144.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, notice filing, volume limitation or notice provisions of Rule 144.

We believe that 17,285 of our outstanding shares may currently be sold in reliance on Rule 144(k).

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Thelen Reid Brown Raysman & Steiner LLP, Washington, D.C.

EXPERTS

The financial statements of Orion Ethanol, Inc. included in this prospectus and in the registration statement have been audited by Hein & Associates, independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance on such report, given the authority of said firm as an expert in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC, a registration statement on Form SB-2 under the Securities Act with respect to the common stock offered in this offering. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to us and the common stock offered in this offering, we refer you to the registration statement and to the attached exhibits. With respect to each such document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matters involved.

You may inspect our registration statement and the attached exhibits and schedules without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of our registration statement from the SEC upon payment of prescribed fees. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

Our SEC filings, including the registration statement and the exhibits filed with the registration statement, are also available from the SEC’s website at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

ORION ETHANOL, INC
(A development Stage Company)

 Orion Ethanol, Inc.
 (A Development Stage Company)
CONDENSED CONSOLIDATED BALANCE SHEET
 (In thousands)
 (Unaudited)

June 30,
2007
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$3,404
Inventory	3,427
Prepaid expenses	198
Other assets	5
Total current assets	7,034

PROPERTY AND EQUIPMENT
Land and improvements	2,773
Building and improvements	227
Equipment	159
Construction in progress	75,506
Deposits on construction	3,891
New site development	1,347
83,903
Less accumulated depreciation and amortization	(42)
Net property and equipment	83,861

OTHER ASSETS
Water rights	1,166
Land and water options	50
Loan costs, net of accumulated amortization of $411	2,266
3,482
TOTAL ASSETS	$94,377

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$9,344
Accrued liabilities	5,693
Advances payable-related parties	110
Accrued interest payable	296
Current portion of long-term debt	567
Total current liabilities	16,010

LONG-TERM DEBT
Long-term debt	56,847
Senior convertible debt, net of unamortized discount of $8,321	4,109
Accrued interest	-
60,956
Minority interest in Gateway Holdco, LLC	9,447

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
Preferred Stock; $.001 par value; 10,000,000 authorized; none
issued and outstanding	-
Common Stock; $.001 par value; 100,000,000 authorized; 32,661,025
issued and outstanding	33
Additional paid-in Capital	33,703
Deficit accumulated during development stage	(25,772)
Total shareholders' equity	7,964

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$94,377

See accompanying notes to these condensed consolidated financial statements.

Orion Ethanol, Inc.
 (A Development Stage Company)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)
(Unaudited)

	For the three months ended June 30, 2007	For the three months ended June 30, 2006	For the six months ended June 30, 2007	For the six months ended June 30, 2006	For the Period from January 1, 2003 (inception) through June 30, 2007
REVENUES
Management fee income	$11	$-	$11	$-	$57

OPERATING EXPENSES	9,281	303	10,182	426	20,594

LOSS FROM OPERATIONS	(9,270)	(303)	(10,171)	(426)	(20,537)

OTHER INCOME AND (EXPENSES)
Interest expense	(2,006)	-	(3,930)	-	(5,195)
Interest income	64	89	166	89	365
Other non-operating income (expense)	(605)	-	(660)	-	(730)

INCOME BEFORE MINORITY INTEREST	(11,817)	(214)	(14,595)	(337)	(26,097)

Minority interest in net loss of Gateway Holdco, LLC	110	61	182	75	325

NET LOSS	$(11,707)	$(153)	$(14,413)	$(262)	$(25,772)

BASIC AND DILUTED LOSS PER COMMON SHARE	$(0.36)	$(0.01)	$(0.44)	$(0.02)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
BASIC AND DILUTED	32,661	22,100	32,661	11,233

See accompanying notes to these condensed consolidated financial statements.

Orion Ethanol, Inc.
(A Development Stage Company)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	For the six months ended June 30, 2007	For the six months ended June 30, 2006	For the period from January 1, 2003 (inception) through June 30, 2007
OPERATING ACTIVITIES
Net loss	$(14,413)	$(262)	$(25,772)

Adjustments to reconcile net loss to net cash
used in operating activities
Depreciation and amortization	301	-	324
Stock-based compensation expense	7,880	-	7,880
Minority interest in net loss of Gateway Holdco, LLC	(182)	(75)	(325)
Non-cash consulting expense	-	-	5,553
Amortization of discount on convertible debt	3,108	-	4,109
Water option expiration	-	-	75
Severance expense	-	-	511

Changes in operating assets and liabilities
Inventory	(3,427)	-	(3,427)
Prepaid expenses and other current assets	(89)	(320)	(203)
Accounts payable and accrued expenses	3,845	120	9,887
Deposits	-	-	(428)

Net cash used in operating activities	(2,977)	(537)	(1,816)

INVESTING ACTIVITIES
Capital expenditures	(33,052)	(8,401)	(79,397)
Restricted cash	-	(5,830)	-
Deposits on construction	123	(5,950)	(4,293)

Net cash used in investing activities	(32,929)	(20,181)	(83,690)

FINANCING ACTIVITIES
Loan costs	(5)	(1,629)	(2,676)
Proceeds from long-term debt	28,790	10,347	57,414
Proceeds from convertible debt	-	-	12,430
Issuance of common stock for cash	-	4,625	12,008
Issuance of common stock for acquisition	-	-	10
Distributions	-	-	(158)
Contribution from minority interest	1,487	8,001	9,772
Advances from related parties	(442)	194	110

Net cash provided by financing activities	29,830	21,538	88,910

Net increase (decrease) in cash and cash equivalents	(6,076)	820	3,404
Cash and cash equivalents at beginning of period	9,480	124	-
Cash and cash equivalents at end of period	$3,404	$944	$3,404

See accompanying notes to these condensed consolidated financial statements.

ORION ETHANOL, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Note 1. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation

The accompanying unaudited condensed consolidated financial statements of Orion Ethanol, Inc. and its subsidiaries ("Orion," “we”, “our”, or the "Company") have been prepared in accordance with the instructions to Form 10-QSB pursuant to the rules and regulations as prescribed by the SEC. Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles ("GAAP") have been condensed or omitted pursuant to those rules and regulations. The financial statements include certain definitions and a summary of significant accounting policies and accordingly, these financial statements should be read in conjunction with our audited Consolidated Financial Statement for the year ended December 31, 2006, included in our Annual Report on Form 10-KSB for the year ended December 31, 2006, as amended, which includes certain definitions and a summary of significant accounting policies. All material adjustments (consisting solely of normal recurring adjustments) which, in the opinion of management, are necessary for a fair statement of the results for the interim periods have been reflected. The results for the six months ended June 30, 2007 are not necessarily indicative of the results to be expected for the full year. This Form 10-QSB relates to the three and six months ended June 30, 2007 and the three and six months ended June 30, 2006.

Significant accounting policies

In addition to the policies noted below, significant accounting policies are summarized in “Management's Discussion and Analysis or Plan of Operation” in our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006.

Inventory

Inventory, which is included in current assets, includes corn and sorghum grain and is carried at the lower of cost or market using the average cost method.

Derivative Financial Instruments

Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities,” establishes accounting and reporting standards requiring that derivative instruments (including certain derivative instruments embedded in other contracts) be recorded at fair value and included in the consolidated balance sheet as assets or liabilities. The accounting for changes in the fair value of a derivative instrument depends on the intended use of the derivative and the resulting designation, which is established at the inception of a derivative. For derivative instruments designated as cash flow hedges, changes in fair value, to the extent the hedge is effective, are recognized in other comprehensive income until the hedged item is recognized in earnings. Any change in the fair value resulting from ineffectiveness, as defined by SFAS 133, is recognized immediately in earnings. For derivative instruments designated as fair value hedges (in accordance with SFAS 133), changes in fair value, as well as the offsetting changes in the estimated fair value of the hedged item attributable to the hedged risk, are recognized currently in earnings. Differences between the changes in the fair values of the hedged item and the derivative instrument, if any, represent gains or losses on ineffectiveness and are reflected currently in earnings. Hedge effectiveness is measured at least quarterly based on the relative changes in fair value between the derivative contract and the hedged item over time. Changes in fair value of contracts that do not qualify as hedges or are not designated as hedges are also recognized currently in earnings.

ORION ETHANOL, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Our results of operations and operating cash flows are impacted by changes in market prices for corn and ethanol. To mitigate a portion of the exposure to adverse market changes, we may enter into various derivative instruments. Although derivatives often fail to achieve 100% effectiveness for accounting purposes, we believe our derivative instruments continue to be highly effective in achieving the risk management objectives for which they were intended.

We did not enter into any derivative contracts until the second quarter of 2007. Earnings from derivative financial instruments for the three and six months ended June 30, 2007 were $52,000. We did not have any open trade equity as of June 30, 2007.

Stock-Based Compensation

On January 1, 2006 (in the Company's first quarter), we adopted SFAS No. 123 (revised 2004), “Share-Based Payment” (SFAS 123(R)), to account for stock-based compensation. Among other things, SFAS 123(R) eliminates the use of APB Opinion No. 25 and the intrinsic value method of accounting for equity compensation and requires companies to recognize the cost of employee services received in exchange for awards of equity instruments based on the grant date fair value of those awards in their financial statements. For equity-based compensation awards granted or modified subsequent to December 31, 2006, compensation expense based on the fair value on the date of grant or modification will be recognized in our financial statements over the vesting period. Amounts are recognized in general and administrative expense and production expense. We utilize the Black-Scholes option pricing model to measure the fair value of stock options. Our stock-based compensation plans are described in the following summary descriptions of the Restricted Stock Agreement and the 2006 Equity Incentive Plan.

Restricted Stock Agreement

Effective May 30, 2007, we entered into a Restricted Stock Agreement (the “RSA”), dated as of January 12, 2007, with Gary C. Evans, a director of the Company and our former Chief Executive Officer. Pursuant to the RSA, we agreed to issue three million five hundred thousand (3,500,000) shares (the “Shares”) of our common stock, $0.001 par value (the “Common Stock”) to Mr. Evans in exchange for his past services and/or expected provision of future services on our behalf and/or to our affiliates.

As of June 30, 2007, a total of 700,000 of the Shares had vested and we had accrued a liability of $4,935,000 for the Shares which we have not yet issued. The expense was recognized in operating expenses.

On July 18, 2007, Mr. Evans resigned from his position as our Chief Executive Officer. As a result of Mr. Evans resignation, no additional restricted Shares will vest under the RSA.

2006 Equity Incentive Plan

On November 28, 2006, our board of directors adopted the 2006 Equity Incentive Plan, (the “2006 Plan”). The 2006 Plan reserves 15,000,000 shares of Common Stock for issuance in connection with stock options, restricted stock awards and other equity-based awards to be granted under the 2006 Plan.

Awards under the 2006 Plan (which may include grants of stock options, stock appreciation rights, performance units, restricted stock, restricted stock units or performance shares) are subject to the administration and interpretation by our board of directors or any committee authorized by our board of directors to administer the 2006 Plan. The following summary description of the 2006 Plan is qualified in its entirety by reference to the terms of the 2006 Plan:

▪
The exercise price per share for the shares to be issued pursuant to an exercise of a stock option will be no less than the fair market value per share on the grant date, except in the case of an incentive stock option granted to a 10% owner, where the exercise price per share will be no less than 110% of the fair market value per share on the grant date.

ORION ETHANOL, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

▪
The term, vesting schedule, exercise date and the mechanics of exercise of the stock option will be set forth under the respective award agreement. The form of payment for the exercise of the stock option is determined by the administrator and may consist of any combination of cash, check, other shares and, to the extent not prohibited by the Sarbanes-Oxley Act of 2002, promissory notes or a cashless exercise program.

▪
Unvested stock options are cancelled as of 90 days after termination of employment as set forth in the respective award agreement and the shares covered by such unvested portion of the award agreement will be forfeited to us and revert back to the 2006 Plan and the shares subject to the award will become available for future grant or sale under the 2006 Plan. Options that have vested remain exercisable for 90 days after termination; depending on award agreement, other forms of award may terminate on the day of employment termination.

▪
On the date set forth in the award agreement or on a date determined by the administrator, as applicable, all (i) restricted stock grants for which restrictions have not lapsed; (ii) unearned restricted stock units; (iii) stock appreciation rights; and (iv) performance units and shares shall be forfeited to us and will revert back to the 2006 Plan and the shares subject to the award will become available for future grant or sale under the 2006 Plan.

▪
No more than an aggregate of 2,000,000 shares (or for awards denominated in cash, the fair market value of 2,000,000 shares on the grant date) may be subject to awards under the 2006 Plan to any individual participant in any one fiscal year. In addition, subject to certain terms under the 2006 Plan and the Internal Revenue Code, no more than an aggregate of 5,000,000 shares may be issued under an option that qualifies as an incentive stock option.

▪
Vested stock options may be exercised within the period specified in the award agreement following the participant's employment termination, disability or death. Under the 2006 Plan, in the absence of a specified time in the award agreement, the stock option will remain exercisable for (i) 3 months following participant's employment termination or (ii) 12 months following the participant's termination due to disability or death.

▪
A participant will be fully vested in and have the right to exercise the participant's outstanding options, stock appreciation rights, including shares as to which such awards would not otherwise be vested or exercisable, all restrictions on restricted stock and restricted stock units, and with respect to performance shares and performance units, all performance goals will be deemed achieved at specified target levels and all other terms and conditions met in the event of we have a change in control or undergo a merger if the successor entity does not assume or substitute all outstanding awards under the 2006 Plan.

▪	Awards under the 2006 Plan are not transferable other than by will or the laws of descent and distribution or unless otherwise is permitted by the administrator.

▪
The 2006 Plan will terminate ten years following the earlier of (i) the date it was adopted by our board of directors or (ii) the date it became effective upon the approval of our shareholders, unless sooner terminated by our board of directors.

On May 21, 2007, our board of directors, upon the recommendation of the compensation committee, approved the grant of non-statutory stock options under the 2006 Plan to certain of our executive officers and directors. We entered into separate stock option agreements with each recipient of the stock option grant on May 30, 2007. These agreements provided for a total of 862,502 shares to vest immediately and an additional 2,750,000 to vest according to the schedule described below.

ORION ETHANOL, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

For the three months ended June 30, 2007, we recognized stock-based compensation expense under the 2006 Plan of $2,945,000. We did not incur any expense under the 2006 Plan in prior periods. The following is a summary of activity for the period.

Term and Vesting Schedule

Subject to the stated term/expiration date of the applicable stock option award or the earlier termination pursuant the 2006 Plan, the vested portion of the stock options become exercisable, in whole or in part, immediately upon grant and remain exercisable for (i) eighteen (18) months in the case of stock options held by an officer and (ii) twelve (12) months in case of stock option held by a director after the holder of the option ceases either to be (a) employed as an officer or (b) a director of the Company, as applicable.

The non-vested portion of the stock option grants become exercisable, in whole or in part, according to the following vesting schedule, subject to, in the case of an officer, such officer's continued employment by the Company or, in the case of a director, such director's continued service to the Company on the relevant vesting date:

Twenty five percent (25%) of the shares subject to the option shall vest upon the occurrence of any of the following events:

(i) Conversion to Common Stock of our outstanding $12.43 million in principal amount of convertible senior notes issued in a private placement on November 3, 2006;

(ii) Closure of financing to expand capacity at our ethanol production facility located at Pratt, Kansas;

(iii) The average daily trading volume of the Common Stock listed on any established stock exchange, national market system, or over-the-counter bulletin board (OTCBB) priced at $3.00 per share exceeds 20,000 shares for a period of 10 consecutive trading days; or

(iv) The average daily trading volume of the Common Stock listed on any established stock exchange, national market system, or OTCBB priced at $5.00 per share exceeds 20,000 shares for a period of 10 consecutive days.

The options, once vested, remain exercisable for eighteen (18) months after the holder of the option ceases to be employed as an officer and/or no longer serves as a director, as applicable.

ORION ETHANOL, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

The following table summarizes our assumptions and outstanding options at June 30, 2007.

Expected volatility	50% - 60%

Weighted-average volatility	50%

Expected dividends	-

Expected term (in years)	2.9 - 9.9

Risk-free rate	5%

A summary of option activity under the 2006 Plan as of June 30, 2007 and changes during the period then ended is presented below:

		Weighted- Average	Weighted-Average Grant	Weighted-AverageRemaining	Aggregate Intrinsic
Options	Shares (000)	Exercise Price	Date Fair Value	Contractual Term	Value($000)

Outstanding at January 1, 2007	-	$-	$-

Granted	3,612,502	5.20	3.26

Exercised	-	-	-

Forfeited or expired	-	-	-

Outstanding at June 30, 2007	3,612,502	$5.20	$-	101	$12,319

Exercisable at June 30, 2007	862,502	$5.20	$-	101	$2,941

Recent accounting pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, “Fair Value Measurements.” This statement establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The provisions of SFAS No. 157 should be applied prospectively as of the beginning of the fiscal year in which SFAS No. 157 is initially applied, except in limited circumstances. We expect to adopt SFAS No. 157 beginning January 1, 2008. We do not expect any impact to our consolidated financial statements upon the adoption of SFAS No. 157.

In February 2007, FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115.” This statement permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities” applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provision of SFAS No. 157. We are currently assessing the impact this standard will have on our results of operations, cash flows and financial position.

ORION ETHANOL, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

In May 2007, the FASB staff issued FASB Staff Position (“FSP”) FIN 48-1, “Definition of Settlement in FASB Interpretation No. 48.” FSP FIN 48-1 clarifies how an enterprise should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits. The guidance in FSP FIN 48-1 is to be applied upon the initial adoption of FIN 48. If FIN 48 was not applied in a manner consistent with this interpretation, the provisions would need to be applied retrospectively to the initial adoption date of FIN 48. We applied FIN 48 in a manner consistent with the provisions of FSP FIN 48-1; therefore, the application of the provisions of FSP FIN 48-1 did not have a material impact on our results of operations, cash flows and financial position.

Note 2. LONG TERM DEBT

A summary of long-term debt obligations are as follows:

(in thousands)	June 30, 2007	December 31, 2006
10% Senior Note(s) due 2011	$38,383	$10,962
12% Subordinated Note(s) due 2012	7,585	7,149
8.75% Senior Note(s) due 2017	11,446	10,513
Subtotal	57,414	28,624
Less: Current maturities	567	165
Total	$56,847	$28,459

Note 3. Income Taxes

We adopted the provisions of FASB Interpretation No. (“FIN”) 48, “Accounting for Uncertainty in Income Taxes,” on January 1, 2007. Previously, we had accounted for tax contingencies in accordance with SFAS No.5, “Accounting for Contingencies.” As required by FIN 48, which clarifies SFAS No. 109, “Accounting for Income Taxes,” we recognize the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority. At the adoption date, we applied FIN 48 to all tax positions for which the statute of limitations remained open. As a result of the implementation of FIN 48, we did not recognize an increase in the liability for unrecognized tax benefits.

We did not have unrecognized tax benefits as of January 1, 2007. There have been no material changes in unrecognized tax benefits since January 1, 2007.

We are subject to income taxes in the U.S. federal jurisdiction and various states jurisdictions. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. With few exceptions, we are no longer subject to U.S. federal, state and local income tax examinations by tax authorities for the years before 2003.

We are not currently under examination by any tax jurisdiction. We do not reasonably expect a material change in the unrecognized tax benefit liability in the next 12 months.

We recognize interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses for all periods presented. We did not have any accrual for the payment of interest and penalties at January 1, 2007. Subsequent changes to accrued interest and penalties have not been significant.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Orion Ethanol, Inc.

We have audited the consolidated balance sheets of Orion Ethanol, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of operations, shareholders'equity and cash flows for each of the years in the two year period ended December 31, 2006 and for the period from January 1, 2003 (inception of development stage) to December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Orion Ethanol, Inc. as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the two year period ended December 31, 2006 and for the period from January 1, 2003 (inception of development stage) to December 31, 2006, in conformity with U.S. generally accepted accounting principles.

HEIN & ASSOCIATES LLP

Houston, Texas
March 19, 2007

Orion Ethanol, Inc.
(A Development Stage Company)
CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31, 2006	December 31, 2005
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$9,480	$124
Prepaid expenses	109	-
Note receivable - related parties	5	-
Total current assets	9,594	124

PROPERTY AND EQUIPMENT
Land and improvements	2,692	2,675
Building and improvements	301	-
Construction in progress	42,466	1,885
Deposits on construction	4,416	-
New site development	548	-
	50,423	$4,560
Less accumulated depreciation and amortization	(23)	-
Net property and equipment	50,400	4,560

OTHER ASSETS
Water rights	1,166	1,166
Land and water options	173	-
Loan costs, net of accumulated amortization of $128 in 2006	(2,543)	-
Long-term deposits	428	-
	4,310	1,166

TOTAL ASSETS	$64,304	$5,850

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$5,723	$-
Accrued expenses	511	-
Advances payable-related parties	552	-
Accrued interest payable	161	-
Current portion of long-term debt	165	-
Total current liabilities	7,112	-

LONG-TERM DEBT
Long-term debt	28,459	-
Senior convertible debt, net of unamortized discount of $11,429	1,001	-
Accrued interest	158	-
	29,618	-

Minority interest in Gateway Holdco, LLC	8,142	-

COMMITMENTS AND CONTINGENCIES (See Note G)

SHAREHOLDERS' EQUITY
Preferred Stock; $.001 par value; 10,000,000 authorized; none issued and outstanding	-	-
Common Stock; $.001 par value; 100,000,000 authorized; 32,661,025 and 2,303,285 issued and outstanding at December 31, 2006 and 2005, respectively	33	3
Additional paid-in capital	30,758	7,795
Accumulated deficit during development stage	(11,359)	(1,948)
Total shareholders' equity	19,432	5,850
TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$64,304	$5,850

See accompanying notes to these consolidated financial statements.

Orion Ethanol, Inc.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)

	For the year Ended December 31, 2006	For the year Ended December 31, 2005	For the Period from January 1, 2003 (inception) through December 31, 2006
REVENUES
Management fee income	$46	$-	$46

OPERATING EXPENSES
Labor, contract labor and payroll taxes	475	245	727
Legal, accounting and consulting	1,533	323	2,973
Non-cash consulting expense	5,553	-	5,553
Severance	511	-	511
Other	389	91	648
	8,461	659	10,412

LOSS FROM OPERATIONS	(8,415)	(659)	(10,366)

OTHER INCOME AND (EXPENSES)
Interest expense	(1,265)	-	(1,265)
Interest income	196	-	199
Other	(70)	-	(70)
Loss before minority interest	(9,554)	(659)	(11,502)
Minority interest in net loss of Gateway Holdco, LLC	143	-	143

NET LOSS	$(9,411)	$(659)	$(11,359)

BASIC AND DILUTED LOSS PER COMMON SHARE	$(0.42)	$(0.29)	$(1.78)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
BASIC AND DILUTED	22,293	2,303	6,368

See accompanying notes to these consolidated financial statements.

Orion Ethanol, Inc.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
(In thousands, except share data)

	Common Shares	Common Stock Par Value	Additional Paid-in Capital	Accumulated Deficit During Development Stage	Shareholder's Equity
Balance January 1, 2003
Issuance of common shares for cash ($3.04 per share)	296,403	$1	$899	$-	$900
Issuance of common shares for property ($2.99 per share)	14,392	-	43		43
Net loss				(289)	(289)
Balance December 31, 2003	310,795	1	942	(289)	654

Issuance of common shares for cash ($3.04 per share)	1,992,490	2	6,048		6,050
Distribution			(58)		(58)
Net loss				(1,000)	(1,000)
Balance December 31, 2004	2,303,285	3	6,932	(1,289)	5,646

Distribution			(100)		(100)
Step-up in basis-change in control			963		963
Net loss				(659)	(659)
Balance December 31, 2005	2,303,285	3	7,795	(1,948)	5,850

Issuance of common shares for cash ($.17 per share)	28,969,455	29	4,971		5,000
Shares issued for acquisition costs ($4.05 per share)	1,371,000	1	5,552		5,553
Shares issued in reverse merger with RTO ($.58 per share)	17,285	-	1 0		10
Beneficial conversion feature of convertible debt			12,430		12,430
Net loss				(9,411)	(9,411)
Balance December 31, 2006	32,661,025	$33	$30,758	$(11,359)	$19,432

See accompanying notes to these consolidated financial statements.

Orion Ethanol, Inc.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the year Ended December 31, 2006	For the year Ended December 31, 2005	For the period From January 1, 2003 (inception) through December 31, 2006
OPERATING ACTIVITIES
Net loss	$(9,411)	$(659)	$(11,359)

Adjustments to reconcile net loss to net cash provided by (used in) operating activities:

Depreciation and amoritzation	23	-	23
Minority interest in net loss of Gateway Holdco, LLC	(143)	-	(143)
Non-cash consulting expense	5,553	-	5,553
Amortization of discount on convertible debt	1,001	-	1,001
Water option expiration	75	-	75
Severance expense	511	-	511

Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(114)	-	(114)
Accounts payable and accrued expenses	6,042	(549)	6,042
Deposits	(428)		(428)

Net cash provided by (used in) operating activities	3,109	(1,208)	1,161

INVESTING ACTIVITIES
Capital expenditures	(41,567)	(1,474)	(46,345)
Deposits on construction	(4,416)	-	(4,416)

Net cash used in investing activities	(45,983)	(1,474)	(50,761)

FINANCING ACTIVITIES
Loan costs	(2,671)	-	(2,671)
Proceeds from long-term debt	28,624	-	28,624
Proceeds from convertible debt	12,430	-	12,430
Issuance of common stock for cash	5,000	-	12,008
Issuance of stock for acquisition	10	-	10
Distributions	-	(100)	(158)
Contribution from minority interest	8,285	-	8,285
Advances from related parties	552	-	552

Net cash provided by (used in) financing activities	52,230	(100)	59,080

Net increase (decrease) in cash and cash equivalents	9,356	(2,782)	9,480
Cash and cash equivalents at beginning of period	124	2,906	-
Cash and cash equivalents at end of period	$9,480	$124	$9,480

See accompanying notes to these consolidated financial statements.

Orion Ethanol, Inc.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006 and 2005

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Orion Ethanol, Inc. (the Company) was originally incorporated in the State of Utah on February 1, 1979, under the name Faro Mining and Milling Corporation for the purpose of developing mining properties. In 1986, the Company's name was changed to T.W.A.R., Inc. and the mining business was discontinued. On June 7, 1995, the Company's name was changed to LenTech Imaging, Inc. The Company had no active business operations from 1986 until August 28, 2006, when a reverse acquisition transaction with Orion Ethanol, LLC (Orion) was completed, as described below.

On April 19, 2006, the Board of Directors approved and authorized the following events (i) a 1,000 to 1 reverse stock split of common stock, (ii) a change of the state of incorporation from Utah to Nevada and (iii) an increase in authorized capital stock from 20,000,000 to 110,000,000 shares (100,000,000 common and 10,000,000 preferred) at $.001 par value per share, and (iv) the change of name to “RTO Holdings, Inc.”

On June 16, 2006, the Company entered into an agreement to merge with and into a newly formed Nevada corporation called RTO Holdings, Inc., (RTO). The merger became effective after the filing of the Articles of Acquisition on June 16, 2006.

On June 21, 2006, Jeff Jenson, the then-principal shareholder, entered into a Stock Purchase Agreement with Halter Financial Investments, L.P., a Texas limited partnership (Halter Financial). Pursuant to the Stock Purchase Agreement, Mr. Jenson sold 11,000 post-reverse split shares of common stock to Halter Financial for a purchase price of $650,000. As a condition of the consummation of the Stock Purchase Agreement, an additional 1,335,000 post-reverse split shares of common stock was sold to Halter Financial and 25,000 post-reverse split shares of common stock to Tryant, LLC, an entity owned and controlled by Mr. Jenson, at a price of $0.01 per share. As a result of these transactions, Halter Financial became the holder of approximately 98% of the Company's issued and outstanding common stock. Upon the consummation of the transactions under the Stock Purchase Agreement and following the resignation of the incumbent officers and directors, Timothy Halter, the principal of Halter Financial, became the Company's officer and director.

Effective June 21, 2006, the Company's symbol on the OTC Bulletin Board was changed to “RTOH.”

Orion Ethanol, Inc.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Reverse Acquisition of Orion

On August 28, 2006, (the Acquisition Date) the Company entered into a Securities Exchange Agreement (the Securities Exchange Agreement) with Orion and Orion's members pursuant to which the Company acquired all of the issued and outstanding membership units of Orion in exchange for a total of 31,272,740 shares of common stock, which constituted 95.75% of the Company's issued and outstanding common stock. As a result of the foregoing transactions, Halter Financial's holdings of the Company's common stock was reduced from approximately 98% to approximately 4% of issued and outstanding common stock. Upon consummation of the exchange transaction, Mr. Halter resigned as the Company's sole officer and director and Patrick N. Barker was appointed as sole director and officer.

Background of Orion Ethanol, LLC.

Orion was formed on August 28, 2006 as a holding company for membership interests in Gateway Holdco, LLC, a Kansas limited liability company and Orion Development, LLC, a Kansas limited liability company. In August 2006, prior to, and in contemplation of, the consummation of the transactions contemplated by the Securities Exchange Agreement, the members of Gateway Holdco (the Former Gateway Members) and the members of Orion Development (the Former Orion Development Members) exchanged their units in Gateway Holdco and Orion Development, respectively, for units of Orion (the Unit Exchanges). Following the Unit Exchanges, Orion became the parent of Gateway Holdco (Orion owns 62% of Gateway Holdco with Indeck Energy Services, Inc. (Indeck), Noble Americas Corp. (Noble) and White Pines, LLC (White Pines) holding minority interests of 23.8%, 9.5% and 4.7% respectively) and Orion Development (Orion owns 100% of Orion Development). Gateway Ethanol, LLC (Gateway), a Kansas limited liability company which was a wholly-owned subsidiary of Gateway Holdco became a majority-owned subsidiary of Orion.

Orion Ethanol, Inc.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Post Reverse Acquisition

Following the reverse acquisition Orion became a wholly-owned subsidiary and the holding company for all of the Company's commercial operations. Commercial operations constitute those of a renewable energy company focusing on commercial ethanol production. Ethanol, or ethyl alcohol, is 200-proof grain alcohol. An ethanol plant produces fuel-grade ethanol, which may be blended in a percentage with gasoline to make a finished motor fuel.

Since the former members of Orion owned a majority of the issued and outstanding shares of the Company's common stock after the reverse acquisition, the transaction was accounted for as a recapitalization of RTO Holdings where Orion is deemed to be the accounting acquirer and has adopted the capital structure of RTO. The assets and liabilities of RTO were therefore deemed to have been acquired by Orion from RTO, at the Acquisition Date. Accordingly, all financial information included in this report on Form 10-KSB prior to the Acquisition Date is that of Orion, as if Orion had been the registrant. The financial information since the Acquisition Date is that of RTO, Orion and other subsidiaries, consolidated.

The Company does not have any active manufacturing operations and has not yet commenced the production of ethanol, however, Gateway Ethanol is currently constructing a 55 million gallon per year dry-grind ethanol plant near Pratt, Kansas (the Pratt facility). The Company has entered into agreements to acquire an aggregate of approximately 1,400 acres of land for the construction of ethanol production facilities at the following locations: Enid, Oklahoma, Shattuck, Oklahoma, Hugoton, Kansas and Colby Kansas. The air quality permits for the planned facilities in Enid, Oklahoma and Shattuck, Oklahoma were signed on October 18, 2006.

Effective November 2, 2006, the Company's name was changed to Orion Ethanol, Inc. to reflect the business as a renewable energy company focusing on commercial ethanol production. The new stock symbol is OEHL.

Orion Ethanol, Inc.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Principles of consolidation

The consolidated financial statements include the accounts of Orion Ethanol, Inc and wholly owned subsidiaries Orion Ethanol, LLC, Orion Development, LLC and a 62.08% owned subsidiary, Gateway Holdco, LLC along with Holdco's wholly owned subsidiary, Gateway Ethanol, LLC. All significant intercompany transactions and balances have been eliminated.

Use of estimates

Preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

The Company considers cash and cash equivalents to include all highly liquid investments with original maturities of three months or less.

Concentrations of credit risk

The Company's cash balances are maintained in depository accounts with high quality financial institutions and, at times, may exceed federally insured limits. The Company does not believe it is exposed to significant credit risk as it relates to cash balances.

Debt service escrow

The senior debt agreement for the Pratt facility requires the maintenance of a debt service escrow. To fund this account, 75% of the excess cash flow from Gateway shall be deposited to the escrow account until the account balance reaches a minimum of $4,150,000. There was no excess cash flow as of December 31, 2006.

Orion Ethanol, Inc.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Fair value of financial instruments

The carrying amounts of financial instruments, including cash and cash equivalents, and accounts payable, approximate fair value because of the relatively short maturity of these instruments. The carrying value of long-term debt, including the current portion, approximates fair value due to either the interest being determined by variable rates, repricing periodically, or because the fixed rate approximates the current market rate of interest available to the Company.

Property and equipment

Property and equipment are stated at cost. Construction in progress consists of amounts incurred for construction of the Pratt facility, capitalized interest and other costs that meet capitalization criteria. Capitalized interest was $999,000 and $0 for the periods ending December 31, 2006, and December 31, 2005 respectively. Depreciation is computed using the straight-line method over the estimated useful lives of the assets when construction is completed and the assets are placed into service.

Impairment of long-lived assets

The Company periodically reviews the carrying value of its property and equipment to determine if events and circumstances exist indicating that the assets might be impaired. If facts or circumstances support the possibility of impairment, the Company will prepare projections of undiscounted cash flows, without interest charges, to determine if the amounts estimated to be generated by those assets are less than the carrying amounts of those assets. If impairment is indicated, an adjustment is made to the carrying amount based on the difference between the sum of the expected future discounted net cash flows and the carrying amount of the asset.

Intangible assets

Intangible assets consist of costs related to water rights and the option to purchase land and water. The water rights are considered to have infinite lives at this time and for that reason will have no corresponding amortization. The Company will evaluate the remaining useful life each year to determine whether events and circumstances continue to support an indefinite useful life. The land and water options have finite lives, one-year. Accordingly, the costs are capitalized as incurred and will be expensed should the options lapse without being exercised. If the options are exercised, the costs of the options will be capitalized as a portion of the cost to acquire the land and water for the project.

Orion Ethanol, Inc.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Loan costs

Loan costs are capitalized and amortized over the term of the related debt using the interest method of amortization.

Organizational and start-up costs

Organizational and start-up costs including professional fees, travel, salaries, insurance and other costs are expensed as incurred.

Earnings Per Share

Earnings per share represents net loss available to common shareholders divided by the weighted average number of common shares outstanding during the period. Weighted average shares were calculated giving effect to the issuance of 31,272,740 shares for all the outstanding units of Orion, as if the reverse acquisition had occurred at the beginning of each period presented.

Income taxes

Income taxes are accounted for in accordance with SFAS No. 109, “Accounting for Income Taxes”, which requires that deferred taxes be provided at enacted tax rates on temporary differences between the carrying amounts of assets and liabilities for financial and tax reporting purposes. A valuation allowance is recorded on net deferred tax assets when it is more likely than not that these assets will not be realized. The Company will file a federal income tax return, which will include the taxable income or loss from Orion, from the Acquisition Date. Prior to the merger transaction, Orion was a non-income tax paying entity. Taxable income or loss flowed through to the members, and the resulting tax liabilities are payable by the members.

Recent Accounting Pronouncements

In September 2006, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements.”  This statement establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements.  SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.

Orion Ethanol, Inc.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent Accounting Pronouncements (continued)

The provisions of SFAS No. 157 should be applied prospectively as of the beginning of the fiscal year in which SFAS No. 157 is initially applied, except in limited circumstances. The Company expects to adopt SFAS No. 157 beginning January 1, 2008.  The Company is currently evaluating the impact that this interpretation may have on our consolidated financial statements.

In September 2006, the SEC released Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (SAB No. 108), which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. The SEC staff believes that registrants should quantify errors using both a balance sheet and an income statement approach and evaluate whether either approach results in quantifying a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. The provisions of SAB No. 108 are effective for the Company beginning in the first quarter of 2007. The Company does not expect any impact to our consolidated financial statements up adoption of SAB No. 108.

In June 2006, FASB Interpretation (FIN) No. 48, “Accounting for Uncertainty in Income Taxes”, an interpretation of FASB Statement 109 Accounting for Income Taxes, was issued.  FIN No. 48 describes accounting for uncertainty in income taxes, and includes a recognition threshold and measurement attribute for recognizing the effect of a tax position taken or expected to be taken in a tax return.  FIN No. 48 is effective for fiscal years beginning after December 15, 2006.  The Company adopted FIN No. 48 on January 1, 2007, but is not expected to have a material effect on the Company's financial condition, results of operations, or cash flows.

In December 2004, SFAS No. 123 “Accounting for Stock-Based Compensation” was revised (“SFAS No. 123R”). SFAS No. 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions and requires that companies record compensation expense for employee stock option awards. SFAS No. 123R is effective for annual periods beginning after June 15, 2005. There was no effect on the Company of adoption of SFAS No. 123R.

Orion Ethanol, Inc.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent Accounting Pronouncements (continued)

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments - an amendment of FASB Statements No. 133 and 140”. SFAS No. 155 amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. This Statement also resolves issues addressed in Statement No. 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.” SFAS No. 155 permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation and clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133. SFAS No. 140 is amended to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 is effective for all financial instruments acquired or issued during fiscal years beginning after September 15, 2006. The Company does not expect this statement to have a material impact on its consolidated financial statements.

NOTE B - PREDECESSOR COMPANIES

Development of the Pratt ethanol plant site began in 2003 with the formation of Southwest Ethanol, LLC (Southwest) on February 27, 2003. On December 27, 2004, Southwest contributed all of the assets related to the future plant site to Wildcat Bio-Energy, LLC (Wildcat) in exchange for an 18% interest in Wildcat.

Wildcat continued development of the Pratt ethanol plant site through 2005. In December 2005, SNB Associates purchased the original Wildcat members' interests resulting in a change in control of Wildcat. Due to the change in control, a step-up in basis of $963,000 was recorded to land and improvements. The step-up was based on a current appraisal.

On March 30, 2006, Wildcat contributed all of its assets related to the ethanol plant site to Gateway Holdco, LLC. These assets consisted of land, land improvements, water rights and construction in progress.

Southwest and Wildcat are considered predecessor companies to Gateway Holdco, LLC and as such are presented in these financial statements as one entity.

Orion Ethanol, Inc.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE C - LONG-TERM DEBT

Long-term debt consists of the following:

	December 31, 2006	December 31, 2005
Note payable to senior lender secured by property tax rebate payments of Gateway Ethanol, variable interest rate at three-year U.S. Treasury Note + 4.25% (8.7% at December 31, 2006), adjusted every three years, monthly interest payments through February 1, 2007 and annual principal and interest payments thereafter, with a final payment due February 1, 2017.	$10,962,000	$-
Note payable to Lurgi, secured by the plant assets under construction, at 12.0% interest, quarterly interest payments through February 2012 with principal due on March 30, 2011	7,149,000	-
Note payable to senior lender secured by property and assets of Gateway Ethanol, variable interest rate at Prime Rate +1.75% (10.0% at December 31,2006), adjusted monthly, principal and interest payments monthly beginning October 1, 2007 with a maturity date of March 31, 2011.	10,513,000	-
Subtotal	28,624,000	-
Less: Current maturities	165,000	-
Total	$28,459,000	$-

Orion Ethanol, Inc.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE C - LONG-TERM DEBT (continued)

Future maturities of long-term debt as of December 31, 2006 are as follows:

Years ending December 31,
2007	$165,000
2008	1,373,000
2009	1,595,000
2010	1,778,000
2011	9,129,000
Thereafter	14,584,000
Total	$28,624,000

On March 30, 2006, Gateway Ethanol and Dougherty Funding, LLC entered into a Tax Increment Secured Promissory Note to provide funding for the Pratt facility. Dougherty agreed to advance Gateway $11,340,000 against future revenues from a Property Tax Increment Rebate Agreement between Gateway Ethanol and Pratt County, Kansas dated February 1, 2006 with a maturity date of February 1, 2017. The initial interest rate is 8.75%, to be adjusted on the third, sixth and ninth anniversaries of the note to a rate per annum equal to the three-year U.S. Treasury Note constant maturity index plus 4.25%. Interest is payable monthly in arrears beginning April 1, 2006 through February 1, 2007 and annually thereafter in arrears on February 1 of each year, commencing on February 1, 2008. The principal of the Note shall be payable on each February 1 commencing February 1, 2008. See Note H.

On March 30, 2006, Gateway entered into a debt agreement with the senior lender, outlining the terms of its construction and term debt financing arrangements. The agreement includes provisions for construction advances up to $54,300,000 for the construction of the ethanol plant in Pratt County. The interest rate is variable at prime plus 1.75%. Interest is payable monthly during construction and principal and interest payments are required upon completion of construction sufficient to fully repay the debt in 10 years. The construction and term debt is secured by substantially all of the assets of Gateway. The debt agreement contains financial and other covenants, and includes restrictions on certain activities of Gateway, such as incurring additional debt. If an event of default, such as failure to make required payments or a failure to comply with covenants after any applicable grace period, were to occur, the senior lender would be entitled to, among other remedies, declare all amounts outstanding under the facility immediately due and payable, and to enforce its security interest and mortgage on the assets of Gateway.

Orion Ethanol, Inc.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE C - LONG-TERM DEBT (continued)

Gateway has obtained a debt service reserve letter of credit of $3,250,000 and a revolving line of credit for up to $7,500,000 for working capital needs through Noble Americas Corp, a member of Gateway. Interest accrues on the line of credit at a rate of LIBOR plus 4.00%. There were no amounts outstanding on these debt agreements at December 31, 2006. See note F.

NOTE D - CONVERTIBLE SENIOR NOTES

On November 3, 2006, the Company entered into several subscription agreements with 19 accredited investors (as defined in Section 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended). Pursuant to the subscription agreements, on November 3, 2006, the investors acquired, in the aggregate, $12,430,000 in principal amount of convertible senior notes. The notes were acquired at face value. Except for Gary C. Evans, CEO, who is also an investor acquiring $1,000,000 in principal amount of notes, the investors do not have any material relationship with the Company or the Company's affiliates other than this transaction.

The notes are unsecured and bear interest at a rate of 8% per annum. Accrued and unpaid interest is payable quarterly. On April 1, 2007, the per annum interest rate increases by 1% per annum to 9% and then by an additional 1% on each quarterly interest payment date thereafter until the earlier of maturity or conversion. The notes mature on October 31, 2008. The notes automatically convert upon the closing of an equity financing that results in $100 million of gross cash proceeds to the Company, including the gross proceeds from the conversion of the notes. If there is such a qualified financing, then the principal amount of the notes would be convertible into the same securities that were issued in the qualified financing utilizing the same valuation as was used in the qualified financing. However if any warrants are issued in the qualified financing, then the holders of the notes would be entitled to twice as many warrants as the investors in the qualified financing.

Also, in accordance with a beneficial conversion feature, at any time after May 1, 2007, at the option of the individual note holders, the outstanding balance of the notes may be converted into the company's common stock at a conversion price of $1.00. The intrinsic value of the conversion option is limited to the amount of proceeds from the notes, or $12,430,000, and is assigned to paid-in capital and treated as a discount on the note payable. The discount on the note will be amortized to interest expense over the term of the note. As of December 31, 2006, the unamortized discount was $11,429,000. The Company does not have the option to prepay the notes without the consent of the holders of a majority in principal amount of the notes.

Orion Ethanol, Inc.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE D - CONVERTIBLE SENIOR NOTES (continued)

In connection with this private placement, the Company also entered into a registration rights agreement with the investors. The registration rights agreement requires the Company to register for re-sale the securities issuable upon conversion of the notes with the times and subject to the terms of the registration rights agreement.

NOTE E - SHAREHOLDERS' EQUITY

Preferred Stock

The Company has 10,000,000 shares of preferred stock authorized. As of December 31, 2006, no shares were issued and outstanding.

Common Stock

The Company has 100,000,000 shares of common stock authorized. As of December 31, 2006, there were 32,661,025 shares issued and outstanding. As described in NOTE A of these financial statements, 1,388,285 shares were issued in connection with the reverse acquisition.

Equity Compensation Plan

On November 28, 2006, the board of directors adopted the 2006 Equity Incentive Plan (the 2006 Plan). The 2006 Plan was approved by written consent of the majority of our shareholders on December 8, 2006. The 2006 Plan reserves 15,000,000 shares of our common stock for issuance in connection with stock options, restricted stock awards and other equity-based awards to be granted under the 2006 Plan. No award has been issued under the 2006 Plan.

The awards (which may include grants of stock options, stock appreciation rights, performance units, restricted stock, restricted stock units or performance shares) under the 2006 Plan are subject to the administration and interpretation by the board of directors or any of its committees administering the 2006 Plan. The following is a summary of principal terms of the 2006 Plan.

Orion Ethanol, Inc.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE E - SHAREHOLDERS' EQUITY (continued)

Equity Compensation Plan (continued)

The exercise price per share for the shares to be issued pursuant to an exercise of a stock option will be no less than the fair market value per share on the grant date, except in the case of an incentive stock option granted to a 10% owner, where the exercise price per share will be no less than 110% of the fair market value per share on the grant date.

The term, vesting regime, exercise date and exercise of the stock option will be set forth under the respective award agreement. The form of payment for the exercise of the stock option is determined by the administrator and may consist of any combination of cash, check, other shares and, to the extent not prohibited by the Sarbanes-Oxley Act of 2002, promissory notes or a cashless exercise program.

Unvested stock options are cancelled as of 90 days after termination of employment as set forth in the respective award agreement and the shares covered by such unvested portion of the award agreement will be forfeited to the Registrant and revert back to the 2006 Plan and the shares subject to the award will become available for future grant or sale under the 2006 Plan. Options that have vested remain exercisable for 90 days after termination; depending on award agreement, other forms of award may terminate on the day of employment termination.

On the date set forth in the award agreement or on a date determined by the administrator, as applicable, all (i) restricted stock grants for which restrictions have not lapsed; (ii) unearned restricted stock units; (iii) stock appreciation rights; and (iv) performance units and shares shall be forfeited to the Registrant and will revert back to the 2006 Plan and the shares subject to the award will become available for future grant or sale under the 2006 Plan.

No more than an aggregate of 2,000,000 shares (or for awards denominated in cash, the fair market value of 2,000,000 shares on the grant date) may be subject to awards under the 2006 Plan to any individual participant in any one fiscal year of the Registrant. In addition, subject to certain terms under the 2006 Plan and the Internal Revenue Code, no more than an aggregate of 5,000,000 shares may be issued under an option that qualifies as an incentive stock option.

Orion Ethanol, Inc.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE F - RELATED PARTIES

Pre-development costs

Upon final completion of the Pratt, Kansas ethanol facility, SNB Associates, LLC, the majority owner of Orion, will become entitled to a payment in an amount not to exceed $830,000 for reimbursement of pre-development costs relating to the Pratt facility. This payment will only be made if there are any unexpended construction contingency or interest reserves at the time of final completion of the Pratt facility. This obligation to reimburse SNB Associates, LLC arises under a verbal understanding of the parties. No payment is anticipated as the Company does not expect to have unexpended reserves upon completion of the facility.

Commitment fee

Wildcat Holdco, LLC, a shareholder of the Company paid a $100,000 commitment fee to the senior lender on behalf Gateway. Gateway is obligated to repay this amount to Wildcat Holdco, LLC without interest and upon demand.  This obligation is pursuant to a verbal arrangement. This amount has been reflected in advances from related parties in the accompanying financial statements.

Energy service agreement

An affiliate of Indeck Energy Services, Inc., a member of Gateway, entered into an Energy Services Agreement with the Company, dated October 21, 2005.  Gateway is required to purchase steam and heated air from Indeck for use at the Pratt facility at a monthly capacity cost of $672,000 and to reimburse Indeck for the raw materials required to generate such steam and heated air.  The monthly capacity cost escalates at a rate of 3% per year over the term of 12 year term of the Energy Services Agreement.  The 12 year term starts at the in-service date of the Pratt facility.

Ethanol marketing agreement

Noble Americas Corp. (Noble), a member of Gateway, entered into an Ethanol Purchase and Sale Agreement with Gateway on December 14, 2005.  Pursuant to the Ethanol Purchase and Sale Agreement, Gateway is required to sell to Noble all of the ethanol that it produces at its Pratt facility at the price at which Noble resells the ethanol less the costs of distribution and a market rate sales commission.  In addition, Noble has arranged a debt service reserve letter of credit and a revolving line of credit for working capital needs, including financing the acquisition of corn input for processing into ethanol.  See Note C.

Orion Ethanol, Inc.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE F - RELATED PARTIES (continued)

Boiler Lease

Gateway has entered into a lease agreement with Indeck, a member, for the design and construction of a natural gas boiler. The operating lease requires 60 monthly lease payments of $93,500, as summarized in the table below, starting when the ethanol plant is operational, but no later than January 1, 2008. Should final completion of the plant per Gateway's construction agreement with Lurgi not be met by August 1, 2007, Gateway shall be obligated to pay Indeck a sum of $25,000 per month until January 1, 2008.

The minimum annual payments are as follows:

2007	$561,000
2008	1,122,000
2009	1,122,000
2010	1,122,000
2011	1,122,000
Thereafter	561,000
Total	$5,610,000

Corn Supply Agreement

Cargill, Incorporated, a shareholder of the Company, entered into a Corn Supply Agreement with Gateway on March 30, 2006.  Pursuant to the Corn Supply Agreement, the Company is required to purchase exclusively from Cargill all of their grain requirements. The Company will pay Cargill the agreed price of the grain plus a grain origination fee.

 Distillers Grain Marketing Agreement

Cargill, Incorporated, a member of the Company, entered into a Distillers Grain Marketing Agreement with Gateway on March 30, 2006.  Pursuant to the Distillers Grain Marketing Agreement, Gateway is required to sell to Cargill all of the Distillers Grain that it produces at its Pratt facility at the price at which Cargill resells the distillers grain less the costs of distribution and a market rate sales commission.

Orion Ethanol, Inc.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE G - COMMITMENTS AND CONTINGENCIES

Plant Construction Project

On January 31, 2006, Gateway entered into agreements for the construction of a grain and dry distiller's grain handling and storage facility and a loop rail facility in connection with the proposed ethanol plant. On March 30, 2006, Gateway entered into an agreement for the construction of the ethanol plant. The project is expected to be completed during 2007 with estimated direct project costs of $75,400,000 and total project costs of $93,000,000. At December 31, 2006 and December 31, 2005, construction costs of $42,466,000 and $1,885,000 respectively, are included in construction in progress.

Construction of Electrical Substation

On March 30, 2006, Gateway entered into agreements for the construction of an electrical substation. Under these agreements, land owned by Gateway is leased to an unrelated third-party for a minimum of five and up to 10 years under the condition that the third-party must build a substation according to specifications and sublease it back to Gateway for $23,303 per month. Company has the right to purchase the substation at a Fair Market Value after 60 months. The Fair Market Value will be negotiated by Gateway and the sublessor. Should the two parties be unable to reach an agreement on the value, an independent appraisal will be used to determine the value of the facility.

Environmental Compliance

Substantially all of the Company's facilities will be subject to federal, state, and local regulations relating to the discharge of materials into the environment. Management believes that the currently anticipated practices and procedures for the control and disposition of such wastes comply with the applicable federal, state and local requirements.

Risk Management Agreements

On March 30, 2006, Gateway entered into agreements with Cargill, Incorporated to manage its exposure to price risk related to forecasted corn, forward corn purchase contracts, and natural gas after the ethanol plant is operational.

Orion Ethanol, Inc.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE G - COMMITMENTS AND CONTINGENCIES (continued)

Risk Management Agreements (continued)

These agreements have an initial term of 10 years. Gateway also entered into an exclusive distiller grain marketing agreement with Cargill, Incorporated that will commence on the first day of distiller grain sales and continue for an initial term of 10 years. The agreement calls for a fixed marketing fee percentage based upon sales with a minimum annual production of 13,800 tons per month. Cargill Biofuels, LLC, an affiliate of Cargill, Incorporated, is a shareholder of the Company.

Water Purchase Agreement

Gateway has entered into an agreement with the City of Pratt to purchase a minimum of 800 acre feet of water annually for a term of twenty years. The agreement calls for an initial rate of 39.95 cents per 1000 gallons of water plus 1/120 th per month of the city's cost of extending a pipeline to the facility. In addition, the agreement allows for a 2% annual rate adjustment.

Electricity Purchase Agreement

Gateway has entered into an agreement with Ninnescah Rural Electric Cooperative Association for the delivery of electricity to the facility for a term of ten years at the KEPCO 11/06/2003 rates.

Financial Advisory Agreement

On May 18, 2006, the Company entered into a Financial Advisory Agreement with Halter Financial Group, L.P. In this agreement, Halter agreed to provide certain financial advisory and consulting services related to the Company's efforts to go public via a public shell corporation and to advise the Company in its efforts to complete an equity financing transaction. In return for these services , Halter received 4.25% of the public entity's common stock. In addition, Halter Financial will be paid $450,000 for the purchase of the public shell to be paid in conjunction with the Company's equity financing transaction. This amount has been accrued and included in advances from related parties in the accompanying financial statements.

Orion Ethanol, Inc.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE G - COMMITMENTS AND CONTINGENCIES (continued)

Employee Severance Expense

Effective November 22, 2006 the Company eliminated the position of Chief Operating Officer and reassigned the prior duties of the office to the other executive officers of the company. Pursuant to his employment contract, the Company's then current Chief Operating Officer, Richard Jarboe, resigned and is requesting severance payment. The Company is currently negotiating a settlement with Mr. Jarboe. At December 31, 2006 the company recorded the estimated maximum potential liability of $511,000 as severance expense.

NOTE H- PROPERTY TAX REBATES

On February 1, 2006, the Company entered into a property tax rebate agreement with Pratt County, Kansas. The agreement allows 95% of taxes collected associated with the ethanol plant for years 2007 through 2012 and 75% of the taxes for years 2013 through 2016 to be rebated. See Note C.

NOTE I - INCOME TAXES

Income tax rate differs from the statutory federal income tax rate of 35% as follows:

	2006	2005
Tax benefit at U.S. federal statutory rate	(35)%	(35)%
Nondeductible merger costs	23	-
Pre-merger costs	2	35
Nondeductible interest on convertible debt	4	-
Pre-merger loss	7	-
Other	(1)	-
Effective rate	0%	0%

Orion Ethanol, Inc.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE I - INCOME TAXES (continued)

The tax effects of temporary differences which give rise to significant portions of deferred tax assets or liabilities and the corresponding valuation allowance at December 31, 2006 are as follows:

IRS Sec. 263(a) capitalized expenses	$346,502
Start-up costs	298,833
Severance reserve	198,452
Depreciation	6,524
Total deferred tax asset	850,311
Valuation allowance	(850,311)
Net deferred tax asset, noncurrent	$-

Deferred tax assets have resulted primarily from the Company's future deductible temporary differences. There were no deductible temporary differences at December 31, 2005. The Company's ability to realize its deferred tax assets depends upon the generation of sufficient future taxable income to allow for the utilization of deductible temporary differences and tax planning strategies. There were no significant differences between the book basis and tax basis of liabilities as of December 31, 2006 or 2005.

ORION ETHANOL, INC.

32,676,142 shares of common stock

PROSPECTUS

___________ , 2007

Dealer Prospectus delivery obligation

Until 90 days from the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 24. Indemnification of Directors and Officers

Our bylaws provide for the indemnification of our directors and officers, past, present and future, under certain circumstance, against attorney’s fees, judgments, fines and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on behalf of us. We will also bear expenses of such litigation for any of our directors, officers, employees or agents upon such persons promise to repay us therefor if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.

Insofar as indemnification by us for liabilities arising under the Securities Exchange Act of 1934 may be permitted to our directors, officers and controlling persons pursuant to provisions of the Articles of Incorporation and Bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

Item 25. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts, other than the SEC registration fee, are estimates. We will pay all these expenses.

	Amount to be Paid
SEC Registration Fee	$
Printing Fees and Expenses		1,000
Legal Fees and Expenses		75,000
Accounting Fees and Expenses		5,000
Blue Sky Fees and Expenses		3,000
Miscellaneous		2,000
Total	$

Item 26. Recent Sales of Unregistered Securities

On November 3, 2006, we entered into several subscription agreements with 19 accredited investors (as defined in Section 501(a) of Regulation D promulgated under the Securities Act of 1933). Pursuant to the subscription agreements, on November 3, 2006, the investors acquired, in the aggregate, $12,430,000 in principal amount of convertible senior notes. The notes were acquired at face value. Except for Gary C. Evans, who is also an investor acquiring $1,000,000 in principal amount of notes, the investors do not have any material relationship with us or our affiliates other than in respect of this transaction.

Item 27. Exhibits and Financial Statement Schedules

The following exhibits are included as part of this Form SB-2.

Exhibit No.	Description
2.1

Securities Exchange Agreement, dated August 28, 2006, among Orion, Orion Ethanol, LLC and members of Orion Ethanol, LLC. [Filed as Exhibit 2.1 to the Form 8-K filed with Commission on August 29, 2006].

2.2
Unit Exchange Agreement, dated as of August 28, 2006, among Orion Ethanol, LLC and of the members of Orion Development, LLC. [Filed as Exhibit 2.2 to the Form 8-K filed with the Commission on August 29, 2006].

2.3
Unit Exchange Agreement, dated August 28, 2006, among Orion Ethanol, LLC and each of the member of Gateway Holdco, LLC. [Filed as Exhibit 2.3 to the Form 8-K filed with the Commission on August 29, 2006].

3.1
Amended Articles of Incorporation. [Filed as Exhibit to Information Statement on Schedule 14C filed with the Commission on October 23, 2006 (Change of Name); Filed as Exhibit to Information Statement on Schedule 14C with the Commission on December 21, 2006 (Blank check shares)].

3.2	Amended and Restated Bylaws [Filed as Exhibit 3.1 to Form the Form 8-K filed with the Commission on October 10, 2006].
3.3	Amended and Restated Orion Ethanol, LLC Operating Agreement, dated August 2, 2006 [Filed as Exhibit 3.3 to the Form 8-K filed with the Commission on August 29, 2006].
3.4	Gateway Holdco, LLC Operating Agreement, dated March 30, 2006. [Filed as Exhibit 3.4 to the Form 8-K filed with the Commission on August 29, 2006].
3.5	Gateway Ethanol, LLC Operating Agreement, dated March 30, 2006. [Filed as Exhibit 3.5 to the Form 8-K filed with the Commission on August 29, 2006].
3.6	Amended and Restated Orion Development, LLC Operating Agreement, dated August 28, 2006. [Filed as Exhibit 3.6 to the Form 8-k filed with the Commission on August 29, 2006].
4.1	Form of Senior 8% Convertible Note. [Filed as Exhibit 4.1 to the Form 8-K filed with the Commission on November 7, 2006].
4.2	Consent to amendment of Orion Ethanol Inc. Convertible Senior Note [Filed as Exhibit 4.1 to the Form 8-K filed with the Commission on June 4, 2007
4.3	Restricted Stock Agreement effective as of May 30, 2007, by and between Orion Ethanol, Inc. and Gary C. Evans. [Filed as Exhibit 4.1 to the Form 8-K filed with the Commission on June 4, 2007].
4.4	Form of Stock Option Agreement (delayed vesting) [Filed as Exhibit 4.2 to the Form 8-K filed with the Commission on June 4, 2007].
4.5	Form of Stock Option Agreement (immediate vesting) [Filed as Exhibit 4.3 to the Form 8-K filed with the Commission on June 4, 2007].
5*	Opinion of Thelen Reid Brown Raysman & Steiner LLP, as to the validity under Nevada law of the Securities being registered hereunder
10.1	Financial Advisory Agreement, dated May 18, 2006, between Halter Financial Group, L.P. and Orion Ethanol. [Filed as Exhibit 10.1 to the Form 8-K filed with the Commission on August 29, 2006].
10.2	Ground Lease, dated March 30, 2006, between Gateway Ethanol and Power To Go, L.L.C. [Filed as Exhibit 10.2 to the Form 8-K filed with the Commission on August 29, 2006].

Exhibit No.	Description
10.3	Sublease Agreement, dated March 30, 2006, between Power to Go, L.L.C. and Gateway Ethanol, LLC. [Filed as Exhibit 10.3 to the Form 8-K filed with the Commission on August 29, 2006].
10.4	Loan and Security Agreement, dated March 30, 2006 between Gateway Ethanol and Dougherty Funding. [Filed as Exhibit
10.5
Tax Increment Secured Promissory Note by Gateway Ethanol, LLC in favor of Dougherty Funding, LLC in the principal amount of $11,340,000. [Filed as Exhibit 10.5 to the Form 8-K filed with the Commission on August 29, 2006].

10.6	Working Capital Facilities Term Sheet, dated February 2, 2006, between Gateway Ethanol and Noble Americas. [Filed as Exhibit 10.6 to the Form 8-K filed with the Commission on August 29, 2006].
10.7	Agreement for Letter of Credit, dated March 29, 2006, between Gateway Ethanol and Noble Americas. [Filed as Exhibit 10.7 to the Form 8-K filed with the Commission on August 29, 2006].
10.8	Subordinated Loan Agreement, dated March 30, 2006, between Gateway Ethanol, LLC and Lurgi PSI. [Filed as Exhibit 10.8 to the Form 8-K filed with the Commission on August 29, 20061.
10.9	Employment Agreement between Orion Ethanol, LLC and Dr. Patrick N. Barker, dated August 15, 2006. [Filed as Exhibit 10.9 to the Form 8-K filed with the Commission on August 29, 2006].
10.10	Employment Agreement between Orion Ethanol, LLC and H. Richard Jarboe, dated August 15, 2006. [Filed as Exhibit 10.10 to the Form 8-K filed with the Commission on August 29, 2006].
10.11	Employment Agreement between Orion Ethanol, LLC and Lane Hamm, dated August 15, 2006. [Filed as Exhibit 10.11 to the Form 8-K filed with the Commission on August 29, 2006].
10.12	Employment Agreement between Orion Ethanol, LLC and Joshua Barker, dated August 15, 2006. [Filed as Exhibit 10.12 to the Form 8-K filed with the Commission on August 29, 2006].
10.13	Employment Agreement between Orion Ethanol, LLC and Timothy Barker, dated August 15, 2006. [Filed as Exhibit 10.13 to the Form 8-K filed with the Commission on August 29, 2006].
10.14
Property Tax Increment Rebate Agreement dated as of February 1, 2006 between Pratt County, Kansas and Gateway Ethanol, LLC. [Filed as Exhibit 10.14 to the Form 8-K filed with the Commission on August 29, 2006].

10.15
Natural Gas Risk Management Advisory Agreement, dated March 30, 2006, by and between Cargill Commodity Services, Inc., d/b/a Cargill Energy Services and Gateway Ethanol, LLC and Cargill, Inc. [Filed as Exhibit 10.15 to the Form 8-K filed with the Commission on October 6, 2006, portions of which exhibit were omitted pursuant to a request for confidential treatment].

Exhibit No.	Description
10.16

Energy Supply Representation and Management Agreement, dated as of March 30, 2006, by and between Cargill, Inc., through its Cargill Energy and Risk Management Solutions division and Gateway Ethanol. [Filed as Exhibit 10.16 to the Form 8-K filed with the Commission on October 6, 2006, portions of which exhibit were omitted pursuant to a request for confidential treatment].

10.17
Corn Supply Agreement, dated as of March 30, 2006, by and between Cargill, Inc., through its AgHorizons Business Unit and Gateway Ethanol. [Filed as Exhibit 10.17 to the Form 8-K filed with the Commission on October 6, 2006, portions of which exhibit were omitted pursuant to a request for confidential treatment].

10.18
Futures Advisory Agreement, dated as of March 30, 2006, by and between Cargill Commodity Services, Inc d/b/a Cargill Direct and Gateway Ethanol, LLC. [Filed as Exhibit 10.15 to the Form 8-K filed with the Commission on October 6, 2006, portions of which exhibit were omitted pursuant to a request for confidential treatment].

10.19
CD Protein and Grain Risk Management Program Disclosure Document dated as of January 12, 2006. [Filed as Exhibit 10.19 to the Form 8-K filed with the Commission on October 6, 2006, portions of which exhibit were omitted pursuant to a request for confidential treatment].

10.20
Ethanol Purchase and Sale Agreement, dated as of December 14, 2005, by and between Noble Americas Corp. and Gateway Ethanol, LLC. [Filed as Exhibit 10.15 to the Form 8-K filed with the Commission on October 6, 2006, portions of which exhibit were omitted pursuant to a request for confidential treatment].

10.21
Master Agreement dated, as of March 30, 2006, by and between Cargill, Inc., Cargill Commodity Services, Inc. and Gateway Ethanol, LLC. [Filed as Exhibit 10.21 to the Form 8-K filed with the Commission on October 6, 2006].

10.22
Base Contract for Sale and Purchase of Natural Gas, dated as of March 30, 2006, by and between Cargill, Inc and Gateway Ethanol, LLC. [Filed as Exhibit 10.22 to the Form 8-K filed with the Commission on October 6, 2006].

10.23
Distillers Grains Marketing Agreement, dated as of March 30, 2006, by and between Cargill, Inc and Gateway Ethanol, LLC. [Filed as Exhibit 10.23 to the Form 8-K filed with the Commission on October 6, 2006].

10.24
Option to Purchase Real Property Agreement, dated as of October 5, 2006, by and between Charter Equities, Inc. and Orion Ethanol, LLC. [Filed as Exhibit 10.1 to the Form 8-K filed with the Commission on October 25, 2006].

10.25	Form of Subscription Agreement. [Filed as Exhibit 10.1 to the Form 8-K filed with the Commission on November 7, 2006].
10.26
Registration Rights Agreement, dated November 3, 2006, among Orion Ethanol, Inc. and the several investors party thereto. [Filed as Exhibit 10.2 to the Form 8-K filed with the Commission on November 7, 2006].

10.27	Promissory Notes dated September 1, 2006 by Orion Ethanol, LLC and each of Patrick Barker, Timothy Barker and Jerry Nash respectively.
10.28	Orion Ethanol, Inc. 2006 Equity Incentive Plan. [Filed as Exhibit 10.1 to the Form 8-K filed with the Commission on December 4, 2006].
10.29	Separation Agreement and Release, dated as of March 7, 2007, by and between Orion Ethanol, Inc. and Richard Jarboe [Filed as Exhibit 10.1 to the Form 8-K filed with the Commission on March 10, 2007].

Exhibit No.	Description
10.30

Security Holder Consent and First Amendatory Agreement dated as of August 15, 2007, by and between Orion Ethanol, Inc. and the holders of its 8% Convertible Senior Notes. [Filed as Exhibit 10.1 to the Form 10-QSB filed with the Commission on August 20, 2007.]

10.31	Form of Lock-up Agreement between Orion Ethanol, Inc. and certain holders of its 8% Convertible Senior Notes. [Filed as Exhibit 10.2 to the Form 10-QSB filed with the Commission on August 20, 2007.]
10.32	Form of Warrant [Filed as Exhibit 10.3 to the Form 10-QSB filed with the Commission on August 20, 2007.]
14.1	Code of Ethics. [Filed as Exhibit 14.1 to the Form 8-K filed with the Commission on August 29, 20061.
16.1	Letter from Mantyla McReynolds regarding change in certifying accountants. [Filed as Exhibit 16.1 to the Form 8-K filed with the Commission on August 29, 2006].
21.1	Subsidiaries. [Filed as Exhibit 21.1 to the Form 8-K filed with the Commission on August 29, 2006].
23.1*	Consent of Thelen Reid Brown Raysman & Steiner LLP (included in Exhibit (5)
23.2*	Consent of Hein & Associates LLP
______________
* Filed herewith.

Item 28. Undertakings

The undersigned registrant hereby undertakes to:

File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(a) Include any prospectus required by Section 10(a)(3) of the Securities Act, and

(b) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(c) Include any additional or changed material information on the plan of distribution.

For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

For purposes of determining any liability under the Securities Act to any purchaser in the initial distribution of the securities, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act (Sections 230.424(b)(1), (4) or 230.497(h)) as part of this registration statement as of the time the Commission declared it effective.

For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has duly caused this Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in Pratt, Kansas, on the 27th day of September, 2007.

Orion Ethanol, Inc.
By:	/s/ Joshua N. Barker
Joshua N. Barker Acting Chief Executive Officer

/s/ Douglas Donaghue
Douglas Donaghue Principal Accounting Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints J. Porter Loomis and Dr. Patrick N. Barker, and each of them, his or her attorney-in-fact, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments and abbreviated registration statements), and any and all registration statements filed pursuant to Rule 462 or Rule 429 under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of common stock of Orion Ethanol, Inc., and to file or cause to be filed the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form SB-2 has been signed by the following persons in the capacities indicated on September 27, 2007.

Signatures	Title	Date

/s/ Patrick N. Barker	Director, Chairman of the Board	September 27, 2007
Patrick N. Barker

/s/ Douglas Donaghue	Chief Financial Officer (Principal	September 27, 2007
Douglas Donaghue	Financial Officer & Principal Accounting Officer)

/s/ Jerry Nash	Director	September 27, 2007
Jerry Nash

	Director	September 27, 2007
Wallace Stanberry

/s/ J. Porter Loomis	Director	September 27, 2007
J. Porter Loomis

/s/ J.L. Butch Meibergen	Director	September 27, 2007
J.L. Butch Meibergen

	Director	September 27, 2007
Gary C. Evans

EXHIBIT INDEX

Exhibit No.	Description
2.1

Securities Exchange Agreement, dated August 28, 2006, among Orion, Orion Ethanol, LLC and members of Orion Ethanol, LLC. [Filed as Exhibit 2.1 to the Form 8-K filed with Commission on August 29, 2006].

2.2
Unit Exchange Agreement, dated as of August 28, 2006, among Orion Ethanol, LLC and of the members of Orion Development, LLC. [Filed as Exhibit 2.2 to the Form 8-K filed with the Commission on August 29, 2006].

2.3
Unit Exchange Agreement, dated August 28, 2006, among Orion Ethanol, LLC and each of the member of Gateway Holdco, LLC. [Filed as Exhibit 2.3 to the Form 8-K filed with the Commission on August 29, 2006].

3.1
Amended Articles of Incorporation. [Filed as Exhibit to Information Statement on Schedule 14C filed with the Commission on October 23, 2006 (Change of Name); Filed as Exhibit to Information Statement on Schedule 14C with the Commission on December 21, 2006 (Blank check shares)].

3.2	Amended and Restated Bylaws [Filed as Exhibit 3.1 to Form the Form 8-K filed with the Commission on October 10, 2006].
3.3	Amended and Restated Orion Ethanol, LLC Operating Agreement, dated August 2, 2006 [Filed as Exhibit 3.3 to the Form 8-K filed with the Commission on August 29, 2006].
3.4	Gateway Holdco, LLC Operating Agreement, dated March 30, 2006. [Filed as Exhibit 3.4 to the Form 8-K filed with the Commission on August 29, 2006].
3.5	Gateway Ethanol, LLC Operating Agreement, dated March 30, 2006. [Filed as Exhibit 3.5 to the Form 8-K filed with the Commission on August 29, 2006].
3.6	Amended and Restated Orion Development, LLC Operating Agreement, dated August 28, 2006. [Filed as Exhibit 3.6 to the Form 8-k filed with the Commission on August 29, 2006].
4.1	Form of Senior 8% Convertible Note. [Filed as Exhibit 4.1 to the Form 8-K filed with the Commission on November 7, 2006].
4.2	Consent to amendment of Orion Ethanol Inc. Convertible Senior Note [Filed as Exhibit 4.1 to the Form 8-K filed with the Commission on June 4, 2007
4.3	Restricted Stock Agreement effective as of May 30, 2007, by and between Orion Ethanol, Inc. and Gary C. Evans. [Filed as Exhibit 4.1 to the Form 8-K filed with the Commission on June 4, 2007].
4.4	Form of Stock Option Agreement (delayed vesting) [Filed as Exhibit 4.2 to the Form 8-K filed with the Commission on June 4, 2007].
4.5	Form of Stock Option Agreement (immediate vesting) [Filed as Exhibit 4.3 to the Form 8-K filed with the Commission on June 4, 2007].
5*	Opinion of Thelen Reid Brown Raysman & Steiner LLP, as to the validity under Nevada law of the Securities being registered hereunder
10.1	Financial Advisory Agreement, dated May 18, 2006, between Halter Financial Group, L.P. and Orion Ethanol. [Filed as Exhibit 10.1 to the Form 8-K filed with the Commission on August 29, 2006].
10.2	Ground Lease, dated March 30, 2006, between Gateway Ethanol and Power To Go, L.L.C. [Filed as Exhibit 10.2 to the Form 8-K filed with the Commission on August 29, 2006].

Exhibit No.	Description
10.3	Sublease Agreement, dated March 30, 2006, between Power to Go, L.L.C. and Gateway Ethanol, LLC. [Filed as Exhibit 10.3 to the Form 8-K filed with the Commission on August 29, 2006].
10.4	Loan and Security Agreement, dated March 30, 2006 between Gateway Ethanol and Dougherty Funding. [Filed as Exhibit
10.5
Tax Increment Secured Promissory Note by Gateway Ethanol, LLC in favor of Dougherty Funding, LLC in the principal amount of $11,340,000. [Filed as Exhibit 10.5 to the Form 8-K filed with the Commission on August 29, 2006].

10.6	Working Capital Facilities Term Sheet, dated February 2, 2006, between Gateway Ethanol and Noble Americas. [Filed as Exhibit 10.6 to the Form 8-K filed with the Commission on August 29, 2006].
10.7	Agreement for Letter of Credit, dated March 29, 2006, between Gateway Ethanol and Noble Americas. [Filed as Exhibit 10.7 to the Form 8-K filed with the Commission on August 29, 2006].
10.8	Subordinated Loan Agreement, dated March 30, 2006, between Gateway Ethanol, LLC and Lurgi PSI. [Filed as Exhibit 10.8 to the Form 8-K filed with the Commission on August 29, 20061.
10.9	Employment Agreement between Orion Ethanol, LLC and Dr. Patrick N. Barker, dated August 15, 2006. [Filed as Exhibit 10.9 to the Form 8-K filed with the Commission on August 29, 2006].
10.10	Employment Agreement between Orion Ethanol, LLC and H. Richard Jarboe, dated August 15, 2006. [Filed as Exhibit 10.10 to the Form 8-K filed with the Commission on August 29, 2006].
10.11	Employment Agreement between Orion Ethanol, LLC and Lane Hamm, dated August 15, 2006. [Filed as Exhibit 10.11 to the Form 8-K filed with the Commission on August 29, 2006].
10.12	Employment Agreement between Orion Ethanol, LLC and Joshua Barker, dated August 15, 2006. [Filed as Exhibit 10.12 to the Form 8-K filed with the Commission on August 29, 2006].
10.13	Employment Agreement between Orion Ethanol, LLC and Timothy Barker, dated August 15, 2006. [Filed as Exhibit 10.13 to the Form 8-K filed with the Commission on August 29, 2006].
10.14
Property Tax Increment Rebate Agreement dated as of February 1, 2006 between Pratt County, Kansas and Gateway Ethanol, LLC. [Filed as Exhibit 10.14 to the Form 8-K filed with the Commission on August 29, 2006].

10.15
Natural Gas Risk Management Advisory Agreement, dated March 30, 2006, by and between Cargill Commodity Services, Inc., d/b/a Cargill Energy Services and Gateway Ethanol, LLC and Cargill, Inc. [Filed as Exhibit 10.15 to the Form 8-K filed with the Commission on October 6, 2006, portions of which exhibit were omitted pursuant to a request for confidential treatment].

Exhibit No.	Description
10.16

Energy Supply Representation and Management Agreement, dated as of March 30, 2006, by and between Cargill, Inc., through its Cargill Energy and Risk Management Solutions division and Gateway Ethanol. [Filed as Exhibit 10.16 to the Form 8-K filed with the Commission on October 6, 2006, portions of which exhibit were omitted pursuant to a request for confidential treatment].

10.17
Corn Supply Agreement, dated as of March 30, 2006, by and between Cargill, Inc., through its AgHorizons Business Unit and Gateway Ethanol. [Filed as Exhibit 10.17 to the Form 8-K filed with the Commission on October 6, 2006, portions of which exhibit were omitted pursuant to a request for confidential treatment].

10.18
Futures Advisory Agreement, dated as of March 30, 2006, by and between Cargill Commodity Services, Inc d/b/a Cargill Direct and Gateway Ethanol, LLC. [Filed as Exhibit 10.15 to the Form 8-K filed with the Commission on October 6, 2006, portions of which exhibit were omitted pursuant to a request for confidential treatment].

10.19
CD Protein and Grain Risk Management Program Disclosure Document dated as of January 12, 2006. [Filed as Exhibit 10.19 to the Form 8-K filed with the Commission on October 6, 2006, portions of which exhibit were omitted pursuant to a request for confidential treatment].

10.20
Ethanol Purchase and Sale Agreement, dated as of December 14, 2005, by and between Noble Americas Corp. and Gateway Ethanol, LLC. [Filed as Exhibit 10.15 to the Form 8-K filed with the Commission on October 6, 2006, portions of which exhibit were omitted pursuant to a request for confidential treatment].

10.21
Master Agreement dated, as of March 30, 2006, by and between Cargill, Inc., Cargill Commodity Services, Inc. and Gateway Ethanol, LLC. [Filed as Exhibit 10.21 to the Form 8-K filed with the Commission on October 6, 2006].

10.22
Base Contract for Sale and Purchase of Natural Gas, dated as of March 30, 2006, by and between Cargill, Inc and Gateway Ethanol, LLC. [Filed as Exhibit 10.22 to the Form 8-K filed with the Commission on October 6, 2006].

10.23
Distillers Grains Marketing Agreement, dated as of March 30, 2006, by and between Cargill, Inc and Gateway Ethanol, LLC. [Filed as Exhibit 10.23 to the Form 8-K filed with the Commission on October 6, 2006].

10.24
Option to Purchase Real Property Agreement, dated as of October 5, 2006, by and between Charter Equities, Inc. and Orion Ethanol, LLC. [Filed as Exhibit 10.1 to the Form 8-K filed with the Commission on October 25, 2006].

10.25	Form of Subscription Agreement. [Filed as Exhibit 10.1 to the Form 8-K filed with the Commission on November 7, 2006].
10.26
Registration Rights Agreement, dated November 3, 2006, among Orion Ethanol, Inc. and the several investors party thereto. [Filed as Exhibit 10.2 to the Form 8-K filed with the Commission on November 7, 2006].

10.27	Promissory Notes dated September 1, 2006 by Orion Ethanol, LLC and each of Patrick Barker, Timothy Barker and Jerry Nash respectively.
10.28	Orion Ethanol, Inc. 2006 Equity Incentive Plan. [Filed as Exhibit 10.1 to the Form 8-K filed with the Commission on December 4, 2006].
10.29	Separation Agreement and Release, dated as of March 7, 2007, by and between Orion Ethanol, Inc. and Richard Jarboe [Filed as Exhibit 10.1 to the Form 8-K filed with the Commission on March 10, 2007].

Exhibit No.	Description
10.30

Security Holder Consent and First Amendatory Agreement dated as of August 15, 2007, by and between Orion Ethanol, Inc. and the holders of its 8% Convertible Senior Notes. [Filed as Exhibit 10.1 to the Form 10-QSB filed with the Commission on August 20, 2007.]

10.31	Form of Lock-up Agreement between Orion Ethanol, Inc. and certain holders of its 8% Convertible Senior Notes. [Filed as Exhibit 10.2 to the Form 10-QSB filed with the Commission on August 20, 2007.]
10.32	Form of Warrant [Filed as Exhibit 10.3 to the Form 10-QSB filed with the Commission on August 20, 2007.]
14.1	Code of Ethics. [Filed as Exhibit 14.1 to the Form 8-K filed with the Commission on August 29, 20061.
16.1	Letter from Mantyla McReynolds regarding change in certifying accountants. [Filed as Exhibit 16.1 to the Form 8-K filed with the Commission on August 29, 2006].
21.1	Subsidiaries. [Filed as Exhibit 21.1 to the Form 8-K filed with the Commission on August 29, 2006].
23.1*	Consent of Thelen Reid Brown Raysman & Steiner LLP (included in Exhibit (5)
23.2*	Consent of Hein & Associates LLP

______________
*Filed herewith